     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2001
                                                      REGISTRATION NO. 333-57112


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                                  FIRST BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          North Carolina                               6022                         56-1421916
(STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                              341 NORTH MAIN STREET
                               POST OFFICE BOX 508
                         TROY, NORTH CAROLINA 27371-0508
                                 (910) 576-6171
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES H. GARNER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  FIRST BANCORP
                              341 NORTH MAIN STREET
                               POST OFFICE BOX 508
                         TROY, NORTH CAROLINA 27371-0508
                                 (910) 576-6171
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                -----------------

                                 WITH COPIES TO:

   HENRY H. RALSTON                 JAMES G. HUDSON, JR.               EDWARD C. WINSLOW III
  ROBINSON, BRADSHAW                PRESIDENT AND CHIEF              BROOKS, PIERCE, MCLENDON,
    & HINSON, P.A.                   EXECUTIVE OFFICER               HUMPHREY & LEONARD, L.L.P.
101 NORTH TRYON STREET,             CENTURY BANCORP, INC.              2000 RENAISSANCE PLAZA
      SUITE 1900                     22 WINSTON STREET                  230 NORTH ELM STREET
      CHARLOTTE,                        THOMASVILLE,                    POST OFFICE BOX 26000
 NORTH CAROLINA 28246               NORTH CAROLINA 27360                     GREENSBORO,
   (704) 377-2536                      (336) 475-4663                    NORTH CAROLINA 27420
                                                                           (336) 373-8850

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the merger described in this Registration Statement becomes effective.

         If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                    Proposed                Proposed
 Title of Each Class of                              Maximum                 Maximum
    Securities to be          Amount to be        Offering Price        Aggregate Offering            Amount of
       Registered              Registered           Per Unit(1)              Price(1)             Registration Fee
------------------------------------------------------------------------------------------------------------------
      Common Stock, no
        par value                590,000             $17.6875               $10,435,625             $2,608.91(2)
==================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price on the Nasdaq National Market System on March 14, 2001.


(2) This fee was paid at the time of initial filing of this Registration Statement.


                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              CENTURY BANCORP, INC.



TO THE SHAREHOLDERS OF CENTURY BANCORP, INC.:

Century Bancorp, Inc. ("Century Bancorp") and First Bancorp ("First Bancorp") have entered into a merger agreement dated October 19, 2000. This agreement calls for a merger of Century Bancorp and First Bancorp, with First Bancorp surviving the merger. References to the merger in this proxy statement/prospectus refer to the merger of Century Bancorp into First Bancorp.

The merger cannot be completed unless it is approved by the shareholders of Century Bancorp. For that reason, you are receiving this proxy statement/prospectus describing the terms of the merger and other important information. We urge you to read it carefully.


Shareholders of Century Bancorp will be asked to vote upon and approve the merger and related actions at a shareholder meeting to be held on May 15, 2001. A proxy that can be used to cast your vote accompanies this proxy statement/prospectus.


Under the merger agreement and plan of merger, you will receive 1.3333 shares of First Bancorp common stock or $20.00 of cash for each share of Century Bancorp common stock you own as of the date the merger is completed. Century Bancorp shareholders will be able to elect whether they receive the stock or cash merger consideration with respect to each of their shares of Century Bancorp common stock, provided that 586,411 shares of First Bancorp common stock in the aggregate will be paid as merger consideration (subject to possible adjustment under certain circumstances described in this proxy statement/prospectus), and the form of consideration to be paid to each shareholder will be subject to allocation rules described in this proxy statement/prospectus in the event either cash or stock is elected by too many shareholders. You will be permitted to elect cash merger consideration for a portion of your shares and stock merger consideration for the remaining portion.


First Bancorp common stock is traded on the Nasdaq National Market System under the symbol "FBNC." Based on the closing price of First Bancorp common stock on April 16, 2001 of $19.13 and the 1.3333 exchange ratio, you will receive approximately $25.51 worth of First Bancorp common stock for each share of Century Bancorp common stock for which the stock merger consideration is paid. The actual value of the First Bancorp common stock received by Century Bancorp shareholders in the merger, however, will depend on the market value of First Bancorp common stock at the time of completion of the merger.


YOUR VOTE IS VERY IMPORTANT. THE BOARD OF DIRECTORS OF CENTURY BANCORP HAS UNANIMOUSLY APPROVED THE MERGER, AND YOUR BOARD STRONGLY ENCOURAGES YOU TO VOTE FOR THE MERGER.

BECAUSE CENTURY BANCORP SHAREHOLDERS WILL RECEIVE SHARES OF FIRST BANCORP COMMON STOCK IN CONNECTION WITH THE MERGER, THEY SHOULD CONSIDER CAREFULLY THE DISCUSSION OF RISK FACTORS BEGINNING ON PAGE 18.

-------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE FIRST BANCORP COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF FIRST BANCORP COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
-------------------------------------------------------------------------------


The date of this proxy statement/prospectus is April 18, 2001. It is first being mailed on or about April 20, 2001.

                              CENTURY BANCORP, INC.
                                22 WINSTON STREET
                        THOMASVILLE, NORTH CAROLINA 27360


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2001

         Century Bancorp, Inc. ("Century Bancorp") will hold a special meeting of shareholders at the office of Home Savings, Inc., SSB at 22 Winston Street, Thomasville, North Carolina, at 5:00 p.m., local time, on May 15, 2001 for the following purposes:


         (1) Approval of Merger. To consider and vote on a proposal to approve the merger agreement dated as of October 19, 2000 between First Bancorp and Century Bancorp and the related plan of merger, pursuant to which Century Bancorp will merge into First Bancorp, with First Bancorp being the surviving corporation. Under the merger agreement and plan of merger, Century Bancorp shareholders will receive 1.3333 shares of First Bancorp common stock or $20.00 of cash for each share of Century Bancorp common stock they own as of the date the merger is completed. Century Bancorp shareholders will be able to elect whether they receive stock or cash merger consideration for each of their shares of Century Bancorp common stock, provided that 586,411 shares of First Bancorp common stock in the aggregate will be paid as merger consideration (subject to possible adjustment under certain circumstances described in this proxy statement/prospectus) and the form of consideration to be paid will be subject to allocation rules in the event either cash or stock is elected by too many shareholders. Century Bancorp shareholders will be permitted to elect cash merger consideration for a portion of their shares and stock merger consideration for the remaining portion.

         (2) Other Business. To transact such other business as may properly come before the special meeting, or any adjournments or postponements of such meeting.

         The merger is described more fully in the proxy statement/prospectus attached to this notice.


         Record holders of Century Bancorp common stock at the close of business on April 12, 2001 will receive notice of and may vote at the special meeting, including any adjournments or postponements of such meeting. Approval of the merger agreement and plan of merger at the special meeting will require the affirmative vote of the holders of a majority of the shares of Century Bancorp common stock outstanding at such record date.


         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not either return your card or attend and vote in favor at the special meeting, the effect will be a vote against the merger.


                                       By Order of the Board of Directors


                                       /s/ James G. Hudson, Jr.
                                       -------------------------------------
                                       James G. Hudson, Jr.
                                       President and Chief Executive Officer

April 18, 2001


                 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    THAT YOU VOTE FOR APPROVAL OF THE MERGER.

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

SUMMARY........................................................................................................     6
      The Parties .............................................................................................     6
      The Merger  .............................................................................................     7
      What Century Bancorp Shareholders Will Receive in the Merger.............................................     7
      How Century Bancorp Shareholders Can Elect Stock, Cash or Both...........................................     7
      Effect of the Merger on Century Bancorp Options..........................................................     8
      First Bancorp Dividend Policy Following the Merger.......................................................     8
      Comparative Market Prices of Century Bancorp and First Bancorp Common Stock..............................     8
      Expected Tax Treatment as a Result of the Merger.........................................................     9
      Reasons for the Merger...................................................................................     9
      Opinion of Century Bancorp's Financial Advisor...........................................................     9
      Shareholder Meeting......................................................................................     9
      Required Shareholder Votes...............................................................................     9
      Voting Rights at the Shareholder Meeting.................................................................    10
      Dissenters' Rights.......................................................................................    10
      Century Bancorp Recommendation to Shareholders...........................................................    10
      Share Ownership of Management and Certain Shareholders...................................................    10
      Interests of Certain Persons in the Merger...............................................................    10
      Effective Time...........................................................................................    11
      Exchange of Stock Certificates for Merger Consideration..................................................    11
      Regulatory Approval and Other Conditions.................................................................    11
      Waiver, Amendment and Termination........................................................................    12
      Accounting Treatment.....................................................................................    12
      Certain Differences in Shareholders' Rights..............................................................    12
      Stock Option Agreement...................................................................................    12
      Management and Operations after the Merger...............................................................    13
      Selected Financial Data..................................................................................    13
      Historical and Pro Forma Comparative Per Share Data......................................................    16
RISK FACTORS...................................................................................................    18
      Century Bancorp Shareholders May Not Receive the Form of Merger Consideration Elected....................    18
      The Value of the Stock Merger Consideration Will Vary with Changes in First Bancorp's Stock Price........    18
      The Value of First Bancorp Shares May Decline Before the Stock Merger Consideration Is Received..........    18
      Adverse Effect on Operating Results......................................................................    18
SHAREHOLDER MEETING............................................................................................    20
      Date, Place, Time and Purpose............................................................................    20
      Record Date, Voting Rights, Required Vote and Revocability of Proxies....................................    20
      Solicitation of Proxies..................................................................................    21
      Dissenters' Rights.......................................................................................    21
      Recommendation by Century Bancorp's Board of Directors...................................................    21
DESCRIPTION OF TRANSACTION.....................................................................................    22
      The Merger  .............................................................................................    22
      What Century Bancorp Shareholders Will Receive in the Merger.............................................    22
      Election Procedures......................................................................................    23
      Allocation Rules.........................................................................................    24
      What Dissenting Shareholders Will Receive in the Merger..................................................    25
      Effect of the Merger on Century Bancorp Options..........................................................    25
      Background of the Merger.................................................................................    26
      Century Bancorp's Reasons for the Merger.................................................................    27
      First Bancorp's Reasons for the Merger...................................................................    27
      Opinion of Century Bancorp's Financial Advisor...........................................................    28
      Effective Time of the Merger.............................................................................    34

      Exchange of Century Bancorp Stock Certificates for the Merger Consideration..............................    34
      Conditions to Consummation of the Merger.................................................................    35
      Regulatory Approval......................................................................................    37
      Waiver, Amendment and Termination........................................................................    37
      Conduct of Business Pending the Merger...................................................................    38
      Management and Operations after the Merger...............................................................    39
      Dividend Policy..........................................................................................    39
      Interests of Certain Persons in the Merger...............................................................    39
      Expected Tax Treatment as a Result of the Merger.........................................................    42
      Accounting Treatment.....................................................................................    43
      Expenses and Fees........................................................................................    44
      Resales of First Bancorp Common Stock....................................................................    44
      Stock Option Agreement...................................................................................    44
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS.................................................................    45
      Anti-Takeover Provisions Generally.......................................................................    45
      Authorized Capital Stock.................................................................................    46
      Amendment of Articles of Incorporation and Bylaws........................................................    47
      Election of Directors....................................................................................    47
      Director Removal and Vacancies...........................................................................    48
      Limitations on Director Liability........................................................................    48
      Indemnification of Directors.............................................................................    49
      Special Meetings of Shareholders.........................................................................    50
      Shareholder Nominations and Proposals....................................................................    50
      Dissenters' Rights of Appraisal..........................................................................    51
      Shareholder Votes Required for Certain Actions...........................................................    51
      Shareholders' Rights to Examine Books and Records........................................................    52
      Dividends   .............................................................................................    52
COMPARATIVE MARKET PRICES AND DIVIDENDS........................................................................    53
BUSINESS OF CENTURY BANCORP....................................................................................    54
BUSINESS OF FIRST BANCORP......................................................................................    54
CERTAIN REGULATORY CONSIDERATIONS..............................................................................    55
DESCRIPTION OF FIRST BANCORP COMMON STOCK......................................................................    57
OTHER MATTERS..................................................................................................    58
EXPERTS........................................................................................................    58
OPINIONS.......................................................................................................    58
ADDITIONAL INFORMATION.........................................................................................    58



                                   Appendices


Appendix A --     Merger Agreement, dated as of October 19, 2000, between
                  First Bancorp and Century Bancorp, Inc., and Plan of Merger


Appendix B --     Opinion of Trident Securities, a division of McDonald
                  Investments, Inc.

Appendix C --     Article 13 of the North Carolina Business Corporation Act

                                   PLEASE NOTE

         No one has been authorized to provide shareholders of Century Bancorp with any information other than the information included in this document and the documents that are referred to herein. Shareholders of Century Bancorp should not rely on other information as being authorized by Century Bancorp or First Bancorp.


         This proxy statement/prospectus has been prepared as of April 18, 2001. There may be changes in the affairs of First Bancorp or Century Bancorp since that date that are not reflected in this document.


         When used in this proxy statement/prospectus, the terms "Century Bancorp" and "First Bancorp" refer to Century Bancorp, Inc. and First Bancorp, respectively, and, where the context requires, to Century Bancorp and First Bancorp and their respective subsidiaries.

                       OTHER INFORMATION ABOUT THE PARTIES

         Important business and financial information about First Bancorp and Century Bancorp is contained in documents that have been delivered together with this document. These documents are described on page 59 under "ADDITIONAL INFORMATION," and are also incorporated herein by reference.

         You can obtain additional, free copies of the information described above or additional copies of this document on written or oral request, or you can ask questions about the merger, by writing or calling:

         Drema A. Michael
         Century Bancorp, Inc.
         22 Winston Street
         Thomasville, North Carolina 27360
         Telephone:  (336) 475-4663

         Anna G. Hollers
         First Bancorp
         341 North Main Street
         Post Office Box 508
         Troy, North Carolina 27371-0508
         Telephone: (910) 576-6171


         To obtain timely delivery of the documents, you must request the information by May 8, 2001.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains forward-looking statements about First Bancorp and Century Bancorp on a combined basis following the merger. Forward-looking statements are statements about the future and are not based on historical fact and can often by identified by such words as "expect," "may," "could," "intend," "project," "estimate" or "anticipate." These forward-looking statements reflect current views as of the date of this proxy statement/prospectus of First Bancorp and Century Bancorp, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:

         - competitive pressure in the banking industry may increase significantly;

         -        changes in the interest rate environment may reduce margins;

         - general economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

         -        changes may occur in the regulatory environment;

         -        changes may occur in business conditions and inflation; and

         -        changes may occur in the securities markets.

         Further information on specific factors that could affect the financial results of First Bancorp after the merger is included in the discussion of "RISK FACTORS" beginning on page 18.

                               SUMMARY TERM SHEET

First Bancorp has entered into a merger agreement with Century Bancorp, Inc., dated October 19, 2000, pursuant to which Century Bancorp and First Bancorp will merge, with First Bancorp surviving the merger.

- Upon completion of the merger, Century Bancorp shareholders will receive 1.3333 shares of First Bancorp common stock or $20.00 of cash for each share of Century Bancorp common stock that they own. Century Bancorp shareholders will be able to elect whether they receive the stock or cash merger consideration with respect to each of their shares of Century Bancorp common stock, provided that the aggregate number of First Bancorp shares to be paid as merger consideration will be 586,411 (i.e., 439,819, which is the number of shares of Century Bancorp common stock required by Section 2.3 of the merger agreement to be exchanged for the stock merger consideration, times the 1.3333 exchange ratio), subject to possible adjustment as set forth below. Century Bancorp shareholders will be permitted to elect cash merger consideration for a portion of their shares and stock merger consideration for the remaining portion.


- It is anticipated that the merger will be a tax-free transaction for the Century Bancorp shareholders that exchange their shares solely for First Bancorp common stock. Receipt of both First Bancorp common stock and cash by Century Bancorp shareholders in the merger, however, should result in gain being recognized, but no loss being recognized, to Century Bancorp shareholders with the amount of recognized gain not to exceed the amount of cash received. Finally, gain or loss will be recognized for those Century Bancorp shareholders that exchange their shares solely for cash. To qualify as a tax-free transaction, a minimum amount (currently 40%) of the total consideration paid to Century Bancorp shareholders in the merger must be paid in the form of shares of First Bancorp common stock. Depending on the price of First Bancorp's stock at the time of the merger, the number of shares of First Bancorp common stock to be issued in connection with the merger may have to be increased to qualify the merger as a tax-free reorganization under the Internal Revenue Code of 1986. If the number of First Bancorp shares is so increased, the number of Century Bancorp shares of common stock exchanged for cash will decrease by a corresponding number.

- If the average price of First Bancorp common stock is less than $11.50 during the 20-day trading period ending May 10, 2001 (which is the third business day prior to the Century Bancorp shareholder meeting), First Bancorp may elect to pay all of the merger consideration in cash at a price of $20 per share to avoid termination of the merger by Century Bancorp, in which case the merger will not qualify as a tax-free reorganization under the Internal Revenue Code of 1986.


- If Century Bancorp's shareholders elect to receive either too much cash or stock consideration, the cash and stock merger consideration will be allocated among such shareholders as provided in the merger agreement and described in the proxy statement/prospectus, so that 586,411 shares of First Bancorp common stock will be issued to Century Bancorp shareholders (subject to possible adjustment as set forth below).


- The current exchange ratio of 1.3333 represents a value of $25.51 for each share of Century Bancorp common stock for which the stock merger consideration will be paid, based on the April 16, 2001 price of First Bancorp common stock. The market price of First Bancorp common stock will, however, fluctuate prior to completion of the merger.


- Following the merger and assuming that 586,411 shares of First Bancorp are issued and paid as merger consideration, existing First Bancorp shareholders initially will own approximately 94%, and the former Century Bancorp shareholders initially will own approximately 6%, of First Bancorp's outstanding common stock.

- Century Bancorp shareholders who do not vote in favor of the merger and properly exercise their dissenters' rights have the right to receive a cash payment for the fair value of their Century Bancorp shares in cash pursuant to procedures set forth in the North Carolina Business Corporation Act.

- Century Bancorp's board of directors is soliciting your proxy for use at the meeting of Century Bancorp shareholders to be held at the office of Home Savings, Inc., SSB at 22 Winston Street, Thomasville, North

         Carolina, at 5:00 p.m., local time, on May 15, 2001. At the special meeting you will be asked to consider and approve the merger agreement and related plan of merger.


- Century Bancorp's board of directors has unanimously approved the merger agreement and plan of merger and believes that the merger is fair to, and in the best interests of, Century Bancorp shareholders.

-        Century Bancorp strongly encourages you to vote "FOR" the merger.


- Trident Securities, a division of McDonald Investments, Inc., an investment banking firm located in Raleigh, North Carolina, has given its opinion, originally dated October 19, 2000 and updated as of April 18, 2001, to Century Bancorp's board of directors that as of such dates the merger consideration to be received by the Century Bancorp shareholders in connection with the merger is fair from a financial point of view to Century Bancorp shareholders.


- First Bancorp common stock is listed on the Nasdaq National Market System under the symbol "FBNC." Century Bancorp common stock is listed on the Nasdaq Small Cap Market under the symbol "CENB."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT AM I BEING ASKED TO VOTE UPON?

         A:       As a Century Bancorp shareholder, you are being asked to:

                  - approve the merger agreement and the related plan of merger pursuant to which Century Bancorp will merge into First Bancorp; and

                  - take action upon any other business as may properly come before the meeting, or any adjournments or postponements of the meeting.

                  Century Bancorp's board of directors is not aware of any other business to be considered at the meeting.

Q:       WHAT SHOULD I DO NOW?

         A: Indicate on your proxy card how you want to vote, and sign, date, and mail the proxy card in the enclosed envelope as soon as possible, so that your shares will be voted at the meeting.

                  If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger. Failing to sign and send in your proxy or attend and vote in person at the meeting will have the effect of a vote against the merger.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

         A: Your broker will vote your shares of stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares in accordance with the directions your broker provides. Failure to provide instructions to your broker will result in your shares not being voted, which will have the effect of a vote against the merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

         A: No. After the merger is completed, First Bancorp will send you written instructions for exchanging your Century Bancorp stock certificates for the merger consideration of cash and shares of First Bancorp common stock.

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus relating to the merger and may not include all of the information that is important to you. To get a more complete description of the proposed merger, you should carefully read this entire document and the documents delivered with it. For more information about First Bancorp and Century Bancorp, see "ADDITIONAL INFORMATION" on page 59. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find more detailed information about the topics summarized below.

THE PARTIES (SEE PAGE 55)

Century Bancorp, Inc.
22 Winston Street
Thomasville, North Carolina  27360
Telephone:  (336) 475-4663

         Century Bancorp is a bank holding company headquartered in Thomasville, North Carolina. It conducts its operations through a subsidiary bank, Home Savings, Inc., SSB ("Home Savings"). In addition, it has made loans to the Home Savings Employee Stock Ownership Plan with respect to which it receives interest payments.

         Home Savings was organized in 1915 and has been a member of the Federal Home Loan Bank system and its deposits have been federally insured since the late 1950s. Home Savings' deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the maximum amount permitted by law. Home Savings provides a wide range of banking services, including accepting time and demand deposits and making secured and unsecured loans to individuals and businesses.

         Home Savings conducts business through its full service office in Thomasville, North Carolina. Home Savings' primary market area covers the communities within approximately a 10-mile radius of its office, which includes portions of Davidson, Randolph and Guilford counties in North Carolina. As of December 31, 2000, Century Bancorp had consolidated assets of $104.9 million, net consolidated loans of $90.8 million, consolidated deposits of $72.9 million, consolidated investment securities of $9.2 million, and consolidated shareholders' equity of $18.5 million.

         At December 31, 2000, Century Bancorp and Home Savings had 10 full-time employees.

First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina  27371-0508
Telephone:  (910) 576-6171

         First Bancorp is a bank holding company headquartered in Troy, North Carolina. It conducts its operations primarily through a subsidiary bank, First Bank ("First Bank"), from 39 North Carolina branches located within an 80-mile radius of Troy, covering a geographical area from Maxton to the southeast, to High Point to the north, to Lillington to the east, and to Kannapolis to the west. First Bancorp provides a full range of banking services, including accepting demand and time deposits, making secured and unsecured loans to individuals and businesses and providing discount brokerage services and self-directed individual retirement accounts. In 2000 and other recent years, First Bank accounted for substantially all of the consolidated net income of First Bancorp.

         As of December 31, 2000, First Bancorp had consolidated assets of $915.2 million, net consolidated loans of $738.2 million, consolidated deposits of $770.4 million, consolidated investment securities of $117.5 million, and consolidated shareholders' equity of $110.7 million.

THE MERGER (SEE PAGE 22)

         Pursuant to the merger agreement and related plan of merger, Century Bancorp will merge into First Bancorp, with First Bancorp being the surviving corporation. After the merger, the combined company will conduct the business of Century Bancorp and Home Savings through First Bancorp's banking subsidiary, First Bank.

         After the merger is completed, it is expected that James G. Hudson, Jr., who currently serves as the President, Chief Executive Officer and a director of Century Bancorp, will be elected as a director of First Bancorp and its banking subsidiary, First Bank. It is also expected that immediately after completion of the merger, certain executive officers of Century Bancorp (including Mr. Hudson) will be employed by First Bancorp or its banking subsidiary, First Bank. See "DESCRIPTION OF TRANSACTION--Management and Operations after the Merger."

WHAT CENTURY BANCORP SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 22)


         Upon completion of the merger, Century Bancorp shareholders will receive 1.3333 shares of First Bancorp common stock or $20.00 of cash for each share of Century Bancorp common stock. Promptly after the closing of the merger, the Century Bancorp shareholders will elect to receive the cash or stock merger consideration with respect to each share of Century Bancorp common stock held by them, provided that the aggregate number of First Bancorp shares to be issued in connection with the merger shall be 586,411 (i.e., 439,819, which is the number of shares of Century Bancorp common stock required by Section 2.3 of the merger agreement to be exchanged for the stock merger consideration, times the 1.3333 exchange ratio), unless a higher number is required to qualify the merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Century Bancorp shareholders will be permitted to elect cash merger consideration for a portion of their shares and stock merger consideration for the remaining portion. If the average price of First Bancorp common stock, however, is less than $11.50 during the 20-day trading period ending May 10, 2001 (which is the third business day prior to the Century Bancorp shareholder meeting), First Bancorp may elect to pay all of the merger consideration in cash at a price of $20.00 per share of Century Bancorp common stock to avoid termination of the merger by Century Bancorp. See "DESCRIPTION OF TRANSACTION -- What Century Bancorp Shareholders Will Receive in the Merger." If too many of Century Bancorp's shareholders elect to receive cash or stock merger consideration, the cash and stock merger consideration will be allocated among such shareholders as provided in the merger agreement and summarized below in "DESCRIPTION OF TRANSACTION--Allocation Rules"

         Based on the closing price of First Bancorp common stock on April 16, 2001 of $19.13 per share and assuming an exchange ratio of 1.3333, the Century Bancorp shareholders receiving stock merger consideration will receive approximately $25.51 worth of First Bancorp common stock for each share of Century Bancorp common stock held on the date the merger is completed. The market price of First Bancorp stock, however, may fluctuate between the date of this proxy statement/prospectus and the date that the merger is completed. Such fluctuation would change the value of the shares of First Bancorp common stock that the Century Bancorp shareholders receiving stock merger consideration will receive in the merger. For more information about what the Century Bancorp shareholders will receive if the merger is completed, see "DESCRIPTION OF TRANSACTION -- What Century Bancorp Shareholders Will Receive in the Merger."


         First Bancorp will not issue any fractional shares of its common stock but, instead, will pay cash (without interest) for any fractional shares that any Century Bancorp shareholders would otherwise receive upon completion of the merger. The cash payment will be an amount equal to the fraction of a share of First Bancorp common stock that otherwise would be received in the merger multiplied by the closing price of one share of First Bancorp common stock on the Nasdaq National Market System on the last trading day before the merger is completed.

HOW CENTURY BANCORP SHAREHOLDERS CAN ELECT STOCK, CASH OR BOTH (SEE PAGE 23)

         Holders of shares of Century Bancorp common stock may indicate a preference to receive First Bancorp common stock, cash or a combination of both in the merger by completing the election form sent to them upon completion of the merger. If such a holder does not so elect within a time period specified on the election form (which in any event shall not be less than 20 business days after the form is mailed to Century Bancorp shareholders), First Bancorp will determine the allocation of the stock and cash merger consideration that such holder will receive in exchange for its shares of Century Bancorp common stock. For those holders who make an election, however, the amount of First Bancorp common stock and cash to be received as merger consideration is subject to allocation among the Century Bancorp shareholders. Neither Century Bancorp's board of directors nor its financial advisor makes any recommendation as to whether you should choose the First Bancorp stock or cash merger consideration. Each holder of Century Bancorp common stock at the time of the completion of the merger should consult with his or her own financial advisor on this decision.

EFFECT OF THE MERGER ON CENTURY BANCORP OPTIONS (SEE PAGE 25)

         There are outstanding options to acquire Century Bancorp common stock under an existing Century Bancorp stock option plan. Upon completion of the merger, First Bancorp will assume each outstanding option, which will be converted into an option to purchase First Bancorp common stock. The number of shares of First Bancorp common stock subject to such options and their exercise price will be established based on the exchange ratio applicable to outstanding shares of Century Bancorp common stock in the merger. It is a condition to completion of the merger, however, that each director and executive officer of Century Bancorp agree to cancel all of his or her options.

FIRST BANCORP DIVIDEND POLICY FOLLOWING THE MERGER (SEE PAGE 39)

         First Bancorp currently pays quarterly dividends at an annualized rate of $0.88 per share of First Bancorp common stock, which, based on an exchange ratio of 1.3333, equates to approximately $1.17 per share of Century Bancorp common stock. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Century Bancorp currently pays quarterly dividends at an annualized rate of $0.68 per share of Century Bancorp common stock.

COMPARATIVE MARKET PRICES OF CENTURY BANCORP AND FIRST BANCORP COMMON STOCK (SEE PAGE 54)

         Shares of First Bancorp common stock are traded on the Nasdaq National Market System under the symbol "FBNC." Shares of Century Bancorp common stock are traded on the Nasdaq Small Cap Market under the symbol "CENB."


         The following table shows the reported closing sale prices per share for Century Bancorp common stock and First Bancorp common stock on (i) October 19, 2000, the last trading day before the public announcement of the execution of the merger agreement, and (ii) April 16, 2001, the latest practicable date prior to the date of this proxy statement/prospectus. This table also shows in the column entitled "Equivalent Price per Century Bancorp Share" the value that Century Bancorp shareholders will receive in the merger for each share of Century Bancorp common stock for which the stock merger consideration is paid.

                                          Century Bancorp
                                               Common            First Bancorp    Equivalent Price Per Century
                                               Stock             Common Stock           Bancorp Share(1)
                                          ---------------        -------------    ----------------------------
October 19, 2000........................       $14.25                $14.25                  $19.00
April 16, 2001..........................       $21.10                $19.13                  $25.51


-----------------
(1) The equivalent price per share of Century Bancorp common stock at each specified date represents the closing sales price of a share of First Bancorp common stock on such date multiplied by an exchange ratio of
         1.3333. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

         We can make no assurance as to what the market price of the First Bancorp common stock will be when the merger is completed or anytime thereafter. Century Bancorp shareholders should obtain current stock price quotations for First Bancorp and Century Bancorp common stock.

EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER (SEE PAGE 42)


         It is anticipated that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that, for federal income tax purposes, Century Bancorp shareholders that exchange their shares solely for First Bancorp common stock will not recognize any gain or loss upon the exchange. However, Century Bancorp shareholders will be required to recognize gain upon the receipt of cash paid as part of the merger consideration or in lieu of fractional shares, with the amount of recognized gain not to exceed the amount of cash received. Finally, Century Bancorp shareholders will be required to recognize gain or loss upon the exchange to the extent they receive solely cash for their shares. If the average price of First Bancorp common stock is less than $11.50 during the 20-day trading period ending May 10, 2001 (which is the third business day prior to the Century Bancorp shareholder meeting) and certain other conditions are satisfied, First Bancorp may elect to pay all of the merger consideration in cash at a price of $20 per share to avoid termination of the merger by Century Bancorp (see "DESCRIPTION OF TRANSACTION -- What Century Bancorp Shareholders Will Receive in the Merger"), in which case the merger would not qualify as a tax-free reorganization.


         Because certain tax consequences of the merger may vary depending on the particular circumstances of each shareholder, whether the shareholder receives cash or stock, and other factors, each shareholder of Century Bancorp should consult his or her own tax advisor to determine the tax consequences of the merger under federal, state, local, and foreign tax laws.

REASONS FOR THE MERGER (SEE PAGE 27)

         The board of directors of Century Bancorp and First Bancorp believe that, among other things, the merger will provide the resulting company with expanded opportunities for profitable growth. In addition, the boards believe that by combining the resources and capital of First Bancorp and Century Bancorp, the resulting company will have an improved ability to compete in the changing and competitive financial services industry.

OPINION OF CENTURY BANCORP'S FINANCIAL ADVISOR (SEE PAGE 28)


         In deciding to approve the merger agreement, the board of directors of Century Bancorp considered an opinion from its financial advisor, Trident Securities, a division of McDonald Investments, Inc. ("Trident"), dated October 19, 2000, that the merger consideration was fair to the Century Bancorp shareholders from a financial point of view as of such date. An updated opinion of Trident, dated as of April 18, 2001, is attached to this proxy statement/prospectus as Appendix B. We encourage all Century Bancorp shareholders to read this opinion.


SHAREHOLDER MEETING (SEE PAGE 20)


         The special meeting of the Century Bancorp shareholders will be held at the office of Home Savings at 22 Winston Street, Thomasville, North Carolina, at 5:00 p.m., local time, on May 15, 2001. The shareholders will be asked to:


         -        approve the merger agreement and related plan of merger; and

         - transact such other business as may properly come before the meeting, or any adjournments or postponements of such meeting.

         Century Bancorp's board of directors is not aware of any other business to be considered at the meeting. A quorum of Century Bancorp shareholders must be present to hold the special meeting. A quorum is established when the holders of a majority of the shares of Century Bancorp common stock entitled to vote on a matter are represented at the meeting, either in person or by proxy.

REQUIRED SHAREHOLDER VOTES (SEE PAGE 20)

         The approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of Century Bancorp common stock.

VOTING RIGHTS AT THE SHAREHOLDER MEETING (SEE PAGE 20)


         If you are a holder of shares of Century Bancorp common stock as of the close of business on April 12, 2001, the record date, you are entitled to vote at the special meeting of the Century Bancorp shareholders. On such record date, 1,105,019 shares of Century Bancorp common stock were outstanding. You will be entitled to one vote for each share of Century Bancorp common stock owned as of the record date. You may vote either by attending the meeting and voting your shares or by completing the enclosed proxy card and mailing it to Century Bancorp in the enclosed envelope.


         Century Bancorp is seeking your proxy to use at the special meeting of its shareholders. We have prepared this proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. Please indicate on your proxy card how you want to vote. Sign, date and mail the proxy to us by mail as soon as possible so that your shares will be voted at the meeting. If you sign, date and mail your proxy card without marking how you want to vote, your proxy will be counted as a vote for the merger. Failure to return your proxy card or to vote in person will have the effect of a vote against the merger. If you sign a proxy, you may revoke it at any time prior to the meeting or by attending and voting at the meeting. You cannot vote shares held in "street name"; only your broker can vote these shares. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the merger.

DISSENTERS' RIGHTS (SEE PAGE 25)

         Shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters' rights prior to the shareholder meeting have the right to receive a cash payment for the fair value of their shares of Century Bancorp common stock. To exercise these rights, you must comply with
Article 13 of the North Carolina Business Corporation Act, the relevant portions of which are attached as Appendix C to this proxy statement/prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights. See "SHAREHOLDER MEETING."

CENTURY BANCORP RECOMMENDATION TO SHAREHOLDERS (SEE PAGE 21)

         The Century Bancorp board of directors has unanimously approved the merger agreement and the plan of merger and believes that the proposed merger is fair to the Century Bancorp shareholders and is in their best interests. The Century Bancorp board unanimously recommends that the Century Bancorp shareholders vote FOR approval of the merger agreement and the related plan of merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (SEE PAGE 21)


         On the record date, Century Bancorp directors and executive officers, their immediate family members and entities they control owned or had or shared voting power over 268,806 shares of Century Bancorp common stock, or approximately 24.3% of the outstanding shares of Century Bancorp common stock, which constitutes approximately 48.7% of the vote required to approve the merger. This number does not include stock that the Century Bancorp directors and officers may acquire through exercising outstanding stock options (noting, however, that it is a condition to completion of the merger that each director and executive officer agree to cancel all of his or her options without exercising them). On such record date, none of First Bancorp's officers and directors owned shares of Century Bancorp common stock and neither First Bancorp or its subsidiaries nor Century Bancorp or its subsidiaries owned any shares of Century Bancorp common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 39)

         The Century Bancorp board of directors and certain executive officers may have interests in the merger that are in addition to their general interests as Century Bancorp shareholders. The Century Bancorp directors and certain members of Century Bancorp's management, along with other employees of Century Bancorp, have employment or severance agreements and are covered by certain benefit plans and other arrangements and may receive benefits from First Bancorp as a result of the merger. As a result, their interests in and potential benefits from the merger are different from those of the Century Bancorp shareholders in general. The Century Bancorp board of directors was aware of these interests and considered them in approving and recommending the merger.

EFFECTIVE TIME (SEE PAGE 34)

         Subject to the conditions to the obligations of Century Bancorp and First Bancorp to effect the merger, as provided in the merger agreement and described in this proxy statement/prospectus, the merger will become effective at the time of the filing of articles of merger with the Secretary of State of the State of North Carolina.

         If the shareholders of Century Bancorp approve the merger and all required regulatory approvals are obtained in a timely manner, it is currently anticipated that the merger will be completed during the second quarter of 2001.

         Century Bancorp and First Bancorp cannot assure you if or when the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES FOR MERGER CONSIDERATION (SEE PAGE 34)

         Promptly after the merger is completed, Century Bancorp shareholders will receive an election form and transmittal letter from First Bancorp's exchange agent with instructions on how to surrender their Century Bancorp stock certificates in exchange for the merger consideration. By completing such election form, holders of Century Bancorp shares can elect the number of shares of their Century Bancorp common stock for which they receive either the cash or stock merger consideration (unless no shares of stock are paid as merger consideration under certain circumstances described in "DESCRIPTION OF TRANSACTION--What Century Bancorp Shareholders Will Receive in the Merger" and subject to the allocation provisions described below in "DESCRIPTION OF TRANSACTION--Allocation Rules"). Century Bancorp shareholders should carefully review and complete such election form and materials and return them as instructed, together with their stock certificates for Century Bancorp common stock. Century Bancorp shareholders should not send their stock certificates to Century Bancorp, First Bancorp or First Bancorp's exchange agent until they receive these written instructions. Shares of Century Bancorp common stock held in book-entry form or "street name" will be exchanged for the merger consideration without the submission of any Century Bancorp stock certificate. First Bancorp will pay cash (without interest) to Century Bancorp shareholders in lieu of issuing any fractional shares of First Bancorp common stock.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGES 35 AND 36)

         Before the merger may be completed, First Bancorp is required to notify and obtain approval from the Federal Reserve and other federal and state banking regulators. First Bancorp has filed an application with the Federal Reserve for its approval. We expect that First Bancorp will obtain this and all other required approvals, but neither Century Bancorp nor First Bancorp can make any assurances that such regulatory approvals will be obtained or as to the timing of receiving such approvals.

         In addition to the required regulatory approvals, the merger can be completed only if certain other conditions, including the following, are met or waived (if permitted to be waived):

         - Century Bancorp shareholders approve the merger agreement and related plan of merger;


         - Century Bancorp and First Bancorp receive an opinion from an acceptable tax advisor that the merger will qualify as a tax-free reorganization (unless the average closing price of First Bancorp common stock is less than $11.50 for the 20-trading day period ending May 10, 2001 (which is the third business day prior to the date of the Century Bancorp shareholder meeting) and First Bancorp elects to pay all cash merger consideration to keep the merger from being terminated by Century Bancorp, in which case the merger will not qualify as a tax-free reorganization and such opinion is not necessary);

         - holders of not more than 10% of Century Bancorp's common stock exercise dissenters' rights in the merger;

         - Century Bancorp and First Bancorp have complied in all material respects with their covenants made in the merger agreement; and

         - neither Century Bancorp nor First Bancorp has breached in any material respect any of its representations made in the merger agreement.

         In addition to these conditions, the merger agreement, attached to this proxy statement/prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

WAIVER, AMENDMENT AND TERMINATION (SEE PAGE 37)

         At any time before the merger is completed, Century Bancorp and First Bancorp may agree to terminate the merger agreement and not proceed with the merger.

         Additionally, either of Century Bancorp or First Bancorp may terminate the merger if the conditions for its completion of the merger have not been satisfied or waived by June 30, 2001. However, either Century Bancorp or First Bancorp may terminate the merger for this reason if and only if it has materially complied with all of its obligations under the merger agreement. In addition, Century Bancorp may terminate the merger agreement if the trading price of First Bancorp's common stock falls below certain levels, and First Bancorp then chooses not to pay the cash merger consideration for all shares of Century Bancorp common stock. See "DESCRIPTION OF TRANSACTION -- What Century Bancorp Shareholders Will Receive in the Merger."

         Century Bancorp and First Bancorp also may terminate the merger if other circumstances occur that are described in Article X of the merger agreement, which is attached to this proxy statement/prospectus as Appendix A.

         The merger agreement may be amended by the written agreement of Century Bancorp and First Bancorp. The parties may amend the merger agreement without shareholder approval, even if Century Bancorp shareholders already have approved the merger. Century Bancorp shareholders, however, must approve any amendments that would modify, in a material respect, the type or amount of consideration that they will receive in the merger.

ACCOUNTING TREATMENT (SEE PAGE 44)

         The merger will be accounted for by First Bancorp as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, First Bancorp will record, at fair value, the acquired assets and assumed liabilities of Century Bancorp. To the extent the total purchase price exceeds the fair value of assets acquired and liabilities assumed, First Bancorp will record goodwill. Under current accounting standards, any goodwill will be amortized over the period of expected benefit (which First Bancorp expects to initially set at 15 years) and will be included in First Bancorp's consolidated results of operations after the merger is completed.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS (SEE PAGE 45)

         Upon completion of the merger, Century Bancorp shareholders receiving stock merger consideration will become shareholders of First Bancorp. The First Bancorp articles of incorporation and bylaws will govern their rights as First Bancorp shareholders. Because of differences in the articles of incorporation and bylaws of First Bancorp and Century Bancorp, the rights of Century Bancorp shareholders prior to the merger will not be the same in certain important ways as their rights as First Bancorp shareholders.

STOCK OPTION AGREEMENT (SEE PAGE 44)

         Century Bancorp has granted First Bancorp an option to purchase up to 19.9% of the outstanding shares of Century Bancorp common stock at $14.25 per share under certain circumstances if the merger is not completed and a third party attempts to take control of Century Bancorp. Under certain circumstances, Century Bancorp's successor would be obligated to repurchase the option granted by Century Bancorp if a third party acquires control of Century Bancorp.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (SEE PAGE 39)

         After the merger is completed, it is expected that James G. Hudson, Jr. will be elected as a director of First Bancorp and its banking subsidiary, First Bank. Mr. Hudson currently serves as the President, Chief Executive Officer and a director of Century Bancorp. The four other directors of Century Bancorp will not be nominated for election as a director of First Bancorp but, instead, will serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay each of them, as a member of such board, $900 per month for a period of three years following the completion of the merger. Such amount, although greater than First Bancorp's ordinary compensation of $60 per month for serving on such a board, is the same amount as the board fees they were receiving from Century Bancorp immediately prior to the merger. Additionally, upon completion of the merger, First Bancorp, or its banking subsidiary, First Bank, will employ Mr. Hudson as an Executive Vice President. See "DESCRIPTION OF TRANSACTION -- Management and Operations after the Merger" and "-- Interests of Certain Persons in the Merger."

SELECTED FINANCIAL DATA

         The following tables present for First Bancorp selected financial data for each of the years in the five-year period ended December 31, 2000 and for Century Bancorp selected financial data for the six-month periods ended December 31, 2000 and December 31, 1999 and for each of the years in the five-year period ended June 30, 2000. The information is based on the consolidated financial statements contained in reports First Bancorp and Century Bancorp have filed with the Securities and Exchange Commission, which documents have been delivered together with this document and are incorporated by reference in this proxy statement/prospectus. See "ADDITIONAL INFORMATION."

         You should read the following tables in conjunction with the consolidated financial statements of First Bancorp and Century Bancorp described above (and notes to them), recognizing that historical results are not necessarily indicative of results to be expected for any future period. With respect to Century Bancorp, results for the six-month period ended December 31, 2000 are not necessarily indicative of results that may be expected for any other interim period or for the year ending June 30, 2001 as a whole. In the opinion of the management of Century Bancorp, all adjustments (which include normal recurring adjustments) necessary to arrive at a fair statement of interim results for such six-month period have been included.

                      FIRST BANCORP SELECTED FINANCIAL DATA

                                                                 Years Ended December 31,
                                              -----------------------------------------------------------
                                                2000         1999        1998         1997         1996
                                              --------     --------    --------     --------     --------
                                                       (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Interest income....................        $ 72,915     $ 61,591    $ 57,612     $ 50,858     $ 44,444
   Interest expense...................          34,220       26,488      25,070       21,835       19,137
                                              --------     --------    --------     --------     --------
   Net interest income................          38,695       35,103      32,542       29,023       25,307
   Provision for loan losses..........           1,605          910         990          575          325
                                              --------     --------    --------     --------     --------
   Net interest income after
     provision for loan losses........          37,090       34,193      31,552       28,448       24,982
   Noninterest income.................           4,729        5,647       5,218        4,526        4,709
   Noninterest expense................          26,741       21,752      19,665       17,504       17,827
                                              --------     --------    --------     --------     --------
   Income before income taxes.........          15,078       18,088      17,105       15,470       11,864
   Income taxes.......................           5,736        6,234       6,132        5,448        4,046
                                              --------     --------    --------     --------     --------
   Net income.........................        $  9,342     $ 11,854    $ 10,973     $ 10,022     $  7,818
                                              ========     ========    ========     ========     ========

PER SHARE DATA(1)
   Net income per share - basic.......        $   1.05     $   1.32    $   1.20     $   1.10     $   0.86
   Net income per share - diluted.....            1.03         1.27        1.13         1.05         0.82
   Cash dividends declared............            0.77         0.63        0.60         0.51         0.41
   Period end stated book value.......           12.54        12.09       12.02        11.51        10.93
   Period end tangible book value.....           12.01        11.50       11.38        10.80        10.29

BALANCE SHEET DATA (AT PERIOD END)
   Total assets.......................        $915,167     $889,531    $779,639     $703,485     $601,338
   Loans..............................         746,089      643,224     567,224      481,525      408,241
   Allowance for loan losses..........           7,893        6,674       6,100        5,383        5,335
   Deposits...........................         770,379      712,139     656,148      571,132      494,560
   Borrowed funds.....................          26,200       62,500       6,000       20,000            -
   Total shareholders' equity.........         110,684      106,980     109,989      105,258       99,730

PERFORMANCE RATIOS
   Return on average assets...........            1.03%        1.44%       1.48%        1.55%        1.33%
   Return on average equity...........            8.49%       10.98%      10.14%        9.79%        7.91%
   Net interest income (taxable-
     equivalent)/average earning
     assets...........................            4.53%        4.56%       4.73%        4.88%        4.74%
   Shareholders' equity to total
     assets...........................           12.09%       12.03%      14.11%       14.96%       16.58%

CAPITAL RATIOS
   Tier I risk-based capital..........           15.43%       17.89%      20.53%       23.67%       27.36%
   Total risk based capital...........           16.40%       18.82%      21.48%       24.44%       28.13%
   Leverage...........................           11.60%       11.91%      13.63%       14.50%       15.78%

ASSET QUALITY RATIOS
   Allowance/gross loans..............            1.06%        1.04%       1.08%        1.12%        1.31%
   Nonperforming loans/total loans....            0.12%        0.26%       0.34%        0.39%        0.59%
   Nonperforming assets/total assets..            0.19%        0.29%       0.31%        0.35%        0.50%
   Net charge-offs/average loans......            0.06%        0.06%       0.05%        0.12%        0.05%

                     CENTURY BANCORP SELECTED FINANCIAL DATA

                                               Six Months Ended
                                                  December 31,                               Years Ended June 30,
                                             --------------------      -------------------------------------------------------
                                               2000        1999          2000         1999        1998     1997(1)       1996
                                             --------     -------      --------     -------     -------    --------    -------
                                                                 (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Interest income....................       $  3,758     $ 3,409      $  6,908     $ 6,740     $ 7,225    $  6,663    $ 5,869
   Interest expense...................          2,307       1,832         3,804       3,652       3,709       3,512      3,541
                                             --------     -------      --------     -------     -------    --------    -------
   Net interest income................          1,451       1,577         3,104       3,088       3,516       3,151      2,328
   Provision for loan losses..........              9           9            18          18          18          17        165
                                             --------     -------      --------     -------     -------    --------    -------
   Net interest income after
     provision for loan losses........          1,442       1,568         3,086       3,070       3,498       3,134      2,163
   Noninterest income.................             17          20            40          37          42          47         35
   Noninterest expense................            866         854         1,728       1,663       1,731       1,507      1,169
                                             --------     -------      --------     -------     -------    --------    -------
   Income before income taxes.........            593         734         1,398       1,444       1,809       1,674      1,029
   Income taxes.......................            210         266           499         488         605         558        352
                                             --------     -------      --------     -------     -------    --------    -------
   Net income.........................       $    383     $   468      $    899     $   956     $ 1,204    $  1,116    $   677
                                             ========     =======      ========     =======     =======    ========    =======

PER SHARE DATA(2)
   Net income per share - basic.......       $   0.39     $  0.48      $   0.93     $  0.90     $  1.06    $   0.82        ---
   Net income per share - diluted.....           0.39        0.48          0.93        0.90        1.06        0.82        ---
   Cash dividends declared............           0.34        0.34          0.68        0.68        0.67        0.17        ---
   Special return of capital .........            ---         ---           ---         ---       10.00         ---        ---
   Period end stated book value.......          16.74       15.89         16.17       15.57       14.74       24.80        ---
   Period end tangible book value.....          16.74       15.89         16.17       15.57       14.74       24.80        ---

BALANCE SHEET DATA (AT PERIOD END)
   Total assets.......................       $104,902     $94,194      $100,542     $93,709     $96,866    $100,640    $81,304
   Loans..............................         91,345      80,094        87,840      76,217      70,548      62,883     55,725
   Allowance for loan losses..........            595         577           586         568         550         550        533
   Deposits...........................         72,937      72,900        73,846      74,300      73,023      69,699     69,669
   Borrowed funds.....................         12,500       3,000         8,000       1,000       4,200         ---        ---
   Total shareholders' equity.........         18,496      17,581        17,868      17,650      18,732      30,303     11,245

PERFORMANCE RATIOS
   Return on average assets(3)........           0.70%       0.84%         0.93%       1.02%       1.19%       1.22%      0.86%
   Return on average equity(3)........           3.93%       4.56%         5.09%       5.16%       4.51%       5.43%      6.19%
   Net interest income (taxable-
     equivalent)/average earning
     assets(3)........................           2.94%       3.43%         3.32%       3.45%       3.59%       3.56%      3.05%
   Shareholders' equity to total
     assets...........................          17.63%      18.66%        17.77%      18.83%      19.34%      30.11%     13.83%

CAPITAL RATIOS
   Tier I risk-based capital..........          33.54%      36.40%        34.16%      36.20%      40.27%      59.98%     26.47%
   Total risk based capital...........          34.66%      37.62%        35.30%      37.40%      41.48%      82.58%     27.72%
   Leverage...........................          17.03%      18.26%        17.34%      17.93%      18.34%      29.60%     13.79%

ASSET QUALITY RATIOS
   Allowance/gross loans..............           0.65%       0.72%         0.67%       0.75%       0.78%       0.88%      0.97%
   Nonperforming loans/total loans....           0.27%       0.30%         0.21%       0.31%       0.47%       0.12%      0.52%
   Nonperforming assets/total assets..           0.38%       0.25%         0.19%       0.25%       0.35%       0.13%      0.76%
   Net charge-offs/average loans......           0.00%       0.00%         0.00%       0.00%       0.03%       0.00%      0.06%

---------------------
(1) On December 20, 1996, Home Savings converted from a mutual savings bank to a stock savings bank and became a wholly-owned subsidiary of Century Bancorp.
(2)      All per share data reflects a 3-for-1 stock split declared in April
         1998.
(3)      December 31, 2000 and 1999 amounts have been annualized.


HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

         The following table shows certain comparative per share data relating to net income, cash dividends, and book value. The equivalent pro forma information is based on an exchange ratio of shares of First Bancorp common stock for shares of Century Bancorp common stock in the merger of 1.3333 and assumes that 586,411 shares of First Bancorp common stock will be issued as merger consideration. A different number of shares of First Bancorp common stock may, in certain circumstances, be issued and paid as merger consideration. See "DESCRIPTION OF TRANSACTION--What Century Bancorp Shareholders Will Receive in the Merger." The pro forma information gives effect to the merger as though it was completed as of the beginning of the period stated.

         The pro forma and equivalent pro forma data is presented for your information only. It does not necessarily indicate the results of operations or combined financial position that would have resulted had First Bancorp and Century Bancorp completed the merger at the time indicated, and it does not necessarily indicate future results of operations or the combined financial position of First Bancorp after the merger.

         You should read the information shown below in conjunction with the historical consolidated financial statements of First Bancorp and Century Bancorp (and notes to them) and related financial information appearing elsewhere in this proxy statement/prospectus and the documents delivered with and incorporated by reference in this document. See "-- Selected Financial Data" and "ADDITIONAL INFORMATION."

                        FIRST BANCORP AND CENTURY BANCORP
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                        Year Ended December 31, 2000
                                                        ----------------------------
NET INCOME PER SHARE
      First Bancorp - Historical
          Basic                                                   $ 1.05
          Diluted                                                   1.03
      First Bancorp - Pro forma(1)
          Basic                                                     1.00
          Diluted                                                   0.98
      Century Bancorp - Historical(2)
          Basic                                                     0.84
          Diluted                                                   0.84
      Century Bancorp - Pro forma equivalent(3)
          Basic                                                     1.33
          Diluted                                                   1.31

CASH DIVIDENDS PER SHARE
      First Bancorp - Historical                                    0.77
      First Bancorp - Pro forma(4)                                  0.77
      Century Bancorp - Historical                                  0.68
      Century Bancorp - Pro forma equivalent(3)(4)                  1.03

BOOK VALUE - AT PERIOD END
      First Bancorp - Historical                                   12.54
      First Bancorp - Pro forma(5)                                 12.69
      Century Bancorp - Historical                                 16.74
      Century Bancorp - Pro forma equivalent(3)                    16.92

---------------------

(1) Pro forma assumptions include (i) that the exchange ratio of shares of First Bancorp common stock to shares of Century Bancorp common stock is 1.3333, (ii) the issuance of 586,411 shares of First Bancorp common stock, (iii) the payment of $20 per share of Century Bancorp common stock, representing a total cash payment of approximately $13.2 million for the shares of Century Bancorp common stock that are not exchanged for First Bancorp stock, (iv) a cost of funds rate of 5.0% per annum, and (v) a 15-year straight-line life relating to goodwill of approximately $4.5 million to be recorded in accordance with the purchase method of accounting.

(2) Converted from a fiscal year end of June 30 to First Bancorp's fiscal year end of December 31.

(3) The pro forma equivalent per share data for Century Bancorp are calculated by multiplying First Bancorp's pro forma information by the exchange ratio of 1.3333.

(4) First Bancorp's pro forma cash dividends per share represents historical dividends per share paid by First Bancorp. First Bancorp currently pays quarterly dividends at an annualized rate of $0.88 per share, which for Century Bancorp shareholders who receive shares of First Bancorp common stock as merger consideration is a pro forma equivalent of $1.17 per share of Century Bancorp common stock. See "DESCRIPTION OF TRANSACTION--Management and Operations after the Merger" and "--Dividend Policy."

(5) Based on the pro forma total shareholders' equity of First Bancorp divided by the total pro forma shares of First Bancorp common stock, assuming the issuance of 586,411 shares of First Bancorp common stock.

                                  RISK FACTORS

         Upon completion of the merger, Century Bancorp shareholders will receive shares of First Bancorp common stock and cash in exchange for their shares of Century Bancorp common stock. Century Bancorp shareholders should be aware of and consider particular risks and uncertainties that are applicable to the merger.

CENTURY BANCORP SHAREHOLDERS MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION ELECTED


         The merger agreement provides that, in the aggregate, 586,411 shares of First Bancorp common stock will be paid as merger consideration (subject to possible adjustment as described in "DESCRIPTION OF TRANSACTION--What Century Bancorp Shareholders Will Receive in the Merger."), regardless of the number of Century Bancorp shareholders electing stock merger consideration or cash merger consideration. In the event that too many Century Bancorp shareholders elect to receive cash or stock merger consideration, the cash and stock merger consideration will be allocated among the Century Bancorp shareholders as described in "DESCRIPTION OF TRANSACTION--Allocation Rules." In addition, if the average closing price of First Bancorp common stock is less than $11.50 for the 20-day trading period ending May 10, 2001 and certain other conditions are satisfied, First Bancorp may elect to pay the cash consideration of $20.00 per share of Century Bancorp common stock to all Century Bancorp Shareholders to complete the merger. Accordingly, there is a risk that Century Bancorp shareholders will not receive the form of merger consideration elected.


THE VALUE OF THE STOCK MERGER CONSIDERATION WILL VARY WITH CHANGES IN FIRST BANCORP'S STOCK PRICE

         Each share of Century Bancorp common stock owned by Century Bancorp shareholders will be converted into the right to receive either cash or shares of First Bancorp common stock. The price of First Bancorp common stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of Century Bancorp's shareholder meeting. Such variations in the price of First Bancorp common stock may result from changes in the business, operations or prospects of First Bancorp, regulatory considerations, general market and economic conditions and other factors. At the time of Century Bancorp's shareholder meeting, you will not know the exact value of the stock merger consideration to be received when the merger is completed.

THE VALUE OF FIRST BANCORP SHARES MAY DECLINE BEFORE THE STOCK MERGER CONSIDERATION IS RECEIVED

         Each share of Century Bancorp common stock owned by Century Bancorp shareholders will be converted into the right to receive either cash or shares of First Bancorp common stock. The price of First Bancorp common stock that Century Bancorp shareholders receive may decline from its price at the date of this proxy statement/prospectus, the time of Century Bancorp's shareholder meeting, or the time at which an election is made to receive the stock merger consideration. Additionally, there will be a time period after the merger between the deadline for making an election to receive the cash or stock merger consideration and the time at which former Century Bancorp shareholders received the certificates representing the stock merger consideration. Until such certificates are received, Century Bancorp shareholders will not be able to sell their First Bancorp shares on the open market and thus will not be able to avoid losses resulting from any decline in the trading prices of First Bancorp common stock during such period.

ADVERSE EFFECT ON OPERATING RESULTS

         The merger involves the combination of two bank holding companies and their respective subsidiaries that previously have operated independently. A successful combination of their operations will depend substantially on First Bancorp's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. First Bancorp may not be able to combine the operations of Century Bancorp and First Bancorp without encountering difficulties, such as:

         -        the loss of key employees and customers;

         -        the disruption of operations and business;

         -        deposit attrition, customer loss and revenue loss;

         - possible inconsistencies in standards, control procedures and policies;

         - unexpected problems with costs, operations, personnel, technology and credit; and

         - problems with the assimilation of new operations, sites and personnel, which could divert resources from regular banking operations.

         Similarly, First Bancorp's acquisition of First Savings Bancorp, Inc. in September 2000, which approximated a merger of equals, presents substantially the same risks to First Bancorp's operating results. Although First Bancorp anticipates cost savings as a result of the acquisition of each of Century Bancorp and First Savings Bancorp, Inc. to be meaningful, it may not be able to realize any of the potential cost savings expected. Additionally, any cost savings may be offset by losses in revenues or other adverse changes to earnings.

         Additionally, First Bancorp expects to merge the banking subsidiary of Century Bancorp, Home Savings, into its banking subsidiary, First Bank. We cannot, however, make any assurances that regulatory authorities will approve this merger of these banking subsidiaries.

         Finally, there are risks and uncertainties relating to an investment in First Bancorp common stock or to economic conditions generally that should affect other financial institutions in similar ways. These aspects are discussed under the heading "A WARNING ABOUT FORWARD-LOOKING STATEMENTS."

                               SHAREHOLDER MEETING

DATE, PLACE, TIME AND PURPOSE


         Century Bancorp is furnishing this proxy statement/prospectus to the holders of Century Bancorp common stock in connection with a proxy solicitation by the Century Bancorp board of directors, which will use the proxies at a special meeting of Century Bancorp shareholders to be held at the office of Home Savings at 22 Winston Street, Thomasville, North Carolina, at 5:00 p.m., local time, on May 15, 2001.


         At this meeting, holders of Century Bancorp common stock will be asked to:

         - vote on a proposal to approve the merger agreement and related plan of merger, which are attached to this proxy statement/prospectus as Appendix A; and

         - transact such other business as may properly come before the special meeting, or any adjournments or postponements of such meeting.

         Century Bancorp's board of directors is not aware of any other business to be considered at the special meeting.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE AND REVOCABILITY OF PROXIES


         The Century Bancorp board of directors fixed the close of business on April 12, 2001 as the record date for determining the Century Bancorp shareholders entitled to notice of and to vote at the special meeting of Century Bancorp shareholders. Only holders of Century Bancorp common stock of record on the books of Century Bancorp at the close of business on April 12, 2001 have the right to receive notice of and to vote at the special meeting. On the record date, there were 1,105,019 shares of Century Bancorp common stock issued and outstanding held by approximately 266 holders of record. At the special meeting, Century Bancorp shareholders will have one vote for each share of Century Bancorp common stock owned on the record date.


         A quorum of shareholders is required to hold the special meeting. A quorum will exist when the holders of a majority of the outstanding shares of Century Bancorp common stock entitled to vote on a matter are present at the meeting. To determine whether a quorum is present, Century Bancorp will count all shares of Century Bancorp common stock present at the special meeting either in person or by proxy, whether or not such shares are voted for any matter.

         Approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of a majority of the outstanding shares of Century Bancorp common stock.

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, nonvoting share or "broker non-vote" will have the same effect as a vote AGAINST approval of the merger.

         Properly executed proxies that Century Bancorp receives before the vote at the Century Bancorp special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. Any proxy received with no instructions indicated will be voted FOR the proposal to approve the merger agreement and the related plan of merger, and the proxy holder may vote the proxy in its discretion as to any other matter that may come properly before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the special meeting. No proxy holder, however, will vote a proxy in favor of a proposal to adjourn the special meeting if that proxy instructed a vote against approval of the merger.

         A shareholder of Century Bancorp who has given a proxy may revoke it at any time prior to its exercise at the Century Bancorp special meeting by (1) giving written notice of revocation to the Corporate Secretary of Century Bancorp, (2) properly submitting to Century Bancorp a duly executed proxy bearing a later date, or

(3) attending the Century Bancorp special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

         Century Bancorp, Inc.
         22 Winston Street
         Thomasville, North Carolina  27360
         Attention:  Drema A. Michael, Corporate Secretary


         On the record date, Century Bancorp's directors and executive officers, including their immediate family members and affiliated entities, owned or had or shared voting power over 268,806 shares or approximately 24.3% of the outstanding shares of Century Bancorp common stock, or approximately 48.7% of the shares required to approve the merger. This number does not include shares subject to options to purchase Century Bancorp common stock (noting, however, that it is a condition to completion of the merger that each director and executive officer agree to cancel all of his or her options without exercising them). It is expected that the directors and executive officers of Century Bancorp will vote their shares in favor of the merger. On such record date none of First Bancorp officers or directors owned shares of Century Bancorp common and neither First Bancorp or its subsidiaries nor Century Bancorp or its subsidiaries owned any other shares of Century Bancorp common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.


SOLICITATION OF PROXIES

         Directors, officers, employees, and agents of Century Bancorp may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. Although Century Bancorp does not currently expect to do so, it may engage one or more proxy solicitation firms to assist it in the delivery of proxy materials and solicitation of votes. Century Bancorp also may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of the common stock held of record by such persons. Century Bancorp will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with the services provided. Century Bancorp will pay its own expenses incurred in connection with the merger. See "DESCRIPTION OF TRANSACTION --Expenses and Fees."

DISSENTERS' RIGHTS

         Shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters' rights prior to the shareholder meeting will have the right to receive a cash payment for the fair value of their shares of Century Bancorp common stock. To exercise these rights, shareholders must comply with Article 13 of the North Carolina Business Corporation Act, the relevant portions of which are attached as Appendix C to this proxy statement/prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.

RECOMMENDATION BY CENTURY BANCORP'S BOARD OF DIRECTORS

         Century Bancorp's board of directors has approved the merger agreement and related plan of merger, and it believes that completion of the merger is in the best interests of Century Bancorp and its shareholders. Century Bancorp's board of directors unanimously recommends that its shareholders vote FOR approval of the merger agreement and the related plan of merger.

                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the merger. This description is not a complete description of all the terms and conditions of the merger agreement. This description is qualified in its entirety by the Appendices attached to this proxy statement/prospectus, including the merger agreement and related plan of merger, which are attached as Appendix A and incorporated into this document by reference. You are urged to read the Appendices in their entirety.

THE MERGER

         Century Bancorp will be acquired by and merged into First Bancorp, with First Bancorp being the surviving corporation, with the merger being completed pursuant to the merger agreement and related plan of merger.

WHAT CENTURY BANCORP SHAREHOLDERS WILL RECEIVE IN THE MERGER

         Upon completion of the merger, Century Bancorp shareholders will receive 1.3333 shares of First Bancorp common stock (the "Per Share Stock Consideration") or $20.00 of cash (the "Per Share Cash Consideration") for each share of Century Bancorp common stock. Promptly after the closing of the merger, holders of shares of Century Bancorp common stock will elect to receive either the cash or stock merger consideration with respect to each share of Century Bancorp common stock held by them, provided that the aggregate number of First Bancorp shares to be issued in connection with the merger shall be 586,411 (i.e., 439,819, which is the number of shares of Century Bancorp common stock required by Section 2.3 of the merger agreement to be exchanged for the stock merger consideration, times the 1.3333 exchange ratio), unless a higher number is required to qualify the merger as a tax-free reorganization under the Internal Revenue Code. Century Bancorp shareholders will be permitted to elect cash merger consideration for a portion of their shares and stock merger consideration for the remaining portion.

         Currently, for the merger to qualify as a tax-free reorganization, at least 40% of the total merger consideration must be paid in the form of First Bancorp common stock. If the price of First Bancorp common stock at the time of the merger is less than $15.00 per share, it will be necessary for First Bancorp to issue more than 586,411 shares to qualify the merger as a tax-free reorganization. If more shares of First Bancorp common stock are issued, a corresponding fewer shares of Century Bancorp common stock will be exchanged for cash consideration.

         In the event that Century Bancorp shareholders elect to receive either too much cash or stock merger consideration, the cash and stock merger consideration will be allocated among such shareholders as provided in the merger agreement and summarized below in "--Allocation Rules."

         No fractional shares of First Bancorp common stock will be issued. Instead, cash (without interest) will be paid in lieu of any fractional share to which any Century Bancorp shareholder would be entitled upon completion of the merger in an amount equal to such shareholder's fractional interest multiplied by the closing price of such common stock on the Nasdaq National Market System on the last trading day preceding the effective date of the merger.

         Century Bancorp's board of directors may terminate the merger agreement if:


         - the average closing price (as defined below) of First Bancorp common stock is less than $11.50 for the 20-trading day period (the "measurement period") ending on May 10, 2001 (which is the third business day prior to the Century Bancorp shareholder meeting); and


         - the percentage (the "First Bancorp stock percentage change") by which the average closing price of the First Bancorp common stock during the measurement period is lower than $15 exceeds by more than 15 percentage points the percentage (the "index percentage change") by which the average closing price of the SNL index (as defined below) during the measurement period is lower than the average closing price of the SNL index on October 19, 2000.

                  (Examples: If the average closing price of the SNL index has declined by 10%, the average closing price of First Bancorp common stock during the measurement period must be more than 25% lower than $15; if the average closing price of the SNL index has declined by 15%, the average closing price of First Bancorp common stock during the measurement period must be more than 30% lower than $15);

provided, however, that:

         - in such case, First Bancorp has the right to pay the Per Share Cash Consideration of $20.00 for all shares of Century Bancorp common stock, in which case no Century Bancorp shareholders will receive First Bancorp common stock in the merger and Century Bancorp will not have the right to terminate the merger agreement and the merger; and

         - in such case, the merger will not qualify as a tax-free reorganization and all closing conditions and opinions relating to such qualification no longer will be required or applicable.

For purposes of the adjustment provisions described above,

         - "average closing price" means, during any specified period, with respect to First Bancorp common stock, the average of the daily closing sales price for such stock on the Nasdaq National Market System during the specified period and, with respect to the SNL index, the average of the daily closing prices of such SNL index as reported by SNL Securities LC during the specified period; and

         - "SNL index" means the SNL Nationwide Bank Index ($500 million to $1 billion), an index of stocks of banks and bank holding companies with assets from $500 million to $1 billion published by SNL Securities LC, a research and publishing company located in Charlottesville, Virginia.

         The actual market value of a share of First Bancorp common stock at the effective time of the merger and at the time stock certificates for those shares are delivered following surrender and exchange of stock certificates representing shares of Century Bancorp common stock may be more or less than the average closing price during the measurement period. Century Bancorp shareholders are urged to obtain current market prices for First Bancorp common stock.

         The above description is adapted from the provisions contained in
Section 10.1(f) of the merger agreement, which is attached to this proxy statement/prospectus as Appendix A.

ELECTION PROCEDURES

         First Bancorp has appointed Registrar & Transfer Company as its exchange agent in connection with the merger. At the effective time of the merger, First Bancorp will deposit with the exchange agent, for the benefit of Century Bancorp shareholders, certificates representing shares of First Bancorp common stock and cash to be issued or paid as the merger consideration, subject to the allocation rules described below in "--Allocation Rules."

         In accordance with the allocation procedures, Century Bancorp shareholders as of the date of the completion of the merger will be entitled to elect to receive for each share of Century Bancorp common stock either the Per Share Stock Consideration or the Per Share Cash Consideration. Shares of Century Bancorp common stock for which cash has been elected, all dissenting shares, and shares held by holders of less than 100 shares with respect to which an election of merger consideration has not been made are referred to as "Cash Election Shares," and the product of the number of Cash Election Shares and the Per Share Cash Consideration is referred to as the "Cash Election Amount." All shares for which stock has been elected are referred to as "Stock Election Shares." Under the merger agreement, shares of Century Bancorp common stock for which no election is made, or is deemed not to have been made, are referred to as "No Election Shares." Subject to the allocation rules described below, No Election Shares will be converted into Stock Election Shares or Cash Election Shares as determined by First Bancorp in its sole discretion.

         All shareholder elections must be made on the election form that will be provided to the holders of Century Bancorp common stock after the effective time of the merger. To be effective, an election form must be received, properly completed and accompanied by the stock certificate(s) in respect of which the election is being made, by the exchange agent no later than the election deadline specified in the election form (which shall not in any event be less than 20 business days after the form is mailed to Century Bancorp shareholders). A record holder that fails to submit an effective election form prior to the election deadline will be deemed not to have made an election, and such holder's shares shall constitute No Election Shares. In the event that any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to have been lost, stolen or destroyed, and, the posting of a bond in a customary amount as indemnity against any claim that may be made with respect to the certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration deliverable in respect of the Century Bancorp common stock represented by the certificate.

         Elections may be revoked or changed upon written notice to the exchange agent prior to the election deadline. If a shareholder revokes the election form and does not properly make a new election by the election deadline, the holder's shares will be deemed No Election Shares. The exchange agent may use reasonable discretion to determine whether any election, revocation or change has been properly or timely made, and any good faith decisions of the exchange agent shall be binding and conclusive. Neither First Bancorp nor the exchange agent is under any obligation to notify any person of any defect in an election form.

         Neither Century Bancorp or First Bancorp (or their respective boards of directors) nor Century Bancorp's financial advisor makes any recommendation as to whether you should choose First Bancorp common stock or cash for your shares of Century Bancorp common stock. You should consult with your own financial advisor about this decision.

ALLOCATION RULES

         If necessary, the exchange agent will allocate among Century Bancorp shareholders the cash and stock consideration so that 586,411 shares of First Bancorp common stock (subject to possible adjustment in certain circumstances as described above in "-What Century Bancorp Shareholders Will Receive in the Merger") will be issued and paid as merger consideration.

         ALLOCATION OF FIRST BANCORP COMMON STOCK WHEN TOO FEW SHAREHOLDERS ELECT TO RECEIVE CASH. If the Cash Election Amount is less than the total amount of cash to be paid as merger consideration:

         - each Cash Election Share (other than dissenting shares; see "--What Dissenting Shareholders Will Receive in the Merger") will be converted into the right to receive the Per Share Cash Consideration;

         - the exchange agent will designate, on a pro rata basis, first from among holders of No Election Shares and then, if necessary, from among holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") so that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as close as practicable the total amount of cash to be paid as merger consideration; and

         - the Cash Designee Shares will be converted into the right to receive the Per Share Cash Consideration, and any Stock Election Shares and any No Election Shares, in each case, not selected as Cash Designee Shares will be converted into the right to receive the Per Share Stock Consideration.

         ALLOCATION OF CASH WHEN TOO MANY SHAREHOLDERS ELECT TO RECEIVE CASH. If the Cash Election Amount is greater than the total amount of cash to be paid as merger consideration:

         - each Stock Election Share and each No Election Share will be converted into the right to receive the Per Share Stock Consideration;

         - the exchange agent will designate, on a pro rata basis, from among holders of Cash Election Shares other than the dissenting shares, a sufficient number of such shares ("Stock Designee Shares") so that the number of Stock Designee Shares multiplied by the Per Share Cash Consideration equals as close as practicable the difference between the Cash Election Amount and the total amount of cash to be paid as merger consideration; and

         - the Stock Designee Shares will be converted into the right to receive the Per Share Stock Consideration, and any Cash Election Shares not selected as Stock Designee Shares will be converted into the right to receive the Per Share Cash Consideration.

         Due to the limitations on the number of shares of Century Bancorp common stock to be converted into the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration, no assurance can be given that you will receive the form of merger consideration you request.

WHAT DISSENTING SHAREHOLDERS WILL RECEIVE IN THE MERGER

         Shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters' rights prior to the shareholder meeting have the right to receive a cash payment for the fair value of their shares of Century Bancorp common stock. Any such payment will be in lieu of the Per Share Cash Consideration of $20.00 per share of Century Bancorp common stock and could be more than, the same as, or less than such amount. To exercise these rights, you must comply with Article 13 of the North Carolina Business Corporation Act, the relevant portions of which are attached as Appendix C to this proxy statement/prospectus and which sets forth in detail the procedures by which these rights are exercisable and by which the fair value of shares is determined and paid. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.

EFFECT OF THE MERGER ON CENTURY BANCORP OPTIONS

         Century Bancorp's directors and several of its employees hold options to purchase shares of Century Bancorp common stock. When the merger becomes effective, each outstanding option or other right to purchase Century Bancorp common stock granted under Century Bancorp's stock option plan will become an option to purchase First Bancorp common stock. First Bancorp will assume each option in accordance with the terms of Century Bancorp's stock option plan and the agreements that evidence the options and will deliver First Bancorp common stock upon the exercise of each option. All Century Bancorp options not already exercisable have or will become vested, non-forfeitable and exercisable as a result of the proposed merger and the change-in-control provisions in the Century Bancorp stock options plan. After the merger becomes effective:

         - First Bancorp and the compensation committee of its board of directors will be substituted for Century Bancorp and the compensation committee of Century Bancorp's board of directors administering the Century Bancorp stock option plan;

         - each option assumed by First Bancorp may be exercised only for shares of First Bancorp common stock;

         - the number of shares of First Bancorp common stock subject to the converted Century Bancorp options will be equal to the number of shares of Century Bancorp common stock subject to the options immediately before the merger became effective multiplied by the exchange ratio, rounded up to the next highest share; and

         - the per share exercise price under each converted Century Bancorp option will be adjusted by dividing the exercise price immediately before the merger by the exchange ratio and rounding down to the nearest cent.

         Notwithstanding the foregoing:


         - each Century Bancorp option that is an "incentive stock option" will be adjusted as required by Section 424 of the Internal Revenue Code and the related regulations so that the conversion will not constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code; and


         - it is a condition to the closing of the merger that each executive officer and director of Century Bancorp agree to cancel his or her options to purchase Century Bancorp common stock.

         For information with respect to stock options held by Century Bancorp's management, see "-- Interests of Certain Persons in the Merger."

BACKGROUND OF THE MERGER

         At a meeting held on February 16, 2000, Century Bancorp's board of directors considered issues related to the possible sale or merger of the company. The board decided to retain Trident Securities, a division of McDonald Investments, Inc., to advise the board.

         Management and Trident made an assessment of Century Bancorp's value and prospects. They identified the companies who were candidates to acquire or merge with it. Trident solicited indications of interest from those companies.

         Century Bancorp's board of directors met in July 2000 and reviewed the responses received. After reviewing the proposals and receiving advice from Century Bancorp management and Trident, the directors authorized the companies submitting proposals to perform examinations of Century Bancorp's books and records on a limited, off-site basis. Following those examinations, representatives of the companies were invited to meet with Century Bancorp's board of directors.

         After the meetings, the companies submitted detailed written indications of interest, which were subject to performing comprehensive examinations of Century Bancorp's books and records and other matters. After receiving financial advice from Trident and reviewing the proposals received, including the trading characteristics of the stock of the proposing companies and the financial statements of the companies separately and in comparison to selected peer groups, the board determined that the proposal from First Bancorp offered the best total value for Century Bancorp's shareholders. The board agreed to permit First Bancorp to conduct comprehensive examinations and, subject to satisfactory mutual examinations, to negotiate an agreement that would provide for the merger of Century Bancorp into First Bancorp.

         Based on the results of the mutual examinations, the boards of Century Bancorp and First Bancorp directed their representatives to prepare and negotiate a definitive merger agreement. On October 19, 2000, Century Bancorp's board of directors met with its legal counsel and Trident to consider a proposed merger agreement tendered by First Bancorp. At that meeting, legal counsel advised the board about legal and fiduciary duties associated with the proposed transaction.

         Century Bancorp's management and its financial and legal advisors reported the results of Century Bancorp's examination of First Bancorp's books and records and associated interviews and site visits, which were satisfactory. Legal counsel explained the terms of the proposed agreement to Century Bancorp's board, and Trident made a presentation regarding the business and financial aspects of the proposed transaction (including the option that Century Bancorp was asked to provide to First Bancorp (see "--Stock Option Agreement")) and the fairness, from a financial point of view, of the merger consideration proposed to be paid by First Bancorp to Century Bancorp's shareholders. The Century Bancorp board examined the procedures for electing stock or cash and considered the possible effects of changes in stock prices prior to a closing date.

         After receiving advice and discussing the issues, the board of directors unanimously approved the terms of the merger agreement, the plan of merger, the option agreement and all related documents.

CENTURY BANCORP'S REASONS FOR THE MERGER

         Century Bancorp's board of directors, with the assistance of its financial and legal advisors, evaluated the financial, legal and market considerations involved in the decision to recommend the merger to the shareholders of Century Bancorp. The board of directors believes that the transactions provided for in the merger agreement are in the best interests of Century Bancorp and its shareholders.

         The terms of the merger, including the consideration payable to Century Bancorp's shareholders, are the result of a comprehensive, competitive process conducted on an arms' length basis. The board believes that it conducted a thorough and complete search for a merger partner from among the companies it believed most likely to be interested in acquiring Century Bancorp on terms favorable to Century Bancorp's shareholders.

         Century Bancorp's board of directors considered the following factors before concluding that the merger is in the best interests of the company and its shareholders:

         -        the financial terms of the proposed merger;

         - a review of the terms of the proposed transaction with outside financial and legal advisors;

         - information concerning the business, operations, earnings, asset quality and financial condition of First Bancorp and the prospects of the combined organization;

         - the fact that the merger agreement permits Century Bancorp's shareholders, within certain limits, to elect to receive cash or First Bancorp stock in exchange for their Century Bancorp common stock;

         - a comparison of the terms of the proposed merger with comparable transactions in North Carolina, the southeastern United States and elsewhere;

         - competitive factors and consolidation trends in the banking industry;

         - Trident's opinion that the consideration to be received in the merger is fair, from a financial point of view, to Century Bancorp's shareholders;

         - alternatives to the merger, including continuing to operate Century Bancorp as an independent company, in light of economic conditions, the competitive environment in the financial services industry and the board's analysis of Century Bancorp's financial condition, past performance and future prospects; and

         - the effects of the transaction on Century Bancorp and its customers, communities and employees.

         The board of directors considered the separate agreements and benefits proposed for employees, management and members of the board of directors, which it found to be reasonable. See "-- Interests of Certain Persons in the Merger."

         While the board of directors considered the foregoing factors individually, the board did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board made its determination with respect to the merger agreement based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the agreement is in the best interests of Century Bancorp's shareholders.

FIRST BANCORP'S REASONS FOR THE MERGER

         The First Bancorp board believes that the merger presents an important opportunity for First Bancorp to increase shareholder value through growth by merging with a profitable, well-managed financial institution in

Thomasville and Davidson County that complements First Bancorp's existing presence in surrounding areas. The First Bancorp board believes that the opportunities created by the merger to increase First Bancorp's shareholder value more than offset risks inherent in the merger.

         In reaching its decision to approve the merger agreement, First Bancorp's board of directors consulted with management of First Bancorp, as well as its financial advisors regarding the financial aspects of the proposed transaction and its legal advisors regarding the terms of the transaction. In reaching its decision to approve the merger agreement, the First Bancorp board considered the following material factors:


                  - the First Bancorp board's familiarity with and review of Century Bancorp's business, operations, financial condition, earnings and prospects. In making this assessment, the First Bancorp board took into account the results of First Bancorp's due diligence review of Century Bancorp;

                  - the business, operations, financial condition, earnings and prospects of the combined entity that would result from the merger of First Bancorp with Century Bancorp;

                  - the belief of senior management of First Bancorp and the First Bancorp board that First Bancorp and Century Bancorp have similar and compatible approaches to delivering financial performance and shareholder value and operating a community banking organization, and that their management and employees possess complementary skills and expertise;

                  - the pro forma and prospective financial impact of the merger upon First Bancorp;

                  - the structure of the proposed merger, the terms of the merger agreement and the expectation that the merger will qualify as a transaction that is tax-free for federal income tax purposes;

                  - the current and prospective economic and competitive environments facing financial institutions, including First Bancorp;

                  - the attractiveness of the Century Bancorp franchise and the complementary position of Century Bancorp's Thomasville market to the other markets served by First Bancorp in Davidson County and along the I-85 corridor;

                  - the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value and earnings per share of Century Bancorp common stock;

                  - the non-financial terms of the merger, including arrangements relating to continued involvement of the management and members of the board of directors of Century Bancorp with the combined company; and

                  - the likelihood that the merger will be approved by applicable regulatory authorities without undue conditions or delay.


         This discussion of the information and factors considered by First Bancorp's board of directors includes the material factors considered by the First Bancorp board. The First Bancorp board did not assign any relative or specific weights to these factors, and individual directors may have given different weights to different factors.

OPINION OF CENTURY BANCORP'S FINANCIAL ADVISOR

         Century Bancorp retained Trident to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Century Bancorp, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Century Bancorp common stock, of the merger consideration as set forth in the merger agreement. Trident is a nationally recognized specialist for the financial services industry, in general, and for thrifts in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Century Bancorp selected Trident as its financial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

         Trident delivered a written opinion dated October 19, 2000 that the merger consideration was fair to Century Bancorp shareholders, from a financial point of view, as of the date of such opinion. Trident updated its October 19, 2000 opinion as of the date of this proxy statement/prospectus. No limitations were imposed by Century Bancorp on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

         THE FULL TEXT OF TRIDENT'S WRITTEN OPINION TO THE CENTURY BANCORP BOARD OF DIRECTORS, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY TRIDENT, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. TRIDENT'S OPINION IS ADDRESSED TO THE CENTURY BANCORP BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF CENTURY BANCORP AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE CENTURY BANCORP SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

         Trident, in connection with rendering its opinion:

                  - reviewed Century Bancorp's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for each of the years ended June 30, 2000, June 30, 1999 and June 30, 1998, including the audited financial statements contained therein;

                  - reviewed First Bancorp's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein, and First Bancorp's Quarterly Reports on Form 10-Q for the three month periods ended June 30, 2000 and March 31, 2000;

                  - reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Century Bancorp and First Bancorp provided to Trident or publicly available;

                  - participated in meetings and telephone conferences with members of senior management of Century Bancorp and First Bancorp concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

                  - reviewed certain stock market information for Century Bancorp common stock and First Bancorp common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

                  - compared the results of operations and financial condition of Century Bancorp and First Bancorp with that of certain companies which Trident deemed to be relevant for purposes of its opinion;

                  - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of its opinion;

                  - reviewed the merger agreement dated October 19, 2000 and its schedules and exhibits and certain related documents; and

                  - performed such other reviews and analyses as Trident deemed appropriate.

         The oral and written opinions provided by Trident to Century Bancorp were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Century Bancorp and First Bancorp to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the information provided as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Century Bancorp and First Bancorp with the input of their respective managements, as well as projections of cost savings and operating synergies, Trident assumed that this information reflects the best available estimates and judgments of Century Bancorp and First Bancorp as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Neither Century Bancorp nor First Bancorp publicly discloses such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Century Bancorp. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Century Bancorp and First Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Century Bancorp and First Bancorp are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Century Bancorp or First Bancorp, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Century Bancorp, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to Century Bancorp's board of directors, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

         Comparable Transaction Analysis. Trident reviewed and compared financial performance and pricing information for groups of comparable pending and completed thrift merger transactions (through October 13, 2000) it deemed pertinent to its analysis of the merger. The pricing ratios for the merger were compared to the average and median ratios of (i) price to last twelve months of earnings, (ii) price to tangible book value, (iii) price to capital-adjusted tangible book value, and (iv) tangible book value premium to core deposits for each of the following comparable transaction groups:

         - all recent thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median");

         - all thrift acquisitions in the United States announced within the preceding 90 days ("Last 90 Days Median");

         - all pending thrift acquisitions in the United States that have been announced but have yet to close ("All Pending Median");

         - all Southeast thrift acquisitions announced within the preceding 12 months ("Southeast Recent Median");

         - all North Carolina thrift acquisitions announced within the preceding 12 months ("North Carolina Recent Median");

         - all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with assets of $75 million to $125 million ("Acquired Assets Median");

         - all thrift acquisitions in the United States announced within the preceding 12 months with a total deal size of $15 million to $35 million ("Transaction Size Median");

         - all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average assets of 85 basis points to 11.5 basis points ("Return on Assets Median");

         - all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average equity of 5% to 7% ("Return on Equity Median");

         - all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with tangible capital of 15% to 25% ("Tangible Capital Median");

         - all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with non-performing assets/assets of 0.00% to 0.25%
                  ("Non-Performing Assets Median"); and

         - Guideline thrift acquisitions announced since March 1999 involving acquired thrifts with capital levels and returns on average equity similar to Century Bancorp ("Guideline Median").

         The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:


                                                                  Price/                         Tangible
                                                  Price/          Capital                        Book
                                                  Tangible        Adjusted      Price/           Premium/
                                                  Book            Tangible      LTM              Core
                                     Deals        Value           Book(1)       Earnings(2)      Deposits(3)
                                     -----        --------        --------      -----------      -----------
ALL RECENT MEDIAN                     69           140.9%          174.5%          19.2x            9.0%

LAST 90 DAYS MEDIAN                   17           139.8%          171.2%          15.9x            8.8%

ALL PENDING MEDIAN                    31           140.3%          166.1%          18.0x            8.0%

SOUTHEAST RECENT MEDIAN               10           129.5%          176.3%          18.3x            8.2%

NORTH CAROLINA RECENT MEDIAN           3           162.4%          206.8%          27.8x           14.1%

ACQUIRED ASSETS MEDIAN                10           178.5%          194.5%          24.5x            9.9%

TRANSACTION SIZE MEDIAN               18           135.1%          175.7%          20.1x            8.2%

RETURN ON ASSETS MEDIAN               11           168.4%          193.5%          17.7x           11.2%

RETURN ON EQUITY MEDIAN               14           142.5%          184.2%          19.9x            9.4%

TANGIBLE CAPITAL MEDIAN               12           116.6%          173.0%          19.6x            9.1%

NON-PERFORMING ASSETS MEDIAN          27           120.7%          166.6%          19.8x            7.0%

GUIDELINE MEDIAN                      13           120.8%          172.1%          24.0x            6.7%

CENTURY BANCORP(4)                                 123.1%          166.3%          24.5x            7.4%

-----------------

(1) Price and capital have been adjusted to eliminate the impact of excess capital (assumes 7% capital is adequate).

(2)   This ratio is price divided by last 12 months earnings per share.

(3)   Tangible book value premium as a percentage of core deposits.

(4) Century Bancorp price per share is the merger consideration of $20.00 per share.

         Discounted Cash Flow Analysis. Trident prepared a discounted cash flow analysis with regard to Century Bancorp's estimated value on a stand-alone basis. This analysis utilized a range of discount rates of 12% to 15% and a range of terminal multiples of 13.0x to 18.0x earnings. The analyses resulted in a range of present values of between $8.35 and $12.04 per share. Trident noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates and discount rates.

         Due Diligence Examination of First Bancorp. Trident reviewed its on-site due diligence examination of First Bancorp. Trident examined First Bancorp's historical balance sheets and income statements, along with recent operating results and a variety of financial ratios through June 30, 2000. Given First Bancorp's pending merger with First Savings Bancorp, Inc at the time, Trident also considered the pro forma financial condition and operating performance at June 30, 2000 of First Bancorp and First Savings Bancorp, Inc. as a combined company, which acquisition closed on September 14, 2000. Trident discussed First Bancorp's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, interest-rate risk, subsidiary activities, culture, use of technology, stock pricing, recent bank analysts' reports, and other issues.

         Comparable Company Analysis. Trident reviewed and compared stock market data and selected financial information for First Bancorp with corresponding information for actively traded banks possessing similar financial and performance characteristics as First Bancorp. For purposes of this analysis, Trident considered the pro forma financial condition and performance at June 30, 2000 of First Bancorp and First Savings Bancorp, Inc. as a combined company, which acquisition closed on September 14, 2000. The groups of comparison banks were grouped according to the parameters listed below:

                                                                                     NUMBER OF COMPANIES
                            COMPARABLE GROUPS                                              IN GROUP
         -----------------------------------------------------------                 -------------------
         Median for All U.S. Banks                                                           665
         Median for Southeast Banks                                                          160
         Median for North Carolina Banks                                                      39
         Median for Banks with Assets - $750 million to $1.3 billion                          62
         Median for Banks with Market Capitalization - $100 million to $150                   44
           million
         Median for Banks with Return on Average Assets - 140 basis points to                 81
           160 basis points
         Median for Banks with Return on Average Equity - 12% to 14%                         112
         Median for Banks with Tangible Capital Median - 10% to 12%                           79
         Median for Guideline Companies*                                                      13

* Actively traded companies of similar asset size, tangible capital levels, and return on equity.

         The table below represents a summary analysis of all of the comparable groups based on market prices as of October 17, 2000 and the latest publicly available financial data as of or for the twelve months ended December 31, 1999.


                                                                                                        FIRST
                                                                      MEAN           MEDIAN          BANCORP(1)
                                                                    -------          -------         ----------
         Price to last twelve months reported earnings                11.6x            11.4x            11.1x
         Price to last twelve months adjusted earnings(2)             12.2x            12.2x            13.3x
         Price to last twelve months core earnings(3)                 10.9x            10.8x            12.5x
         Price to book value                                        139.80%          138.80%          128.60%
         Price to tangible book value                               143.80%          145.90%          134.60%
         Dividend yield                                               3.50%            3.40%            5.70%
         Return on average assets                                     1.18%            1.22%            1.43%
         Return on average equity                                    12.70%           12.70%           11.80%

----------------------

(1) Based on pro forma financial information for First Bancorp as of June 30, 2000 for First Bancorp and First Savings Bancorp, Inc. as a combined company.

(2) Adjusted earnings are defined as pre-tax earnings, minus non-recurring gains, plus non-recurring losses, taxed at a 35% rate.

(3) Core earnings are defined as pre-tax earnings, minus non-recurring gains, plus non-recurring losses, plus loan loss provisions, taxed at a 35% rate.

         The analysis reveals that First Bancorp trades similarly to banks included in comparable groups of banks based on price to earnings for the last twelve months, but at a slight discount based on price to book value and price to tangible book value. First Bancorp's higher return on average assets results in a lower return on average equity because of its higher level of equity to assets. First Bancorp's stock price is not significantly different from the comparable groups of banks.

         Based on the aforementioned analyses and Trident's experience with numerous mergers involving thrift institutions, it is Trident's opinion that the merger consideration to be received by Century Bancorp shareholders in the merger is fair from a financial point of view.

         No company used as a comparison in the above analyses is identical to Century Bancorp, First Bancorp or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume or price of the companies to which Century Bancorp, First Bancorp and the combined entity are being compared.

         IN CONNECTION WITH THE DELIVERY OF ITS OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, TRIDENT PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH THE ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. TRIDENT DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

         For its financial advisory services provided to Century Bancorp, Trident has been paid fees of $50,000 to date and will be paid an additional fee that will amount to 2% of the aggregate consideration received by Century Bancorp stockholders (less the $50,000 previously paid) at the time of closing of the merger. In addition, Century Bancorp has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Century Bancorp's behalf, and to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws. The fees payable to Trident were recommended by Trident and were approved by Century Bancorp after an investigation with respect to the appropriateness of the proposed fees.

         Trident, directly or through McDonald Investments, Inc., is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Century Bancorp and/or First Bancorp. As a market maker, Trident may also have purchased and sold the securities of Century Bancorp and/or First Bancorp for Trident's own account and for the accounts of its customers. Additionally, Trident served as Century Bancorp's sales agent in Home Savings' mutual-to-stock conversion in 1996, and received total fees and commissions of $555,000 for that transaction.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to complete the merger, the merger will become effective on the date and at the time of the filing of articles of merger with the Secretary of State of the State of North Carolina. Century Bancorp and First Bancorp will use their reasonable efforts to cause the effective time to occur as soon as practicable following the last to occur of (i) the effective date (including any applicable waiting period in respect thereof) of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date on which the shareholders of Century Bancorp approve the merger.

         Century Bancorp and First Bancorp anticipate that the merger will become effective in the second quarter of 2001. However, delays in the completion of the merger could occur.

EXCHANGE OF CENTURY BANCORP STOCK CERTIFICATES FOR THE MERGER CONSIDERATION

         Promptly after the merger is completed, Century Bancorp shareholders will receive an election form and transmittal letter from First Bancorp's exchange agent with instructions on how to surrender their Century Bancorp stock certificates in exchange for the merger consideration. By completing such election form, holders of Century Bancorp shares will be permitted to elect the number of shares of their Century Bancorp common stock for which they wish to receive either the cash or stock merger consideration (unless no shares of stock are paid as merger consideration under certain circumstances described in "--What Century Bancorp Shareholders Will Receive in the Merger" and subject to the allocation provisions described below in "--Allocation Rules"). Century Bancorp shareholders should carefully review and complete such election form and materials and return them as instructed, together with their stock certificates for Century Bancorp common stock.

         Century Bancorp shareholders should not send their stock certificates to Century Bancorp, First Bancorp or First Bancorp's exchange agent until they receive the election form and transmittal letter with instructions from the exchange agent.

         Shares of Century Bancorp common stock held in book-entry form or "street name" will be exchanged without the submission of any Century Bancorp stock certificate. First Bancorp will pay cash (without interest) to Century Bancorp shareholders in lieu of issuing any fractional shares of First Bancorp common stock.

         Dissenting Century Bancorp shareholders must follow the procedures required by Article 13 of the North Carolina Business Corporation Act. See "--What Dissenting Shareholders Will Receive in the Merger."

         After Century Bancorp shareholders surrender to the exchange agent their duly endorsed stock certificates representing Century Bancorp common stock, the exchange agent will mail such shareholders (i) stock certificates representing the number of shares of First Bancorp common stock to which such shareholders are entitled, and (ii) one or more checks for the amount (without interest) to be paid in cash as merger consideration and in lieu of any fractional shares and for the amount of all undelivered dividends or distributions (without interest) in respect of the shares of First Bancorp common stock, if any, declared after the completion of the merger. First Bancorp is not obligated to deliver the stock certificates or other consideration to any former Century Bancorp shareholder until such shareholder has properly surrendered his or her Century Bancorp stock certificates (unless such certificates are held in book-entry form or "street name," in which case they automatically will be exchanged without being surrendered).

         Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by First Bancorp on First Bancorp common stock, the declaration will include dividends or other distributions on all shares of First Bancorp common stock that may be issued in connection with the merger. First Bancorp, however, will not pay any dividend or other distribution that is payable to any former Century Bancorp shareholder that has not properly surrendered his or her Century Bancorp stock certificates. If any Century Bancorp shareholder's stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of First Bancorp common stock and any cash in lieu of fractional shares, and such dividends or distributions will be delivered, upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed and the posting of a bond as indemnity against any claim that may be made with respect to the certificate.

         At the time the merger becomes effective, the stock transfer books of Century Bancorp will be closed, and no transfer of shares of Century Bancorp common stock by any shareholder will be made or recognized. If certificates representing shares of Century Bancorp common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged, as applicable, for shares of First Bancorp common stock, a check for the amount to be paid in cash as merger consideration, a check for the amount due in lieu of fractional shares, if any, and a check for any undelivered dividends or distributions on the First Bancorp common stock after the merger.

CONDITIONS TO CONSUMMATION OF THE MERGER

         First Bancorp and Century Bancorp are required to complete the merger only after the satisfaction of various conditions, which are set forth in
Article IX of the merger agreement attached as Appendix A. These conditions include the following:

         - the holders of a majority of the outstanding shares of Century Bancorp common stock must approve the merger;

         - dissenters' rights shall have been perfected with respect to no more than 10% of the outstanding shares of Century Bancorp common stock;

         - First Bancorp and Century Bancorp must receive the required regulatory approvals for the merger (but not for the merger of their banking subsidiaries), which approvals shall not be conditioned or restricted in a manner, not reasonably anticipated as of the date of the merger agreement, that, in the reasonable judgment of the board of directors of either of the merger parties, would so materially adversely impact the economic or business assumptions contemplated by the merger agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement;

         - First Bancorp and Century Bancorp must have received all other consents required to complete the merger or to prevent any default under any contract or permit except to the extent that the failure to obtain any such consents would not, individually or in the aggregate, result in a material adverse effect on such person;

         - there must not be any order or any action taken by any court, governmental or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

         - First Bancorp and Century Bancorp must receive a written opinion of an acceptable tax advisor as to the tax-free nature of the merger under the Internal Revenue Code (unless first Bancorp elects to pay all Century Bancorp shareholders cash under the limited circumstances described under "-- What Century Bancorp Shareholders Will Receive in the Merger");

         - the shares of First Bancorp common stock to be issued in the merger must be approved for listing on the Nasdaq National Market System, subject to official notice of issuance;

         - all options to acquire Century Bancorp common stock held by the executive officers and directors of Century Bancorp shall have been cancelled without any conversion or exercise thereof;

         - the representations and warranties of Century Bancorp and First Bancorp as set forth in the merger agreement must be accurate in all material respects as of the date of completion of the merger;

         - Century Bancorp and First Bancorp must have performed and complied in all material respects with all covenants and agreements made by them in the merger agreement;

         - the registration statement filed with the Securities and Exchange Commission covering the issuance of the shares of First Bancorp common stock in connection with the merger must have been declared effective, and no stop orders suspending such effectiveness shall have been initiated;

         - First Bancorp must have received all required state securities or "Blue Sky" authorizations or permits; and

         - certain other conditions must be satisfied, including the receipt of various certificates from the officers of Century Bancorp and First Bancorp.

The foregoing is a summary of the applicable closing conditions; you are encouraged to refer to the merger agreement for a complete listing of such conditions.

         Century Bancorp and First Bancorp have agreed in the merger agreement to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under the merger agreement so that the merger will be completed.

         We cannot assure you as to if or when all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, if all conditions for the merger have not been satisfied or waived on or before June 30, 2001, the board of directors of either Century Bancorp or First Bancorp may terminate the merger agreement and abandon the merger. See "-- Waiver, Amendment and Termination."

REGULATORY APPROVAL

         Although First Bancorp and Century Bancorp have agreed to use their reasonable efforts to obtain all required regulatory consents, we cannot assure you that these regulatory approvals will be obtained, when they will be obtained, or, if obtained, that there will not be litigation challenging these approvals. First Bancorp and Century Bancorp are aware of the following required regulatory approvals to complete the merger:

         The merger is subject to approval by the Federal Reserve pursuant to
Section 3 of the Bank Holding Company Act of 1956, as amended. First Bancorp and Century Bancorp have filed the required application and notification with the Federal Reserve for approval of the merger. Assuming Federal Reserve approval, the parties may not consummate the merger until 30 days after that approval (unless such waiting period is reduced by the regulatory authorities to as few as 15 days). During that time, the Department of Justice may challenge the merger on antitrust grounds.

         The Federal Reserve is prohibited from approving any transaction that:

         -        would result in a monopoly;

         - would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

         - may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly, or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

         In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve also will consider the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served.

         As noted above, the merger may not be consummated until between 15 and 30 days after Federal Reserve approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently from the Federal Reserve, and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's competitive effects. Additionally, it is possible that private persons or state attorneys general may file antitrust actions, irrespective of the approvals of the Federal Reserve or the Department of Justice.

WAIVER, AMENDMENT AND TERMINATION

         To the extent permitted by law, the parties to the merger agreement may amend the agreement by a writing signed by each of the parties, whether before or after shareholder approval of the merger. After shareholder approval, however, no amendment may be made that modifies in any material respect the consideration to be received by the Century Bancorp shareholders without the further approval of the shareholders of Century Bancorp.

         In addition, before or at the time of completion of the merger, Century Bancorp or First Bancorp may waive any default in the performance of any term of the merger agreement by any other party or may waive or extend the time for the compliance or fulfillment by the other parties of any and all of their obligations under the merger agreement. In addition, either party may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result from the waiver. To be effective, a waiver must be in writing and signed by the waiving party.

         At any time before completion of the merger, the boards of directors of First Bancorp and Century Bancorp may agree in writing to terminate the merger agreement. In addition, either Century Bancorp's board of directors or First Bancorp's board of directors may terminate the merger agreement in the following circumstances:

         - if the Century Bancorp shareholders fail to approve the merger agreement and related plan of merger at the Century Bancorp special meeting or adjournment thereof;

         - if there is any law or regulation that makes completion of the merger illegal or if any judgment, order, injunction or decree prohibits Century Bancorp or First Bancorp from completing the merger or other transactions contemplated by the merger agreement and such judgment, order, injunction or decree has become final and non-appealable;

         - if the merger is not consummated by June 30, 2001 and the party seeking termination is in material compliance with all of its obligations under the merger agreement and the conditions to that party's obligation to consummate the merger agreement have not been fulfilled or waived;

         - if a condition to the obligation to complete the merger of the party seeking termination has become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate) and the other party has not waived it; or

         - if the other party has materially breached any covenant, agreement, representation or warranty in the merger agreement and such breach has not been cured by 30 days after the date on which written notice of such breach is given to the breaching party.

         Century Bancorp's board of directors also may terminate the merger agreement if the price of the First Bancorp common stock decreases below certain price levels and First Bancorp elects not to pay cash merger consideration of $20.00 per share of Century Bancorp common stock with respect to all shares of Century Bancorp common stock. See "-- What Century Bancorp Shareholders Will Receive in the Merger."

         If the merger is terminated, the merger agreement will become void and have no effect, except that the confidentiality and expense provisions will survive. Termination of the merger agreement will not relieve a breaching party from liability for any uncured breach of a representation, warranty, covenant, or agreement. The stock option agreement is governed by its own terms as to its termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement requires Century Bancorp and Home Savings to conduct business only in the usual, regular and ordinary course before the merger becomes effective and imposes certain specific limitations on the operations of Century Bancorp and its banking subsidiary, Home Savings, during this period. The specific restrictions are listed in Article VII of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. The merger agreement specifically permits Century Bancorp to declare and pay regular quarterly dividends on Century Bancorp common stock at the annual rate of $0.68 per share with record and payment dates conforming to past practices. The merger agreement also permits the payment of any quarterly dividend if necessary to prevent Century Bancorp shareholders from failing to receive a quarterly dividend from either Century Bancorp or First Bancorp during a particular calendar quarter (due to the timing of the merger).

         Century Bancorp also has agreed that, except with respect to the merger agreement and the transactions contemplated in the merger agreement, neither it nor any of its representatives will directly or indirectly solicit or engage in any negotiations concerning any proposal for the acquisition of Century Bancorp. Century Bancorp or its representatives may, however, to the extent necessary to comply with the fiduciary duties of Century Bancorp's board of directors as advised by its outside counsel, subject to a confidentiality agreement containing customary terms, furnish any information concerning Century Bancorp in response to a request for information or access made in connection with an acquisition proposal from a third party, negotiate with such party concerning any written acquisition proposal, not recommend shareholder approval of the merger and terminate the merger agreement, but only if neither Century Bancorp nor any of its representatives solicited, initiated or encouraged such proposal.

Unless the merger agreement has been terminated, the board of directors of Century Bancorp must notify First Bancorp immediately if any such acquisition proposal has been made.

         First Bancorp and Century Bancorp also have agreed to use their reasonable efforts to obtain any consents that are necessary or desirable for consummation of the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         It is not expected that the merger will change the present management team or board of directors of First Bancorp, except as follows. After the merger is completed, it is expected that James G. Hudson, Jr. will be elected as a director of First Bancorp and its banking subsidiary, First Bank. Mr. Hudson currently serves as the President, Chief Executive Officer and a director of Century Bancorp. The four other directors of Century Bancorp will not be nominated for election as directors of First Bancorp but, instead, will serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay each of them, as a member of such board, $900 per month for a period of three years following the completion of the merger. Such amount, although greater than First Bancorp's ordinary compensation of $60 per month for serving on such a board, is the same amount as the board fees they were receiving from Century Bancorp immediately prior to the merger. Additionally, upon completion of the merger, Mr. Hudson will be employed by First Bancorp as an Executive Vice President.

         Information concerning the current management of First Bancorp and Century Bancorp is included in the documents delivered with this proxy statement/prospectus and incorporated by reference herein. See "ADDITIONAL INFORMATION." For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."

DIVIDEND POLICY

         First Bancorp currently pays quarterly dividends at an annualized rate of $0.88 per share of First Bancorp common stock, which, based on an exchange ratio of 1.3333, equates to approximately $1.17 per share of Century Bancorp common stock. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Century Bancorp currently pays quarterly dividends at an annualized rate of $0.68 per share of Century Bancorp common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Members of Century Bancorp's management and Century Bancorp's board of directors may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of Century Bancorp generally. Century Bancorp's board of directors was aware of these interests and considered them, among other matters, in approving and recommending the merger agreement.

         FIRST BANCORP EMPLOYMENT AGREEMENT. Upon completion of the merger, First Bancorp will enter into an employment agreement with James G. Hudson, Jr. The existing employment agreement between Century Bancorp and Mr. Hudson will be terminated, and First Bancorp will make a payment to Mr. Hudson resulting from this termination. Such payment shall be made in a lump sum equal to the following amount: (i) Mr. Hudson's annual salary at the effective time of the merger (his current salary is $122,000), plus (ii) an amount equal to 1.06 times the amount of Mr. Hudson's annual salary at the time of the merger, plus (iii) an amount equal to 1.06 times the amount determined in clause (ii) above.

         The employment agreement between First Bancorp and Mr. Hudson will be for an initial term of three years, at an initial annual salary of $135,000 per year plus an amount equal to the expected increase in Mr. Hudson's health insurance costs under First Bancorp's health insurance plans. Mr. Hudson will be eligible for insurance, pension, profit-sharing, stock option and other benefit plans as are or may be available generally to the employees of First Bancorp. Mr. Hudson will receive an initial grant of 10,000 options under the First Bancorp Stock Option Plan on the date of completion of the merger.

         Additionally, under such employment agreement, Mr. Hudson will be eligible for participation in First Bancorp's Supplemental Executive Retirement Plan or, at his option, First Bancorp will assume the obligations of Home Savings to Mr. Hudson under its two existing Supplemental Income Agreements. These existing Supplemental Income Agreements provide that Mr. Hudson will receive specified monthly payments for 15 years upon reaching 65 years of age. In the event of Mr. Hudson's death before all payments have been made, benefits would be payable to designated beneficiaries. In addition, if Mr. Hudson should die prior to reaching 65 years of age, certain monthly payments would be made under such agreements for a 15-year period to designated beneficiaries. In the event Mr. Hudson terminates his employment, for reasons other than death, prior to reaching 65 years of age, the monthly retirement benefit payment would be reduced. The benefits payable under the Century Bancorp Supplemental Income Agreements are funded by the purchase of life insurance the proceeds of which are expected to reimburse Home Savings for the payments required under these agreements. During the fiscal year ended June 30, 2000, Century Bancorp accrued $22,000 towards the cost of the benefits to be provided to Mr. Hudson under the Supplemental Income Agreements. Mr. Hudson also will be eligible to participate in First Bancorp's Split Dollar Insurance Plan and will be given title to the automobile being provided to him by Home Savings at the time of completion of the merger.

         Under Mr. Hudson's employment agreement, if First Bancorp terminates Mr. Hudson's employment for any reason other than death, gross negligence or certain other misconduct, First Bancorp will be obligated to pay him his base salary for the remainder of the term of his employment agreement. In the case of disability, these payments would be reduced by any payments from First Bancorp's disability insurance plan and by any earnings Mr. Hudson receives from alternative employment while disabled. If Mr. Hudson voluntarily terminates his employment, First Bancorp would have no further obligations to him other than compensation and vested employee benefits earned through the date of termination.

         Mr. Hudson's employment agreement also will provide that if there is a change in control of First Bancorp during the term of the employment agreement and Mr. Hudson's employment is terminated by him or by First Bancorp within 12 months after the change in control, the vesting of certain employee benefits would be accelerated and he would receive a severance payment amounting to approximately 2.9 times his base annual salary.

         Pursuant to his employment agreement, Mr. Hudson also will agree not to compete with First Bancorp within a 50-mile radius of Thomasville, North Carolina during the term of the employment agreement and for a period of one year after termination of employment if First Bancorp terminates employment with cause or if Mr. Hudson voluntarily terminates his employment. If First Bancorp terminates employment for any other reason, the restrictions on competition will last for the remainder of the term of the agreement.

         CENTURY BANCORP BOARD OF DIRECTORS. After the merger is completed, it is expected that Mr. Hudson will be elected as a director of First Bancorp and its banking subsidiary, First Bank. The four other directors of Century Bancorp will not be nominated for election as a director of First Bancorp but, instead, will serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay each of them, as a member of such board, $900 per month for a period of three years following the completion of the merger. Such amount, although greater than First Bancorp's ordinary compensation of $60 per month for serving on such a board, is the same amount as the board fees they were receiving from Century Bancorp immediately prior to the merger.

         CENTURY BANCORP STOCK OPTIONS. The directors and executive officers of Century Bancorp hold options to purchase Century Bancorp common stock. Upon completion of the merger, these options, unless canceled, will be converted into options to purchase First Bancorp common stock. See "-- Effect of the Merger on Century Bancorp Options." All Century Bancorp options not already exercisable have or will become vested, non-forfeitable and exercisable as a result of the proposed merger and the change-in-control provisions in the stock option plan under which they were granted.

         The following table sets forth, with respect to (1) each executive officer, (2) a group consisting of all the executive officers, and (3) Century Bancorp's non-executive officers and directors as a group, the number of shares of Century Bancorp common stock covered by outstanding Century Bancorp options held by such persons as of the Century Bancorp record date.

                                                                 Number of
                                                                   Shares
                                                Number of        Underlying           Weighted
                                                 Shares           Options             Average
                                               Underlying        Currently         Exercise Price    Aggregate Value
                                              Options Held     Exercisable(1)        Per Option       of Options(2)
                                              ------------     ---------------     --------------    ---------------
James G. Hudson, Jr.(3)                          30,549            30,549            $  20.45          $19,856.85
Drema A. Michael(3)                              18,330            18,330            $  20.45          $11,914.50
John E. Todd(3)                                  18,330            18,330            $  20.45          $11,914.50
Executive Officer Group (3 persons)(3)           67,209            67,209            $  20.45          $43,685.85
Non-Executive Officer-Director Group             24,444            24,444            $  20.45          $15,888.60
   (4 persons)


----------------------

(1) The information in this column assumes the completion of the merger accelerating the holder's ability to exercise the options.


(2) Based on the closing price of Century Bancorp common stock of $21.10 as listed on the Nasdaq Small Cap Market on April 16, 2001.


(3) It is a condition to the merger that each executive officer and director of Century Bancorp cancel his or her options without any conversion or exercise thereof.

         CENTURY BANCORP SPECIAL TERMINATION AGREEMENTS. Century Bancorp has entered into special termination agreements with John E. Todd, Vice President of Home Savings, and Drema A. Michael, Secretary and Assistant Treasurer of Home Savings. The special termination agreements provide for payment to the covered officer in the event of a "change in control" (as defined therein) of Century Bancorp or Home Savings followed by termination of the officer's employment by Home Savings within 24 months other than for "cause," as such term is defined in the agreements, or in the event there are certain specified changes in the officer's employment circumstances within 24 months following the "change in control" and the officer voluntarily terminates his or her employment. In the event of such a termination of employment, the officer is entitled to payment of an amount equal to two times his or her salary and bonuses, as determined for income tax purposes for the most recent calendar year, payable in cash in a lump sum or in equal monthly payments, at the election of the employee. The completion of the merger will constitute a "change in control" for purposes of the special termination agreements. If the merger is completed and such a termination occurs during calendar year 2001, Mr. Todd and Ms. Michael, would be entitled to receive $146,394 and $143,796 respectively, under their special termination agreements.

         CENTURY BANCORP SEVERANCE PLAN. Home Savings has adopted a severance plan for the benefit of its full-time employees. Upon completion of the merger, First Bancorp will assume the obligations under this plan. Mr. Hudson, Mr. Todd and Ms. Michael, who are subject to the special termination agreements described above, are not covered by the severance plan. The severance plan provides that in the event there is a "change in control" (as defined in the severance plan) of Home Savings or Century Bancorp and (i) Home Savings or any successor thereof terminates the employment of any full time employee of Home Savings in connection with, or within 24 months after, the "change in control," other than for "cause" (as defined in the severance plan), or (ii) an employee terminates his or her employment with Home Savings or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work station within 24 months after a "change in control," the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied by the employee's number of complete years of service as an employee of Home Savings or its successor or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to one half of the employee's annual salary. The completion of the merger will constitute a "change in control" for purposes of the severance plan.

         MANAGEMENT RECOGNITION PLAN. On February 17, 1998, Century Bancorp's shareholders approved the Home Savings, Inc. Management Recognition Plan (the "Management Recognition Plan"). Adjusted for stock splits, the Company authorized this plan to acquire a total of 48,879 shares of Century Bancorp common stock to be eligible for awards and grants to be made under the plan. On March 10, 1998, 43,995 of these shares were granted to 15 directors, officers and employees of Home Savings. The remaining 4,884 shares of Century Bancorp common stock held by the Management Recognition Plan that were not granted will be canceled and retired as of the closing of the merger. All of the granted shares have vested and are not forfeitable as of March 9, 2001. The Management Recognition Plan will be terminated as soon as practicable after the completion of the merger.

         EMPLOYEE STOCK OWNERSHIP PLAN. The Home Savings Employee Stock Ownership Plan will be terminated as soon as reasonably practicable after the completion of the merger. Upon such termination, each participant in such plan will have the right or option either to receive the benefits to which he or she is entitled under the plan or to have such benefits "rolled" into a qualified individual retirement account or an appropriate First Bancorp benefit plan.

         ADDITIONAL BENEFITS. Employees of Century Bancorp who become employees of First Bancorp and who do not own any options to acquire Century Bancorp common stock at the effective time of the merger will be entitled to a one-time increase in annual salary in the amount of the additional annual cost, if any, to each such employee of participating in First Bancorp's health insurance plan as compared to the cost of participating in Century Bancorp's health insurance plan immediately prior to the merger. The additional cost is expected to be no more than $840 per employee per year for approximately ten employees. Each employee of Century Bancorp who becomes an employee of First Bancorp (including Mr. Hudson) will be entitled to either term life insurance in an amount equal to five times the employee's then current annual salary or an adjustment to the employee's annual salary deemed sufficient by First Bancorp for the employee to purchase that amount of life insurance, with the choice between these two options being made by First Bancorp. The additional cost for this benefit is expected to be in the aggregate approximately $5,000 per year.

         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. After completion of the merger, First Bancorp has agreed to indemnify the present and former directors and officers of Century Bancorp and its subsidiaries against certain liabilities arising out of actions or omissions (including the merger) occurring at or prior to the time the merger becomes effective to the fullest extent permitted under North Carolina law and Century Bancorp's articles of incorporation and bylaws. First Bancorp also has agreed to maintain, for a period of at least six years after completion of the merger, Century Bancorp's existing directors' and officers' liability insurance policy or a comparable policy.

EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER

         The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Century Bancorp common stock and does not discuss any aspects of state, local or foreign taxation. The discussion may not apply to special situations, such as Century Bancorp shareholders, if any, who hold Century Bancorp common stock other than as a capital asset, who received Century Bancorp common stock upon the exercise of employee stock options or otherwise as compensation, who hold Century Bancorp common stock as part of a "straddle" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons. This summary is based upon U.S. federal tax laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger.

         Consummation of the merger is conditioned upon receipt by First Bancorp and Century Bancorp of an opinion of KPMG LLP concerning the material federal income tax consequences of the merger. Assuming that the merger is completed in accordance with the merger agreement and based upon factual statements and representations made by the parties to the merger, it is KPMG's opinion that:

         - The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         - No gain or loss will be recognized by (and no amount will be included in the income of) Century Bancorp, First Bancorp or holders of Century Bancorp common stock to the extent they exchange their Century Bancorp common stock solely for First Bancorp common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in Bancorp common stock). Receipt of both First Bancorp common stock and cash by Century Bancorp shareholders in the merger should result in gain being recognized, but no loss being recognized, to Century Bancorp shareholders with the amount of recognized gain not to exceed the amount of cash received. Finally, gain or loss will be recognized for those Century Bancorp shareholders that exchange their shares solely for cash;

         - The aggregate tax basis of the First Bancorp common stock received by holders of Century Bancorp common stock who exchange their Century Bancorp common stock for First Bancorp common stock in the merger will be the same as the aggregate tax basis of the Century Bancorp common stock surrendered in exchange for the First Bancorp common stock, decreased by the amount of cash received by such shareholders but increased by the amount of gain the shareholders recognized in the exchange (including gain treated as a dividend) (reduced by the basis allocable to a fractional share interest in First Bancorp common stock for which cash is received);


         - The holding period of the First Bancorp common stock received by holders who exchange their Century Bancorp common stock for First Bancorp common stock in the merger will include the holding period of the Century Bancorp common stock surrendered in exchange therefor, provided that such Century Bancorp common stock is held as a capital asset at the time the merger is completed; and

         - The payment of cash to the holders of Century Bancorp common stock in lieu of fractional share interests of First Bancorp common stock will be treated for U.S. federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by First Bancorp. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code;


provided, however, that if the average price of First Bancorp common stock is less than $11.50 during the 20-day trading period ending May 10, 2001 (which is the third business day prior to the Century Bancorp shareholder meeting) and certain other conditions are satisfied, all of the merger consideration may be paid in cash (see "-- What Century Bancorp Shareholders Will Receive in the Merger"), in which case the merger would not qualify as a tax-free reorganization under the Internal Revenue Code.


         As noted above, no ruling has been sought by the Internal Revenue Service as to whether the merger qualifies as a tax-free reorganization. The fact that no ruling has been sought should not be construed as an indication that the Internal Revenue Service would necessarily reach the same conclusion regarding the merger than set out in this summary. The opinion of KPMG LLP referred to in this summary is not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in this summary will not be asserted by a tax authority and ultimately sustained by a court of law.

         Section 1.368-3 of the Treasury Regulations requires that each shareholder that receives First Bancorp shares pursuant to the merger attach to such shareholder's U.S. federal income tax return for the taxable year in which the merger occurs, a complete statement of all facts pertinent to the nonrecognition of gain or loss upon the merger. Shareholders should consult their own tax advisors regarding these disclosure requirements.

         Because certain tax consequences of the merger may vary depending upon the particular circumstances of each Century Bancorp shareholder, whether the shareholder receives cash or stock merger consideration, and other factors, each Century Bancorp shareholder should consult his or her own tax advisor to determine the particular tax consequences of the merger to such holder (including the application and effect of state, local and foreign tax laws).

ACCOUNTING TREATMENT

         The merger will be accounted for by First Bancorp as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, First Bancorp will record, at fair value, the acquired assets and assumed liabilities of Century Bancorp. To the extent the total purchase price exceeds the fair value of assets acquired and liabilities assumed, First Bancorp will record goodwill. Under current accounting standards, any goodwill will be amortized over the period of expected benefit (which First Bancorp expects to initially set at 15 years) and will be included in First Bancorp's consolidated results of operations after the merger is completed. Financial statements of First Bancorp issued after completion of the merger will reflect the impact of Century

Bancorp but past periods shown will not be restated to reflect Century Bancorp's historical financial position or results of operations. The unaudited historical and pro forma comparative per share data contained in this proxy statement/prospectus has been prepared using the purchase method of accounting.

EXPENSES AND FEES

         The merger agreement provides that each of the parties will pay all of its own expenses in connection with the transactions contemplated by the merger agreement.

RESALES OF FIRST BANCORP COMMON STOCK

         First Bancorp common stock to be issued to the Century Bancorp shareholders in connection with the merger will be registered under the Securities Act of 1933. All shares of First Bancorp common stock received by holders of Century Bancorp common stock and all shares of First Bancorp common stock issued and outstanding immediately prior to the completion of the merger will be freely transferable upon consummation of the merger by those Century Bancorp shareholders not deemed to be "affiliates" of Century Bancorp. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Century Bancorp at the time of the shareholder meeting (generally, executive officers, directors and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of First Bancorp common stock received in the merger by affiliates of Century Bancorp and certain of their family members and related interests. Under the rule, during the one-year period following the consummation of the merger, affiliates of Century Bancorp may resell publicly the First Bancorp common stock received by them in the merger within certain limitations as to the amount of First Bancorp common stock sold in any three-month period and as to the manner of sale. After the one-year period, affiliates of Century Bancorp who are not affiliates of First Bancorp may resell their shares without restriction. The ability of affiliates of Century Bancorp to resell shares of First Bancorp common stock received in the merger under Rule 145 will be subject to First Bancorp having satisfied its Securities Exchange Act of 1934 reporting requirements for specified periods prior to the time of sale. Affiliates of Century Bancorp will receive additional information regarding the effect of Rule 145 on their ability to resell First Bancorp common stock received in the merger. Such affiliates also would be permitted to resell First Bancorp common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the Securities Act registration requirements. This proxy statement/prospectus does not cover any resales of First Bancorp common stock received by persons who may be deemed to be affiliates of Century Bancorp.

         Century Bancorp will use its reasonable efforts to cause each person or entity that is an "affiliate" for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

         Additionally, shareholders of Century Bancorp who become affiliates of First Bancorp will be subject to the above-described volume limitations on the resale of First Bancorp stock, whether obtained in connection with the merger or otherwise, for as long as they remain affiliates of First Bancorp and for an additional three months thereafter.

STOCK OPTION AGREEMENT

         At the same time as the merger agreement, and as a condition to the parties entering into the merger agreement, Century Bancorp granted First Bancorp an option to purchase up to 19.9% of the shares of Century Bancorp common stock issued and outstanding before giving effect to the exercise of the option at a cash price per share equal to $14.25, under the circumstances described below. Under such stock option agreement, First Bancorp's total profit resulting from the exercise of the option may not exceed $663,000.

         The purpose of the option agreement is to increase the likelihood that the merger will be completed by making it more difficult and more expensive for a third party to gain control of Century Bancorp or its banking subsidiary, Home Savings. Accordingly, the option is exercisable only upon the occurrence of certain events that generally involve the acquisition or attempted acquisition of Century Bancorp or Home Savings, a significant portion of Century Bancorp's then outstanding common stock or all or a significant portion of the assets of Century

Bancorp or Home Savings. In addition, the stock option agreement provides that if a third party obtains control of Century Bancorp (whether by the acquisition of shares of stock, merger, consolidation or otherwise), First Bancorp may require the repurchase of the option and all shares purchased pursuant to the option. The repurchase price for the option and the shares would be equal to the amounts paid to purchase shares pursuant to the option plus the lesser of (i) $663,000 and (ii) the sum of (x) to the extent the option has been exercised, the positive difference, if any, between the market value of the option shares repurchased and the exercise price paid or payable, and (y) to the extent the option has not been exercised, the market value of the option.

         The exercise of the option granted under the stock option agreement may be subject to certain regulatory approvals, but First Bancorp disclaims beneficial ownership of the shares subject to such option unless and until the option is actually exercised.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         In the merger, Century Bancorp shareholders will exchange their shares of Century Bancorp common stock for shares of First Bancorp common stock and cash. Century Bancorp is a North Carolina corporation governed by its articles of incorporation and bylaws and North Carolina law. First Bancorp is a North Carolina corporation governed by its articles of incorporation and bylaws and North Carolina law. There are significant differences between the rights of Century Bancorp shareholders and First Bancorp shareholders. The following is a summary and comparison of certain provisions of the articles of incorporation and bylaws of Century Bancorp and First Bancorp. This summary and comparison, however, is not intended to be complete and is qualified it its entirety by reference to the North Carolina Business Corporation Act (the "North Carolina Act"), as well as First Bancorp's articles of incorporation and bylaws and Century Bancorp's articles of incorporation and bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The articles of incorporation and bylaws of certain corporations contain provisions designed to assist the board of directors in playing a role if any group or person attempts to acquire control of the company, so that the board of directors can protect the interests of the company and its shareholders under the circumstances. These provisions may help the board of directors determine that a sale of control is in the best interests of the shareholders or may enhance the board's ability to maximize the value to be received by the shareholders upon a sale of control of the company.

         Anti-takeover provisions may, however, tend to discourage some takeover bids. As a result, the corporation's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, the company may be able to avoid expenditures of time and money.

         These anti-takeover provisions also may discourage open market purchases by a company that may desire to acquire another corporation. Such open market purchases may increase the market price of the target's common stock temporarily and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, anti-takeover provisions may decrease the market price of the target's common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. Provisions such as those establishing a classified board or permitting removal of directors only for cause may make it more difficult and time consuming for a potential acquirer to obtain control of the target company by replacing the board of directors and management. Furthermore, these provisions may make it more difficult for a corporation's shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board or management is in the best interests of the corporation. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

         Unlike Century Bancorp, First Bancorp does not have any anti-takeover protections arising from the structure of its board of directors. As described below, First Bancorp has authorized but unissued shares of common stock available for various uses, but does not have any other anti-takeover protections such as the requirement of a supermajority vote to approve certain business combinations. Century Bancorp's articles of incorporation and bylaws, however, contain certain of these provisions. Its articles of incorporation and bylaws provide for a classified board in the event that there are nine or more directors, as described in greater detail below in "--Election of Directors." Currently, Century Bancorp has only five directors. Additionally, Century Bancorp's articles of incorporation require a supermajority vote for certain business combinations. See "--Shareholder Votes Required for Certain Actions." Century Bancorp also has authorized but unissued shares of common stock and authorized but unissued shares of preferred stock available for various uses.

AUTHORIZED CAPITAL STOCK


         FIRST BANCORP. First Bancorp's articles of incorporation authorize the issuance of up to 12,500,000 shares of First Bancorp common stock, no par value per share, of which 8,755,161 shares were outstanding as of April 16, 2001. There are no other shares of capital stock of First Bancorp outstanding. First Bancorp's board of directors may authorize the issuance of additional shares of First Bancorp common stock without further action by First Bancorp shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange or quotation system upon which First Bancorp common stock may be listed or quoted. The First Bancorp shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of First Bancorp common stock.


         Subject to the payment of cash in lieu of fractional shares, First Bancorp expects to issue 586,411 (i.e., 439,819, which is the number of shares of Century Bancorp common stock required by Section 2.3 of the merger agreement to be exchanged for the stock merger consideration, times the 1.3333 exchange ratio) shares of First Bancorp common stock in connection with the merger (subject to possible adjustment as described in "DESCRIPTION OF TRANSACTION--What Century Bancorp Shareholders Will Receive in the Merger"). First Bancorp will issue shares of its common stock pursuant to assumed and exercised options. It is a condition to the merger, however, that all executive officers and directors agree to cancel all of their options without exercise.


         Based on the number of shares of First Bancorp common stock outstanding on April 16, 2001, it is anticipated that, immediately following the consummation of the merger, a total of approximately 9,341,572 shares of First Bancorp common stock will be outstanding.


         The authority to issue additional authorized shares of First Bancorp common stock provides First Bancorp with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of First Bancorp common stock can be issued from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of First Bancorp. In addition, the sale of a substantial number of shares of First Bancorp common stock to persons who have an understanding with First Bancorp concerning the voting of such shares, or the distribution or declaration of a dividend of shares of First Bancorp common stock (or the right to receive First Bancorp common stock) to First Bancorp shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of First Bancorp.


         CENTURY BANCORP. The authorized capital stock of Century Bancorp consists of (a) 20,000,000 shares of common stock, no par value per share, of which 1,105,019 were outstanding as of April 12, 2001, and (b) 5,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. Century Bancorp's board may issue, without any further action by the Century Bancorp shareholders, unless such action is required in a particular case by applicable law or regulation or by any stock exchange or quotation system on which Century Bancorp's common stock may be traded or quoted, shares of Century Bancorp preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as the board of directors may determine. Among other potential uses, this authorized but unissued preferred stock could be issued to dilute the stock ownership of persons seeking to obtain control of Century Bancorp or as part of a shareholder rights plan. Century Bancorp thus could use the authorized but unissued preferred stock as a defensive measure against unwanted takeover attempts. First Bancorp's articles of incorporation do not authorize any preferred stock and thus do not provide its shareholders with this form of protection against hostile takeovers. Century Bancorp's directors have the right to authorize the issuance and sale of authorized but unissued shares of common stock, without shareholder approval, subject to similar limitations for similar purposes as First Bancorp as described above.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         Under the North Carolina Act, most amendments to the articles of incorporation must be proposed by the board of directors and approved by a majority of shareholders entitled to vote. Except as otherwise required in a bylaw adopted by the shareholders or by the articles of incorporation or the North Carolina Act, a majority of the board of directors of a North Carolina corporation may amend or repeal its bylaws; provided, however, that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the articles of incorporation or a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

         FIRST BANCORP. At a shareholder meeting held by First Bancorp on June 27, 2000, First Bancorp shareholders approved a bylaw establishing the number of directors of First Bancorp at not less than three and not more than 18.

         CENTURY BANCORP. Century Bancorp's articles of incorporation provide that the supermajority voting provision relating to business combinations (see "--Shareholder Votes Required for Certain Actions") cannot be amended unless the supermajority vote necessary to approve the business combination is obtained. Century Bancorp has no shareholder approved bylaws.

ELECTION OF DIRECTORS

         FIRST BANCORP. The First Bancorp board of directors is comprised of between three and 18 members, as fixed at or prior to each annual meeting by the board of directors. At each annual meeting, directors are elected to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. In general, each shareholder has one vote for each share of common stock owned, and the persons receiving the highest number of votes at a meeting at which a quorum is present are elected to the board. However, the board of directors may also be elected by the use of cumulative voting. The right to elect the board by cumulative voting may be exercised only if: (1) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized at the meeting; or (2) a shareholder or proxy holder present at the meeting announces, before the voting for directors starts, his or her intention to vote cumulatively. If such an announcement is made, the meeting will be recessed for at least two, but not more than seven days (or any other time period unanimously agreed upon). Cumulative voting is advantageous to minority shareholders. Without cumulative voting, the holders of a majority of the shares of First Bancorp common stock could elect 100% of the directors. Cumulative voting permits minority shareholders to concentrate their votes and obtain representation on the First Bancorp board of directors. If cumulative voting is chosen pursuant to one of the procedures described above, each shareholder is entitled to multiply the number of votes he or she is entitled to cast by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

         CENTURY BANCORP. The Century Bancorp board must consist of at least five, but not more than 15 members, with the exact number to be determined from time to time by the board of directors. Currently, the size of the board of Century Bancorp is five. The Century Bancorp articles of incorporation and bylaws provide that, at all times when the total number of the members of the board of directors is nine or more, the board of directors will be classified and divided into three classes, with each class being as nearly equal in number as possible and each director serving a three-year term of office. The effect of Century Bancorp having a classified board of directors is that only approximately one-third of the members of Century Bancorp's board of directors are elected each year, which effectively requires two annual meetings for the Century Bancorp shareholders to change a majority of the members of the board of directors. By potentially delaying the time within which an acquirer could obtain working control of Century Bancorp's board of directors, this provision may discourage some potential mergers, tender offers or hostile takeover attempts. Century Bancorp shareholders will not have this protection after the merger because First Bancorp's board of directors is not classified. During all times where the board of Century Bancorp consists of less than nine members, all directors will be elected at each annual meeting to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

         The holders of Century Bancorp common stock are entitled to one vote per share held of record on all matters submitted to a shareholder vote. The Century Bancorp shareholders do not have the right to vote cumulatively in the election of directors. As a result of the absence of cumulative voting, the majority of votes represented at a meeting may elect all directors, and the remaining minority shareholders may not elect any directors. The absence of cumulative voting makes it more difficult for shareholders that hold a minority of the outstanding shares of Century Bancorp common stock to elect representatives of their choice. Because First Bancorp has cumulative voting for directors, minority shareholders will have a greater opportunity to obtain representation on the board after completion of the merger.

DIRECTOR REMOVAL AND VACANCIES

         FIRST BANCORP. First Bancorp's bylaws provide that at any shareholder meeting for which the notice of meeting states that one purpose of the meeting is the removal of any or all directors, one or more directors may be removed with or without cause by a majority vote of those shareholders entitled to vote. However, unless the entire board is removed, an individual director cannot be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. In addition, the First Bancorp bylaws provide that no individual may be elected to or may serve on the board at any time after such individual's 72nd birthday, except that a director who is elected prior to his or her 72nd birthday and reaches the age of 72 while serving his or her term may serve until the next annual meeting of shareholders. In connection with First Bancorp's acquisition of First Savings Bancorp, Inc., First Bancorp agreed to waive its mandatory retirement rule for William E. Samuels and Felton J. Capel, former directors of First Savings Bancorp, Inc., until each reaches age 75, as permitted by its bylaws for directors added to the board in connection with acquisitions.

         Vacancies occurring on the First Bancorp board may be filled by the shareholders at any annual or special meeting, the board of directors at any regular or special meeting, the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by the sole director remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the shareholders of that voting group are entitled to fill the vacancy. A director that is elected to fill a vacancy serves for the unexpired term of his or her predecessor.

         CENTURY BANCORP. The Century Bancorp bylaws provide that at any shareholder meeting for which the notice of meeting states that one purpose of the meeting is the removal of one or more directors, the shareholders may remove a director from office with cause if the number of votes for removal is greater than the number of votes opposing removal. However, if the director is elected by a voting group, only the shareholders of that voting group may participate in the vote on removal.

         Any vacancy occurring on the Century Bancorp board may be filled by the board of directors. If the remaining directors do not constitute a quorum, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors or the sole remaining director. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the shareholders of that voting group are entitled to fill the vacancy. A director that is elected to fill a vacancy will serve for the unexpired term of his or her predecessor. Additionally, the North Carolina Act permits shareholders to fill a vacancy on a board of directors, unless the corporation's articles of incorporation provide otherwise. It is unclear whether the bylaws of Century Bancorp provide otherwise, and thus the shareholders of Century Bancorp also may be able to fill such a vacancy.

LIMITATIONS ON DIRECTOR LIABILITY

         FIRST BANCORP. The First Bancorp articles of incorporation provide that, to the fullest extent permitted by the North Carolina Act, a director of First Bancorp will not be personally liable to the corporation or its shareholders for monetary damages for breach of his or her duty as a director. The limitation on monetary damages does not preclude other equitable remedies such as injunctive relief or rescission, and such limitation may not be available for violations of federal and state banking and securities laws.

         CENTURY BANCORP. The Century Bancorp articles of incorporation provide substantially the same exculpation from liability for directors as the articles of incorporation of First Bancorp.

INDEMNIFICATION OF DIRECTORS

         FIRST BANCORP. Under the North Carolina Act, a corporation may indemnify any director against liability if such person:

         -        acted in his or her official capacity as a director;

         -        conducted himself or herself in good faith;

         - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

         - in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under the North Carolina Act, a corporation may not indemnify a director:

         - in connection with a proceeding by or in the right of the corporation in which such person was held liable to the corporation; or

         - in connection with a proceeding in which such person was held liable on the basis that personal benefit was improperly received by him or her.

         Unless limited by its articles of incorporation, a North Carolina corporation must indemnify, against reasonable expenses incurred, a director who is wholly successful, on the merits or otherwise, in defending any proceeding to which the director was a party because of his or her status as a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if that director furnishes the corporation a written undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. A director may apply for court-ordered indemnification under certain circumstances.

         Under the North Carolina Act, unless a corporation's articles of incorporation provide otherwise,

         - an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, and

         - the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

         In addition and separate from the statutory indemnification rights discussed above, the North Carolina Act provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. A corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of his activities that were at the time taken known or believed by him or her to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification also may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

         First Bancorp's bylaws provide for mandatory indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director, officer, employee or agent of First Bancorp, or, at the request of First Bancorp, is or was serving as a director, officer, employee or agent of another entity against:

         - reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought on or on behalf of the corporation seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity; and

         - reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

         First Bancorp's board of directors must take all such action as may be necessary and appropriate to authorize First Bancorp to fulfill its mandatory indemnification obligations, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity to such claimant and giving notice to, and obtaining approval by, the shareholders of the corporation. First Bancorp's bylaws do not provide for any additional, permissive indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling First Bancorp pursuant to the foregoing provisions, First Bancorp has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         CENTURY BANCORP. Century Bancorp's bylaws provide for substantially the same mandatory indemnification described above for First Bancorp. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Century Bancorp pursuant to the foregoing provisions, Century Bancorp has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SPECIAL MEETINGS OF SHAREHOLDERS

         FIRST BANCORP. First Bancorp's bylaws provide that special meetings of First Bancorp shareholders may be called by the President, the board of directors or by a shareholder at the written request of the holders of at least 10% of the shares entitled to vote on the issues proposed to be considered at the special meeting.

         CENTURY BANCORP. Century Bancorp's bylaws provide that special meetings of Century Bancorp shareholders may be called by the Chief Executive Officer, President, Chairman of the Board, or the board of directors. However, because shareholder ability to call a special meeting is not specifically authorized in its articles of incorporation or bylaws, under the North Carolina Act, so long as Century Bancorp is a public corporation (that is, has a class of stock registered under the Securities Exchange Act of 1934), its shareholders are not entitled to call a special meeting.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         FIRST BANCORP. First Bancorp's bylaws provide that the nomination of persons for election to the First Bancorp board of directors may be made at an annual or special meeting of shareholders (a) by or at the direction of the board of directors, or (b) by any shareholder of the corporation entitled to vote for the election of directors who was a shareholder of record at the time of giving of proper written notice to the secretary of the corporation and who complies with the notice procedures set forth in the First Bancorp bylaws. Shareholders of record entitled to vote at the annual meeting also may propose other business to be brought before the annual meeting if they comply with the notice procedures set forth in the First Bancorp bylaws.

         CENTURY BANCORP. The Century Bancorp bylaws provide that nomination of persons for election to the Century Bancorp board may be made at a meeting of the shareholders (a) by the board of directors, or (b) by any holder of shares entitled to be voted at the meeting for the election of directors. All nominations by shareholders must be in writing and must comply with the notice procedures set forth in the Century Bancorp bylaws. Neither the articles of incorporation nor bylaws of Century Bancorp establish any notice procedures for shareholder proposals of business to be brought before an annual meeting.

DISSENTERS' RIGHTS OF APPRAISAL

         FIRST BANCORP. Under the North Carolina Act, shareholders generally are entitled to dissent from, and obtain payment of the fair value of their shares when certain fundamental changes in the corporation or the shareholders' rights occur. However, dissenters' rights generally are not available to shareholders of a corporation, like First Bancorp, with its common stock listed on the Nasdaq National Market System, unless the governing documents of the corporation issuing those shares provide otherwise, or, in the case of a merger or share exchange, shareholders receive consideration other than cash or shares of stock of another corporation listed on a national exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. First Bancorp's articles of incorporation and bylaws do not provide for any additional dissenters' rights.

         CENTURY BANCORP. In contrast to First Bancorp, Century Bancorp is a North Carolina corporation with its stock listed on the Nasdaq Small Cap Market (rather than on a national securities exchange or the Nasdaq National Market System), and thus Century Bancorp shareholders' rights to dissent are not so limited. Century Bancorp shareholders have a right to dissent under the North Carolina Act to the merger of Century Bancorp into First Bancorp. See "SHAREHOLDER MEETING -- Dissenters' Rights." Century Bancorp's articles of incorporation and bylaws do not provide for any additional dissenters' rights.

SHAREHOLDER VOTES REQUIRED FOR CERTAIN ACTIONS

         FIRST BANCORP. Neither the articles of incorporation nor bylaws of First Bancorp address the voting requirements for different actions. Accordingly, the provisions of the North Carolina Act apply. In general, a majority of outstanding shares or a majority of votes cast must approve an action for it to be effective. In connection with a significant merger, however, the affirmative vote of the holders of at least a majority of the outstanding shares is required to consummate the merger. Since the number of shares of First Bancorp common stock issued and outstanding after the merger does not exceed by more than 20% the number of shares of First Bancorp common stock issued and outstanding immediately prior to the merger, no shareholder vote is required by First Bancorp shareholders either to approve the merger or the issuance of its shares of common stock as merger consideration.

         CENTURY BANCORP. Century Bancorp is also subject to the North Carolina Act. However, its articles of incorporation provide that the affirmative vote of the holders of at least 75% of the outstanding shares of Century Bancorp common stock is required to approve certain business combinations. This supermajority voting requirement does not apply, however, if the transaction has been approved by at least 75% of all of the directors of Century Bancorp (or 75% of the non-related, continuing directors of Century Bancorp if the business combination is proposed by a related person) at a duly called or convened regular or special meeting of the board of directors. The proposed merger with First Bancorp was unanimously approved by the Century Bancorp directors, making the supermajority provision inapplicable to it.

         For purposes of the supermajority provision, a "business combination" is any transaction in connection with a combination or merger of Century Bancorp, the acquisition of more than 10% of Century Bancorp's voting stock or a purchase or sale of a substantial portion (20% or more) of the assets of Century Bancorp or any subsidiary thereof, in each case, which requires (if applicable) the approval of or notice to and absence of objection by (a) any federal or state regulatory authority of banks, savings banks, savings and loan associations or their holding companies, (b) the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or (c) the shareholders of Century Bancorp. A reorganization, acquisition, merger or purchase or sale of assets or combination initiated by Century Bancorp upon the vote of at least 51% of its non-related, continuing directors is not deemed a business combination.

         Century Bancorp's articles of incorporation further provide that the board of directors, when evaluating the merits of any business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the company and its shareholders, give due consideration to all relevant factors, including, without limitation: (a) the social and economic effects of acceptance of such offer on the depositors, borrowers, other customers, employees and creditors of Century Bancorp and its subsidiaries and on the communities in which Century Bancorp and its subsidiaries operate or are located; (b) the ability of Century Bancorp and its subsidiaries to fulfill the objectives of a bank and/or savings bank and/or savings and loan association holding company, and of commercial banking and/or savings bank and/or savings and loan entities under applicable federal and state statutes and regulations;
(c) the business and financial condition and prospects and earnings prospects of the person or persons proposing the business combination (including existing and likely financial obligations of such person or persons) and the possible effects of such conditions and prospects upon Century Bancorp and its subsidiaries and the communities in which they are located; (d) the competence, experience and integrity of the person or persons proposing the business combination and its or their management; and (e) the prospects for successful completion of the proposed business combination.

         Even though the constituency provision described above provides that the board has sole discretion in making such determination, the provision may discourage or make more difficult certain business combinations, and therefore, may adversely affect the ability of the shareholders to benefit from certain transactions opposed by Century Bancorp's board of directors. The supermajority provisions of Century Bancorp's articles of incorporation may have the effect of delaying, deferring or preventing a change in control of Century Bancorp that some holders of Century Bancorp may deem to be in their best interests. First Bancorp does not have any such supermajority approval requirements.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         FIRST BANCORP. The North Carolina Act gives a shareholder of a North Carolina corporation the right to inspect and copy books and records of the corporation during regular business hours if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. To inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         CENTURY BANCORP. The Century Bancorp shareholders have the right to inspect and copy Century Bancorp's books and records as set forth above.

DIVIDENDS

         FIRST BANCORP. First Bancorp shareholders are entitled to receive such dividends or distributions as the board of directors authorizes in its discretion. First Bancorp's ability to pay dividends is subject to the restrictions of North Carolina corporate law. A corporation generally may authorize and make dividends so long as after making the dividend, the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less that the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy claims of shareholders who have preferential rights superior to the rights of the shareholders receiving the dividend.

         There are various statutory limitations on the ability of First Bancorp's banking subsidiaries to pay dividends to First Bancorp. See "CERTAIN REGULATORY CONSIDERATIONS."

         CENTURY BANCORP. The rights of Century Bancorp shareholders to receive dividends are substantially similar to those of First Bancorp shareholders.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS


         First Bancorp common stock is traded on the Nasdaq National Market System under the symbol "FBNC." Century Bancorp common stock is traded on the Nasdaq Small Cap Market under the symbol "CENB." The following table sets forth, for the calendar periods indicated, the high and low closing sale prices for First Bancorp and Century Bancorp common stock as reported by the Nasdaq Stock Market and the cash dividends declared per share of First Bancorp common stock and Century Bancorp common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                First Bancorp                             Century Bancorp
                                    -------------------------------------     ----------------------------------------
                                                                  Cash                                        Cash
                                         Price Range            Dividends         Price Range(1)           Dividends
                                    ---------------------       Declared      --------------------         Declared
                                     High           Low         Per Share      High          Low          Per Share(1)
                                    ------         ------       ---------     ------        ------        ------------
1998
First Quarter                        28.00          19.50          0.15        39.00         28.25           0.17
Second Quarter                       24.67          20.67          0.15        36.75         15.25          10.17(2)
Third Quarter                        22.67          19.33          0.15        16.88         12.00           0.17
Fourth Quarter                       22.00          16.00          0.15        14.50         12.75           0.17

1999
First Quarter                        19.83          16.00          0.16        14.00         13.50           0.17
Second Quarter                       18.17          14.67          0.16        14.00         13.00           0.17
Third Quarter                        19.67          15.71          0.16        13.81         13.63           0.17
Fourth Quarter                       20.00          15.50          0.16        13.75         12.75           0.17

2000
First Quarter                        17.25          12.06          0.17        13.25         12.75           0.17
Second Quarter                       16.94          12.63          0.17        14.25         12.75           0.17
Third Quarter                        15.50          13.50          0.22        15.13         14.06           0.17
Fourth Quarter                       16.13          14.25          0.22        19.19         14.25           0.17

2001
First Quarter                        21.25          15.88          0.22        22.38         18.63           0.17
Second Quarter (through              19.63          18.00          0.00        22.00         21.00           0.00
   April 16, 2001)


------------------------

(1) Adjusted for the effect of the 3-for-1 stock split declared in the second quarter of 1998.

(2) Century Bancorp paid a special, non-recurring $10.00 return of capital dividend in the second quarter of 1998.


         On April 16, 2001, the last sale price of First Bancorp common stock as reported on the Nasdaq National Market System was $19.13 per share and the last sale price of Century Bancorp common stock as reported on the Nasdaq Small Cap Market was $21.10 per share. On October 19, 2000, the last business day prior to the public announcement of the merger, the last sale price of First Bancorp common stock as reported on the Nasdaq National Market System was $14.25 per share and the last sale price of Century Bancorp common stock as reported by the Nasdaq Small Cap Market also was $14.25 per share.


         The holders of First Bancorp common stock are entitled to receive dividends when and if declared by First Bancorp's board of directors out of funds legally available therefor. Although First Bancorp currently intends to continue to pay quarterly cash dividends on the First Bancorp common stock, there can be no assurance that First Bancorp's dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend on business conditions, operating results, capital and reserve requirements, and the First Bancorp board's consideration of other relevant factors. The principal source of funds for the payment of dividends by First Bancorp is dividends from First Bank.

         First Bancorp currently pays quarterly dividends at an annualized rate of $0.88 per share of First Bancorp common stock, which, based on an exchange ratio of 1.3333, equates to approximately $1.17 per share of Century Bancorp common stock. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Century Bancorp currently pays quarterly dividends at an annualized rate of $0.68 per share of Century Bancorp common stock.

         First Bancorp and Century Bancorp are each legal entities separate and distinct from their subsidiaries, and their revenues depend in significant part on the payment of dividends from their respective subsidiary banks. First Bancorp's and Century Bancorp's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS."

                           BUSINESS OF CENTURY BANCORP

         Century Bancorp is a bank holding company headquartered in Thomasville, North Carolina. It conducts its operations through its subsidiary bank, Home Savings, which is a North Carolina-chartered stock savings bank. In addition, it has made a loan to the Home Savings Employee Stock Ownership Plan, with respect to which it receives interest payments.

         Home Savings was organized in 1915. It has been a member of the Federal Home Loan Bank system and its deposits have been federally insured since the late 1950s. Home Savings' deposits are insured by the Savings Association Insurance Fund of the FDIC to the maximum amount permitted by law. Home Savings provides a wide range of banking services, including accepting time and demand deposits and making secured and unsecured loans to individuals and businesses.

         Home Savings conducts business through its full service office in Thomasville, North Carolina. Home Savings' primary market area covers the communities within a 10-mile radius of its office, which includes portions of Davidson, Randolph and Guilford counties in North Carolina. As of December 31, 2000, Century Bancorp had consolidated assets of $104.9 million, net consolidated loans of $90.8 million, consolidated deposits of $72.9 million, consolidated investment securities of $9.2 million, and consolidated shareholders' equity of $18.5 million.

         At December 31, 2000, Century Bancorp and Home Savings had ten full-time employees.

         Century Bancorp's principal executive offices are located at 22 Winston Street, Thomasville, North Carolina 27360, and its telephone number is (336) 475-4663.

         Additional information with respect to Century Bancorp and Home Savings is included elsewhere herein and in documents delivered with this proxy statement/prospectus and incorporated by reference herein. See "ADDITIONAL INFORMATION."

                            BUSINESS OF FIRST BANCORP

         First Bancorp is a one-bank holding company. The principal activity of First Bancorp is the ownership and operation of First Bank, a North Carolina-chartered bank with its main office in Troy, North Carolina. First Bancorp also owns and operates two nonbank subsidiaries, Montgomery Data Services, Inc., a data processing company, and First Bancorp Financial Services, Inc., which currently owns and operates various real estate properties. First Bancorp also owns First Bank Insurance Services, Inc., a provider of non-FDIC insured insurance and investment products and First Troy Realty Corporation, a real estate investment trust.

         First Bancorp was incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring all of the outstanding common stock of First Bank of Montgomery through stock-for-stock exchanges. On December 31, 1986, the holding company changed its name to First Bancorp to conform its name to the name of the bank, which had changed its name from Bank of Montgomery to First Bank in 1985.

         First Bank was organized in North Carolina in 1934 and began banking operations in 1935 as the Bank of Montgomery, named for the county in which it operated. First Bank now operates in a 15-county area centered in Troy, North Carolina. Troy, with a population of approximately 3,400, is located in the center of Montgomery County, approximately 60 miles east of Charlotte, 50 miles south of Greensboro and 80 miles southwest of Raleigh. First Bank conducts business in North Carolina from 39 branches located within an 80-mile radius of Troy, covering a geographical area from Maxton to the southeast, to High Point to the north, to Lillington to the east, and to Kannapolis to the west. Ranked by assets, First Bank was the 9th largest bank in North Carolina as of December 31, 2000. First Bank provides a full range of banking services, including the accepting of demand and time deposits and the making of secured and unsecured loans to individuals and businesses. In 2000, as in recent prior years, First Bank accounted for substantially all of the consolidated net income of First Bancorp.

         As of December 31, 2000, First Bancorp had consolidated assets of $915.2 million, net consolidated loans of $738.2 million, consolidated deposits of $770.4 million, consolidated investment securities of $117.5 million, and consolidated shareholders' equity of $110.7 million.

         First Bancorp's principal executive offices are located at 341 North Main Street, Troy, North Carolina 27371, and its telephone number is (910) 576-6171.

         Additional information with respect to First Bancorp and First Bank is included in the documents delivered with this proxy statement/prospectus and incorporated by reference herein. See "ADDITIONAL INFORMATION."

                        CERTAIN REGULATORY CONSIDERATIONS

         First Bancorp is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Century Bancorp is a savings bank holding company, also registered with the Federal Reserve under the Bank Holding Company Act. As such, each of First Bancorp, Century Bancorp and their banking subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. First Bancorp's and Century Bancorp's banking subsidiaries also are subject to supervision and examinations by federal and state banking authorities. Set forth below is a brief summary of certain of the areas of regulation. Additional information relating to Century Bancorp is included in Century Bancorp's 2000 Annual Report on Form 10-KSB and additional information relating to First Bancorp is included in First Bancorp's 2000 Annual Report on Form 10-K. See "ADDITIONAL INFORMATION."

         The merger is subject to prior approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act. First Bancorp and Century Bancorp have filed the required applications and notification with the Federal Reserve for approval of the merger. Assuming Federal Reserve approval, the parties may not consummate the merger until after termination of a waiting period between 15 and 30 days after that approval. During that time, the United States Department of Justice may challenge the merger on antitrust grounds.

         The Federal Reserve is prohibited from approving any transaction under the applicable statutes that:

         -        would result in a monopoly;

         - would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

         - may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

         In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks. The analysis of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977, as amended.

         Under the Community Reinvestment Act, the Federal Reserve must take into account the record of performance of each of First Bancorp and Century Bancorp and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Each of First Bancorp's and Century Bancorp's subsidiary banks has a "satisfactory" rating under the Community Reinvestment Act.

         Additionally, any merger of Century Bancorp's banking subsidiary, Home Savings, into First Bank will be subject to the approval of the Federal Reserve, the FDIC, the North Carolina Banking Commission and the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce. Such agencies will apply similar standards to their review of the bank merger as applied by the Federal Reserve to the merger of the holding companies. Obtaining these approvals is not a condition to the closing of the merger of First Bancorp and Century Bancorp. We cannot assure you, however, that these approvals will be obtained or that such approvals will be given without the imposition by a regulatory authority of a condition that would materially adversely impact the financial or economic benefits of the merger of the banking subsidiaries.

         First Bancorp and Century Bancorp and their banking subsidiaries are subject to certain federal and state laws and regulations relating to the following areas as summarized below:

         - Restrictions on the Payment of Dividends - First Bancorp and Century Bancorp are legal entities separate and distinct from their banking and other subsidiaries, but depend principally on dividends from their subsidiary depository institutions for cash flow to pay dividends to their shareholders. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to First Bancorp and Century Bancorp as well as by First Bancorp and Century Bancorp to their shareholders. The subsidiary banks of First Bancorp and Century Bancorp are subject to dividend restrictions imposed by the State of North Carolina and to the regulations of the Federal Reserve. Under such state dividend restrictions, at December 31, 2000, First Bank could declare aggregate annual dividends to First Bancorp of approximately $54,041,000, and, at June 30, 2000, Home Savings could declare aggregate annual dividends to Century Bancorp of approximately $458,000. The payment of dividends by First Bancorp and Century Bancorp also may be affected or limited by other factors, such as the requirement to maintain adequate capital above state or federal regulatory guidelines.

         - Capital Adequacy - First Bancorp and Century Bancorp and their banking subsidiaries are required by state and federal regulators to comply with certain capital adequacy standards related to risk exposure and the leverage position of financial institutions. Any bank or thrift that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. As of December 31, 2000, First Bancorp, Century Bancorp and their banking subsidiaries were in compliance with all such capital adequacy standards.

         - Support of Subsidiary Institutions - Under Federal Reserve policy, First Bancorp and Century Bancorp are expected to act as sources of financial strength for, and commit their resources to support, First Bank and Home Savings and any other banking subsidiaries, even in times when First Bancorp or Century Bancorp might not be inclined to provide such support.

         - Prompt Corrective Action - Federal banking regulators are required to audit First Bancorp, Century Bancorp, First Bank and Home Savings to determine whether they are adequately capitalized. If a banking institution is deemed by regulators to be insufficiently capitalized, the regulators are required to take certain actions designed to improve the capitalization of the financial institution.

         On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act. This statute contains several provisions that may affect how First Bancorp or Century Bancorp does business or the nature of the competition that it faces. The act permits banks, insurance companies and securities firms to affiliate within a single corporate structure, now known as a financial holding company. Using the financial holding company structure, insurance companies and securities firms may acquire bank holding companies, such as First Bancorp and Century Bancorp, and bank holding companies may acquire insurance companies and securities firms. A bank holding company that wishes to become a financial holding company must satisfy a number of conditions, including that all of the insured depository institution subsidiaries of the bank holding company have at least a "satisfactory" Community Reinvestment Act rating. In addition, a financial holding company may not commence a new financial activity or acquire control of a company engaged in such activities without satisfying this Community Reinvestment Act requirement. As a result of this new act, First Bancorp and Century Bancorp may face increased competition from more and larger financial institutions.

         The act also may cause First Bancorp to consider whether to expand its securities or insurance businesses. First Bancorp currently acts as a broker of non-FDIC insured insurance and investment products through its subsidiary, First Bank Insurance Services, Inc. The act allows increased activity in the insurance and securities underwriting businesses to be conducted through a subsidiary of a financial holding company and would involve both additional risk and regulatory burdens. First Bancorp has not made any decisions on whether to expand its securities or insurance operations. The act also contains certain provisions that impose additional duties on banking institutions regarding customer privacy.

                    DESCRIPTION OF FIRST BANCORP COMMON STOCK


         The First Bancorp articles of incorporation currently authorize the issuance of 12,500,000 shares of First Bancorp common stock, no par value. As of April 16, 2001, 8,755,161 shares of First Bancorp common stock were issued and outstanding and 836,666 shares were reserved for issuance under First Bancorp's benefit plans. The capital stock of First Bancorp does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund, or any governmental agency.


         Shares of First Bancorp common stock may be issued at such time or times and for such consideration as the First Bancorp board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of North Carolina, the First Bancorp articles of incorporation or bylaws or the rules of the Nasdaq National Market System.

         The holders of First Bancorp common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the First Bancorp board of directors out of legally available funds. The ability of First Bancorp to pay dividends is affected by the ability of its subsidiary depository institution, First Bank, to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. On December 31, 2000, under such requirements and guidelines, First Bancorp's depository institution had $54,041,000 of funds legally available for the payment of dividends. See "CERTAIN REGULATORY CONSIDERATIONS."

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of First Bancorp, the holders of First Bancorp common stock will be entitled to receive all of the remaining assets of First Bancorp, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of First Bancorp common stock held. The First Bancorp board may distribute in kind to the holders of First Bancorp common stock such remaining assets of First Bancorp or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of First Bancorp common stock. Neither the merger or consolidation of First Bancorp into any other corporation, nor the merger of any other corporation into First Bancorp, nor any purchase or redemption of shares of stock of First Bancorp of any class, will be deemed to be a dissolution, liquidation or winding-up of First Bancorp for purposes of this paragraph.

         Because First Bancorp is a holding company, its right and the rights of its creditors and shareholders, including the holders of First Bancorp common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of its subsidiaries' creditors.

         In connection with the conversion by Home Savings from a mutual savings bank to a stock savings bank in 1996, a liquidation account was established by Home Savings for the benefit of depositors of the bank as of June 30, 1996 who continued to maintain their deposits at Home Savings after such date. This liquidation account will be assumed by First Bank in connection with the anticipated merger of Home Savings into First Bank after completion of the merger of Century Bancorp into First Bancorp and will entitle those depositors to certain liquidation preferences in the unlikely event of a complete liquidation of First Bank.

         For a further description of First Bancorp common stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, the Century Bancorp board of directors knows of no matters that will be presented for consideration at the Century Bancorp special meeting other than as described in this proxy statement/prospectus. However, if any other matters shall properly come before the Century Bancorp special meeting or any adjournment or postponement of such meeting and are voted on, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                                     EXPERTS

         The consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Century Bancorp and its subsidiaries as of June 30, 2000 and 1999 and for each of the years in the three-year period ended June 30, 2000 have been incorporated herein by reference and in the registration statement in reliance upon the report of Dixon Odom PLLC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

         Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina will pass upon the legality of the shares of First Bancorp common stock to be issued in the merger. Certain legal matters will be passed upon for Century Bancorp by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina.

         Certain tax consequences of the transaction have been passed upon by KPMG LLP.

                             ADDITIONAL INFORMATION

         First Bancorp and Century Bancorp file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about First Bancorp and Century Bancorp at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         First Bancorp filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the First Bancorp common stock offered to the Century Bancorp shareholders. The registration statement contains additional information about First Bancorp and the First Bancorp common stock. The Securities and Exchange Commission allows First Bancorp to omit certain information included in the registration statement from this proxy statement/prospectus. The registration statement may be inspected and copied at the Commission's public reference facilities described above.

         Important business and financial information about First Bancorp and Century Bancorp is included in documents that are delivered with this proxy statement/prospectus and incorporated by reference herein, as described below:

         First Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference into this proxy statement/prospectus.

         The following documents filed with the Securities and Exchange Commission by Century Bancorp are incorporated by reference into with this proxy statement/prospectus:

         - Century Bancorp's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;

         - Century Bancorp's Quarterly Reports on Form 10-QSB for the quarters ended September 30, and December 31, 2000; and


         -        Century Bancorp's Current Report on Form 8-K dated October 19,
                  2000.


         A copy of First Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is delivered with this proxy statement/prospectus.

         Copies of Century Bancorp's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, its Annual Report to Shareholders for the fiscal year ended June 30, 2000 and its Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 are delivered with this proxy statement/prospectus.

         First Bancorp and Century Bancorp also incorporate by reference additional documents filed by them pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 after the end of their respective most recently ended fiscal years and prior to final adjournment of the Century Bancorp special meeting and, provided the merger is approved by the shareholders of Century Bancorp, until the deadline for the shareholders to elect to receive cash or stock consideration as merger consideration. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

         You may obtain copies of the information incorporated by reference in this proxy statement/prospectus upon written or oral request. The section on "OTHER INFORMATION ABOUT THE PARTIES" on page i above contains information about how such requests should be made.

         All information contained in this proxy statement/prospectus, delivered with the proxy statement/prospectus, or incorporated herein by reference with respect to First Bancorp was supplied by First Bancorp; and all information contained in this proxy statement/prospectus, delivered with the proxy statement/prospectus, or incorporated herein by reference with respect to Century Bancorp was supplied by Century Bancorp.

                                   APPENDIX A


                       MERGER AGREEMENT AND PLAN OF MERGER



--------------------------------------------------------------------------------





                                MERGER AGREEMENT


                                      AMONG


                                  FIRST BANCORP

                                       AND

                              CENTURY BANCORP, INC.







                          Dated as of October 19, 2000





--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                        ARTICLE I

                                                      DEFINED TERMS

1.1      Definitions..............................................................................................1

                                                       ARTICLE II

                                               THE HOLDING COMPANY MERGER;
                                        CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1      The Holding Company Merger...............................................................................7
2.2      Company Shares...........................................................................................8
2.3      Merger Consideration.....................................................................................9
2.4      Election and Allocation Procedures.......................................................................9
2.5      Closing Payment.........................................................................................11
2.6      Exchange Procedures.....................................................................................11
2.7      Dissenting Shares.......................................................................................12
2.8      Company Stock Options...................................................................................12

                                                       ARTICLE III

                                                    THE BANK MERGER;
                                     CONVERSION AND EXCHANGE OF COMPANY BANK SHARES

3.1      The Bank Merger.........................................................................................13
3.2      Company Bank Shares.....................................................................................13

                                                       ARTICLE IV

                                                       THE CLOSING

4.1      Closing.................................................................................................14
4.2      Deliveries by the Company...............................................................................14
4.3      Deliveries by the Buyer.................................................................................14

                                                        ARTICLE V

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1      Organization, Standing and Power........................................................................14
5.2      Authority; No Conflicts.................................................................................15
5.3      Capital Stock; Subsidiaries.............................................................................15
5.4      SEC Filings; Company Financial Statements...............................................................16
5.5      Absence of Undisclosed Liabilities......................................................................16
5.6      Absence of Certain Changes or Events....................................................................16
5.7      Tax Matters.............................................................................................16
5.8      Assets..................................................................................................17
5.9      Securities Portfolio and Investments....................................................................18
5.10     Environmental Matters...................................................................................18
5.11     Compliance with Laws....................................................................................18
5.12     Labor Relations.........................................................................................19

5.13     Employee Benefit Plans..................................................................................19
5.14     Material Contracts......................................................................................20
5.15     Legal Proceedings.......................................................................................20
5.16     Reports.................................................................................................21
5.17     Registration Statement; Proxy Statement.................................................................21
5.18     Accounting, Tax, and Regulatory Matters.................................................................21
5.19     State Takeover Laws.....................................................................................21
5.20     Charter Provisions......................................................................................21
5.21     Records.................................................................................................21
5.22     Derivatives.............................................................................................21
5.23     Certain Regulated Businesses............................................................................22
5.24     Commissions.............................................................................................22

                                                         ARTICLE VI

                                         REPRESENTATIONS AND WARRANTIES OF THE BUYER

6.1      Organization............................................................................................22
6.2      Authority; No Conflicts.................................................................................22
6.3      Buyer's Stock; Subsidiaries.............................................................................23
6.4      SEC Filings; Buyer Financial Statements.................................................................23
6.5      Absence of Undisclosed Liabilities......................................................................23
6.6      Absence of Certain Changes or Events....................................................................24
6.7      Tax Matters.............................................................................................24
6.8      Assets..................................................................................................25
6.9      Securities Portfolio and Investments....................................................................25
6.10     Environmental Matters...................................................................................25
6.11     Compliance with Laws....................................................................................26
6.12     Labor Relations.........................................................................................26
6.13     Employee Benefit Plans..................................................................................26
6.14     Material Contracts......................................................................................28
6.15     Legal Proceedings.......................................................................................28
6.16     Reports.................................................................................................28
6.17     Registration Statement; Proxy Statement.................................................................28
6.18     Accounting, Tax, and Regulatory Matters.................................................................29
6.19     Derivatives.............................................................................................29
6.20     Certain Regulated Businesses............................................................................29
6.21     Commissions.............................................................................................29

                                                       ARTICLE VII

                                                        COVENANTS

7.1      Covenants of the Company................................................................................29
7.2      Covenants of the Buyer..................................................................................31
7.3      Covenants of All Parties to the Agreement...............................................................34

                                                       ARTICLE VIII

                                           DISCLOSURE OF ADDITIONAL INFORMATION

8.1      Access to Information...................................................................................35
8.2      Access to Premises......................................................................................35
8.3      Environmental Survey....................................................................................35

8.4      Confidentiality.........................................................................................36
8.5      Publicity...............................................................................................36

                                                        ARTICLE IX

                                                    CONDITIONS TO CLOSING

9.1      Mutual Conditions.......................................................................................36
9.2      Conditions to the Obligations of the Company............................................................37
9.3      Conditions to the Obligations of the Buyer..............................................................38

                                                        ARTICLE X

                                                       TERMINATION

10.1     Termination.............................................................................................39
10.2     Procedure and Effect of Termination.....................................................................40

                                                      ARTICLE XI

                                               MISCELLANEOUS PROVISIONS

11.1     Expenses................................................................................................40
11.2     Survival of Representations.............................................................................40
11.3     Amendment and Modification..............................................................................41
11.4     Waiver of Compliance; Consents..........................................................................41
11.5     Notices.................................................................................................41
11.6     Assignment..............................................................................................42
11.7     Separable Provisions....................................................................................42
11.8     Governing Law...........................................................................................42
11.9     Counterparts............................................................................................42
11.10    Interpretation..........................................................................................42
11.11    Entire Agreement........................................................................................42

                                    EXHIBITS

Exhibit A Form of Plan of Merger in respect of the Holding Company Merger Exhibit B Form of Employment Agreement of James G. Hudson, Jr.
Exhibit C  Form of Company Option Agreement


                          COMPANY'S DISCLOSURE SCHEDULE

Section 5.2           Authority; No Conflicts
Section 5.3           Subsidiaries
Section 5.5           Absence of Undisclosed Liabilities
Section 5.6           Absence of Certain Changes or Events
Section 5.7           Tax Matters
Section 5.9           Securities Portfolio and Investments
Section 5.11          Compliance with Laws
Section 5.13          Employee Benefit Plans
Section 5.14          Material Contracts
Section 5.19          State Takeover Laws
Section 5.24          Commissions


                           BUYER'S DISCLOSURE SCHEDULE

Section 6.3           Subsidiaries
Section 6.5           Absence of Undisclosed Liabilities
Section 6.6           Absence of Certain Changes or Events
Section 6.7           Tax Matters
Section 6.8           Assets
Section 6.9           Securities Portfolio and Investments
Section 6.13          Employee Benefit Plans
Section 6.14          Material Contracts
Section 6.21          Commissions

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "AGREEMENT"), dated as of the 19th day of October, 2000, is by and among:

         FIRST BANCORP, a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the "BUYER"); and

         CENTURY BANCORP, INC., a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the "COMPANY").

                              BACKGROUND STATEMENT

         The Buyer and the Company desire to effect a merger pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the "HOLDING COMPANY MERGER"); and subsequent to the Holding Company Merger, it is expected that the Buyer Bank and the Company Bank will effect a merger pursuant to which the Company Bank will merge and combine into the Buyer Bank, with the Buyer Bank being the surviving corporation (the "BANK MERGER," and together with the Holding Company Merger, the "MERGERS"). In consideration of the Holding Company Merger, the shareholders of the Company will receive shares of common stock of the Buyer and/or cash. It is intended that the Mergers qualify as tax-free reorganizations under Section 368 of the Internal Revenue Code. The Mergers are expected to be accounted for under the purchase method.

                             STATEMENT OF AGREEMENT

         In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                  DEFINED TERMS

         1.1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

         "AFFILIATE" means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term "AFFILIATES" includes its subsidiaries.

         "AGREEMENT" means this Merger Agreement.

         "ASSETS" means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person's name and wherever located.

         "AVERAGE CLOSING PRICE" has the meaning given to it in SECTION 10.1(F).

         "BANK MERGER" has the meaning given to it in the Background Statement hereof.

         "BENEFIT PLANS" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

         "BUSINESS DAY" means any day excluding (a) Saturday, (b) Sunday and (c) any day that shall be a legal holiday in the State of North Carolina.

         "BUYER" has the meaning given to it in the introductory paragraph hereof.

         "BUYER BANK" means First Bank, a North Carolina bank and a wholly owned subsidiary of the Buyer.

         "BUYER CONTRACTS" has the meaning given to it in SECTION 6.14.

         "BUYER ERISA AFFILIATE" has the meaning given to it in SECTION 6.13.

         "BUYER FINANCIAL STATEMENTS" means, with respect to the Buyer and its subsidiaries, the consolidated audited statements of income and stockholder's equity and cash flows for the years ended December 31, 1999, 1998 and 1997 and consolidated audited balance sheets as of December 31, 1999, 1998 and 1997, as well as the interim unaudited consolidated statements of income and stockholders' equity and cash flows for each of the completed fiscal quarters since December 31, 1999 and the consolidated interim balance sheet as of each such quarter.

         "BUYER SEC REPORTS" has the meaning given to it in SECTION 6.4.

         "BUYER'S STOCK" means the common stock of First Bancorp, no par value, as traded on the Nasdaq National Market System.

         "BUYER'S STOCK PERCENTAGE CHANGE" has the meaning given to it in
SECTION 10.1(F).

         "CASH DESIGNEE SHARES" has the meaning given to it in SECTION 2.4.

         "CASH ELECTION AMOUNT" has the meaning given to it in SECTION 2.4.

         "CASH ELECTION SHARES" has the meaning given to it in SECTION 2.4.

         "CLOSING" means the closing of the Mergers, as identified more specifically in ARTICLE IV.

         "CLOSING DATE" has the meaning given to it in SECTION 4.1.

         "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "COMPANY" has the meaning given to it in the introductory paragraph hereof.

         "COMPANY BANK" means Home Savings, Inc., SSB, a North Carolina stock savings bank.

         "COMPANY BANK SHARES" has the meaning given to it in SECTION 3.2(A).

         "COMPANY CONTRACTS" has the meaning given to it in SECTION 5.14.


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         "COMPANY FINANCIAL STATEMENTS" means, with respect to the Company and its subsidiaries, the consolidated audited statements of income and stockholder's equity and cash flows for the years ended June 30, 2000, 1999 and 1998 and consolidated audited balance sheets as of June 30, 2000, 1999 and 1998, as well as the interim unaudited consolidated statements of income and stockholders' equity and cash flows for each of the completed fiscal quarters since June 30, 2000 and the consolidated interim balance sheet as of each such quarter.

         "COMPANY OPTION AGREEMENT" means the Option Agreement dated as of the date hereof between the Buyer and the Company substantially in the form of EXHIBIT C.

         "COMPANY OPTIONS" has the meaning given to it in SECTION 2.8.

         "COMPANY PARTIES" means the Company and the Company Bank.

         "COMPANY SEC REPORTS" has the meaning given to it in SECTION 5.4.

         "COMPANY SHARES" has the meaning given to it in SECTION 2.2(A).

         "CONFIDENTIALITY AGREEMENTS" has the meaning given to it in SECTION
8.4.

         "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

         "CONTRACT" means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

         "DEFAULT" means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this agreement or any of their subsidiaries or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

         "DISSENTING SHARES" has the meaning given to it in SECTION 2.7.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "EFFECTIVE TIME" has the meaning given to it in SECTION 2.1(E) or
SECTION 3.1, as appropriate.

         "ELECTION DEADLINE" has the meaning given to it in SECTION 2.4.

         "ELECTION FORM" has the meaning given to it in SECTION 2.4.

         "ENVIRONMENTAL ASSESSMENT" means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property of the Company and its subsidiaries.

         "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.

Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) ("OSHA"), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

         "ENVIRONMENTAL SURVEY" has the meaning given to it in SECTION 8.3.

         "ERISA PLAN" means any Benefit Plan that is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

         "EXCHANGE AGENT" has the meaning given to it in SECTION 2.6.

         "EXCHANGE RATIO" means 1.3333 (i.e., $20.00 divided by $15) shares of the Buyer's Stock for each Company Share, subject to adjustment pursuant to
SECTION 10.1(F).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

         "GOVERNMENTAL AUTHORITY" means any nation, province or state, or any political subdivision thereof, and any agency, department, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

         "HAZARDOUS MATERIAL" means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

         "HOLDING COMPANY MERGER" has the meaning given to it in the Background Statement hereof.

         "HUDSON EMPLOYMENT AGREEMENT" means the Employment Agreement to be entered into at or prior to Closing between the Buyer and James G. Hudson, Jr., substantially in the form attached hereto as EXHIBIT B.

         "INDEX PERCENTAGE CHANGE" has the meaning given to it in SECTION
10.1(F).

         "INTELLECTUAL PROPERTY" means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation) and (f) all other proprietary rights.

         "KNOWLEDGE OF THE BUYER PARTIES" means the actual personal knowledge of any of the directors and officers of the Buyer and the Buyer Bank and any of their subsidiaries.

         "KNOWLEDGE OF THE COMPANY PARTIES" means the actual personal knowledge of any of the directors and officers of the Company and the Company Bank and any of their subsidiaries.

         "LAW" means any code, law, ordinance, rule, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

         "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

         "LIEN" means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) pledges to secure deposits, Liens to secure advances from the Federal Home Loan Bank of Atlanta and other Liens incurred in the ordinary course of the banking business.

         "LITIGATION" means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOAN COLLATERAL" means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which the Company or any of its subsidiaries has taken a security interest with respect to, on which the Company or any of it subsidiaries has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Company or any of its subsidiaries or any note, account, or other receivable payable to the Company or any of its subsidiaries.

         "MAILING DATE" has the meaning given to in SECTION 2.4.

         "MARKET VALUE" of the Buyer's Stock on any date shall be the closing price of such stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such date is not a trading day, on the last trading day preceding that date.

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in market interest rates, real estate markets or other market conditions applicable to banks or thrift institutions generally, (c) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (d) actions and omissions of a Person (or any of its subsidiaries) taken with the prior informed consent of the other Person in contemplation of the transactions contemplated hereby, and (e) the Mergers (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Persons.

         "MEASUREMENT PERIOD" has the meaning given to it in SECTION 10.1(F).

         "MERGER CONSIDERATION" has the meaning given to it in SECTION 2.3(A).

         "MERGERS" has the meaning given to it in the Background Statement hereof.

         "NO ELECTION SHARE" has the meaning given to it in SECTION 2.4.

         "NORTH CAROLINA ADMINISTRATOR" means the North Carolina Administrator, Savings Institutions Division, North Carolina Department of Commerce.

         "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Person in question or any of its subsidiaries participates in the management (including but not limited to participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PENSION PLAN" means any ERISA Plan that also is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA).

         "PERMIT" means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "PERSON" means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

         "PER SHARE CASH CONSIDERATION" has the meaning given to it in SECTION 2.3.

         "PER SHARE STOCK CONSIDERATION" has the meaning given to in SECTION
2.3.

         "PROXY STATEMENT" has the meaning given to it in SECTION 5.17.

         "REAL PROPERTY" means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, "Real Property", as used with respect to any of the Company and its subsidiaries, does not include any Loan Collateral not yet foreclosed and conveyed to the Company or one of its subsidiaries as of the date with respect to which the term "Real Property" is being used.

         "REGISTRATION STATEMENT" has the meaning given to it in SECTION 5.17.

         "REGULATORY AUTHORITIES" means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the North Carolina Administrator, the North Carolina Commissioner of Banks, the FDIC, the National Association of Securities Dealers and the SEC, and all other regulatory agencies having jurisdiction over the Parties and their respective subsidiaries.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" means the Securities and Exchange Commission.

         "SNL INDEX" has the meaning given to it in SECTION 10.1(F).

         "SECURITIES DOCUMENTS" means all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a Person or any of its subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

         "SHAREHOLDER MEETING" has the meaning given to it in SECTION 5.17.

         "STOCK ADJUSTMENT" has the meaning given to it in SECTION 2.3(D).

         "STOCK DESIGNEE SHARES" has the meaning given to it in SECTION 2.4.

         "STOCK ELECTION SHARES" has the meaning given to it in SECTION 2.4.

         "SURVIVING BANK" has the meaning given to it in SECTION 3.1.

         "SURVIVING HOLDING COMPANY" has the meaning given to it in SECTION 2.1(A).

         "TAX" or "TAXES" means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

         "TAX RETURN" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

         "TAXABLE PERIOD" shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "TOTAL CASH MERGER CONSIDERATION" has the meaning given to it in
SECTION 2.3.

         "TOTAL STOCK MERGER CONSIDERATION" has the meaning given to it in
SECTION 2.3.

                                   ARTICLE II

                           THE HOLDING COMPANY MERGER;
                    CONVERSION AND EXCHANGE OF COMPANY SHARES

         2.1.     THE HOLDING COMPANY MERGER.

         (a) The Merger. On the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Holding Company Merger, which shall be substantially in the form attached hereto as EXHIBIT A, and North Carolina Law, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the "SURVIVING HOLDING COMPANY").

         (b) Governing Documents. The articles of incorporation of the Buyer in effect at the Effective Time (as defined below) of the Holding Company Merger shall be the articles of incorporation of the Surviving Holding Company until further amended in accordance with applicable law. The bylaws of the Buyer in effect at such Effective Time shall be the bylaws of the Surviving Holding Company until further amended in accordance with applicable law.

         (c) Directors and Officers. Subject to SECTION 7.2(B) and the Hudson Employment Agreement, from and after the Effective Time of the Holding Company Merger, until successors or additional directors are duly elected or appointed in accordance with applicable law, (i) the directors of the Buyer at such Effective Time shall be the directors of the Surviving Holding Company, and
(ii) the officers of the Buyer at such Effective Time shall be the officers of the Surviving Holding Company.

         (d) Approval. The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby (including without limitation the above-described Plan of Merger) and (ii) the Holding Company Merger and the other transactions contemplated hereby.

         (e) Effective Time. The Holding Company Merger shall become effective on the date and at the time of filing of the related Articles of Merger, in the form required by and executed in accordance with the laws of North Carolina, or at such other time specified therein. The date and time when the Holding Company Merger shall become effective is herein referred to as the "EFFECTIVE TIME" of the Holding Company Merger.

         (f) Filing of Articles of Merger. At the Closing, the Buyer and the Company shall cause the Articles of Merger (containing the above-referenced Plan of Merger) in respect of the Holding Company Merger to be executed and filed with the Secretary of State of North Carolina, as required by the laws of North Carolina, and shall take any and all other actions and do any and all other things to cause the Holding Company Merger to become effective as contemplated hereby.

         2.2      COMPANY SHARES.

         (a) Each share of the Company's capital stock (the "COMPANY SHARES"), no par value per share, issued and outstanding to Persons, except for Company Shares held by the Buyer and its Affiliates immediately prior to the Effective Time of the Holding Company Merger (other than shares held in a fiduciary capacity or as a result of debts previously contracted), shall, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, be canceled and converted at such Effective Time into the right to receive the Merger Consideration (as defined below) in accordance with this
ARTICLE II.

         (b) Each Company Share, by virtue of the Holding Company Merger and without any action on the part of the holder thereof, shall at the Effective Time of the Holding Company Merger no longer be outstanding, shall be canceled and retired and shall cease to exist, and each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

         (c) Trustees of the Home Savings, Inc. SSB Employee Stock Ownership Plan will elect to receive Per Share Cash Consideration for the number of unallocated Company Shares held by such plan necessary to produce an amount of cash sufficient to repay the Company's loan to such Plan. Remaining unallocated Company Shares held by such plan will be allocated to participants on a pro rata basis in accordance with their respective account balances. The Company Shares held by such plan will be distributed to participants upon a termination of such plan following the Effective Time in accordance with the terms of the plan.

         (d) Each Company Share in The Home Savings, Inc. SSB Management Recognition Plan and Trust at the Effective Time that has not been granted to a participant in such plan shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

         (e) Notwithstanding anything contained in this SECTION 2.2 to the contrary, any Company Shares held in the treasury of the Company immediately prior to the Effective Time of the Holding Company Merger shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

         (f) From and after the Effective Time of the Holding Company Merger, there shall be no transfers on the stock transfer books of the Surviving Holding Company of the Company Shares that were outstanding immediately prior to the Effective Time of the Holding Company Merger. If, after such Effective Time, certificates representing Company Shares are presented to the Surviving Holding Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

         2.3      MERGER CONSIDERATION.

         (a) Subject to SECTIONS 2.2, 2.4, 2.5 and 2.6, at the Effective Time of the Holding Company Merger, the holders of Company Shares outstanding at such Effective Time, other than the Buyer and its Affiliates, shall be entitled to receive, and the Buyer shall pay or issue and deliver, in the aggregate, (i) a number of shares of the Buyer's Stock for each Company Share based on the Exchange Ratio (the "PER SHARE STOCK CONSIDERATION"), or (ii) an amount equal to $20.00 in cash for each such Company Share (the "PER SHARE CASH CONSIDERATION"). The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the "MERGER CONSIDERATION."

         (b) Subject to the allocation provisions of SECTION 2.4, each holder of a Company Share may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such Company Share; provided, however, that the aggregate number of Company Shares with respect to which the Per Share Stock Consideration shall be paid as the Merger Consideration shall be 439,819 shares (subject to equitable adjustment for any stock dividend, stock split or other stock payment by the Company after the date hereof but prior to the Effective Time), subject to adjustment so that the amount of the Merger Consideration paid in shares of the Buyer's Stock shall not be less than the amount (currently 40%) necessary to qualify the Holding Company Merger as a reorganization under Section 368 of the Code, as determined by the Company at or immediately after the Effective Time upon consultation with its independent accountants and counsel. Such amount of the Buyer's Stock paid as Merger Consideration shall be referred to in this Agreement as the "TOTAL STOCK MERGER CONSIDERATION," and such amount of cash paid as Merger Consideration shall be referred to as the "TOTAL CASH MERGER CONSIDERATION."

         (c) No fractional shares of the Buyer's Stock shall be issued or delivered in connection with the Holding Company Merger. In lieu of any such fractional share, subject to SECTION 2.5, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of the Buyer's Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the Buyer's stock on the trading day immediately prior to the Effective Time.

         (d) In the event the Buyer changes the number of shares of the Buyer's Stock issued and outstanding prior to the Effective Time of the Holding Company Merger as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each a "STOCK ADJUSTMENT") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the Exchange Ratio shall be equitably adjusted to reflect such change.

         2.4      ELECTION AND ALLOCATION PROCEDURES.

         (a)      Election.

                  (i) An election form ("ELECTION FORM"), together with the other transmittal materials described in SECTION 2.6, shall be mailed as soon as reasonably practicable after the Effective Time to each holder of Company Shares of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the "MAILING DATE." Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of Company Shares to elect to receive the Per Share Cash Consideration with respect to all or any of such holder's Company Shares (shares as to which the election is made, "CASH ELECTION SHARES"). In addition, all Dissenting Shares shall be deemed Cash Election Shares. The "CASH ELECTION AMOUNT" shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All Company Shares other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the "STOCK ELECTION SHARES"

                  (ii) Any Company Share with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Effective Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than the 20th Business Day after the Mailing Date (such deadline, the "ELECTION DEADLINE"), shall be converted either into the Per Share Stock Consideration or the Per Share Cash Consideration as set forth in SECTION 2.4(B) (such shares, the "NO ELECTION SHARES"), with the exception that No Election Shares held by a holder of less than 100 Company Shares shall be deemed to be Cash Election Shares.

                  (iii) The Buyer shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Shares between the Mailing Date and the close of business on the business day prior to the Election Deadline, and the Buyer shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

                  (iv) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Company Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the Company Shares represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (b) Allocation. As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of Company Shares, which shall be effected by the Exchange Agent as follows:

                  (i) If the Total Cash Merger Consideration is greater than the Cash Election Amount, then:

                           (A) each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

                           (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("CASH DESIGNEE SHARES") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

                           (C) each remaining unconverted Company Share (after application of subsections (A) and (B) above) shall be converted into the right to receive the Per Share Stock Consideration.

                  (ii) If the Total Cash Merger Consideration is less than the Cash Election Amount then:

                           (A) each Stock Election Share and each No Election Share (other than any No Election Shares held by holders of less than 100 Company Shares, which shares are automatically deemed Cash Election Shares) shall be converted into the right to receive the Per Share Stock Consideration;

                           (B) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares (other than holders of No Election Shares holding less than 100 Company Shares), a sufficient number of such shares ("STOCK DESIGNEE SHARES") such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration. The Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

                           (C) each remaining unconverted Company Share (after application of subsections (A) and (B) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

                  (iii) In the event that the Exchange Agent is required pursuant to this SECTION 2.4 to designate from among all Stock Election Shares the Cash Designee Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Cash Designee Shares. Such pro ration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.

                  (iv) In the event the Exchange Agent is required pursuant to this SECTION 2.4 to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (other than holders of No Election Shares holding less than 100 Company Shares) shall be allocated a pro rata portion of the total Stock Designee Shares. Such pro ration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

         2.5 CLOSING PAYMENT. At the Effective Time of the Holding Company Merger or as soon thereafter as is reasonably practicable, the holders of the Company Shares shall surrender the certificates representing such shares to the Buyer and in exchange therefor, the Buyer shall issue and deliver to each such holder certificates representing the number of shares of the Buyer's Stock to which it is entitled hereunder and cash payments to which such holder is entitled hereunder (including, with respect to any fractional shares thereof). The Buyer shall not be obligated to deliver any of such shares of the Buyer's Stock or cash payments until such holder surrenders the certificates representing such holder's Company Shares.

         2.6      EXCHANGE PROCEDURES.

         (a) After the Effective Time of the Holding Company Merger, the Buyer shall cause the exchange agent selected by the Buyer (the "EXCHANGE AGENT"), subject to the reasonable satisfaction of the Company and which may be an Affiliate of the Buyer, to mail to the shareholders of the Company of record at the Effective Time the Election Form, as required under SECTION 2.4, and other appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of the Company prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). After such Effective Time, each holder of Company Shares issued and outstanding at such Effective Time (other than any of such shares held by the Buyer or any Affiliate thereof or canceled pursuant to SECTION 2.2(E)) shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of the Buyer's Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares). The Buyer shall not be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder's Company Shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Buyer nor the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         (b) To the extent permitted by applicable Law, former shareholders of record of the Company shall be entitled to vote after the Total Stock Merger Consideration has been allocated pursuant to the provisions of this Article at any meeting of the Buyer's shareholders the number of whole shares of the Buyer's Stock into which their respective Company Shares are converted pursuant to the Holding Company Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer's Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Buyer on the Buyer's Stock, the record date for which is at or after the Effective Time of the Holding Company Merger, the declaration shall include dividends or other distributions on all shares of the Buyer's Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of the Buyer's Stock as of any time subsequent to such Effective Time of the Holding Company Merger shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange as provided in this SECTION 2.6. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of the Buyer's Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

         2.7 DISSENTING SHARES. Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with North Carolina Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of North Carolina Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under North Carolina Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 2.6 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any shares of Company Shares, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to North Carolina Law and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under North Carolina Law consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with North Carolina Law.

         2.8      COMPANY STOCK OPTIONS.

         (a) At the Effective Time of the Holding Company Merger, each option or other right to purchase Company Shares pursuant to stock options or warrants ("COMPANY OPTIONS") granted by the Company under its Benefit Plans that are outstanding at the Effective Time of the Holding Company Merger shall be converted into and become rights with respect to the Buyer's Stock, and the Buyer shall assume each Company Option, in accordance with the terms of the applicable Benefit Plan of the Company and the stock option or warrant agreement by which such Company Option is evidenced, except that from and after such Effective Time: (i) the Buyer and its compensation committee shall be substituted for the Company and the compensation committee of its board of directors (including if applicable, the entire Board of Directors of the Company) administering such Benefit Plan or Plans of the Company; (ii) the Company Options assumed by the Buyer may be exercised solely for shares of the Buyer's Stock; (iii) the number of shares of the Buyer's Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the next highest share; and (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest cent.

         (b)      In addition, notwithstanding clauses (ii), (iii) and (iv) of
SECTION 2.8(A), each assumed Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

         (c) As soon as practicable after the Effective Time of the Holding Company Merger, the Buyer shall deliver to the participants in each Benefit Plan of the Company who remain employed by the Buyer an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to such Benefit Plan shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by the above subsection (a) after giving effect to the Holding Company Merger), and the Buyer shall comply with the terms of each Benefit Plan of the Company to ensure, to the extent required by, and subject to the provisions of, such Benefit Plan, that the Company Options that qualified as incentive stock options prior to the Effective Time of the Holding Company Merger continue to qualify as incentive stock options after such Effective Time. At or prior to the Effective Time of the Holding Company Merger, and at all times thereafter, the Buyer shall have reserved a sufficient number of shares of the Buyer's Stock for issuance upon exercise of the Company Options assumed by it in accordance with this SECTION
2.8. The Buyer agrees to file as promptly as practicable, and in no event later than 60 days, after the Effective Time, a registration statement on Form S-8 covering the shares of the Buyer's Stock issuable pursuant to such options.

         (d) Following the Effective Time of the Holding Company Merger, in the event of any Stock Adjustment by the Buyer, or any consolidation or merger of the Buyer with or into any other entity, or the sale or transfer or all or substantially all of the Buyer's assets, the rights of the holders of outstanding Company Options shall be appropriately adjusted so that such holders will be in the same position as if their options had been exercised immediately before such corporate action or transaction.

                                   ARTICLE III

                                THE BANK MERGER;
                 CONVERSION AND EXCHANGE OF COMPANY BANK SHARES

         3.1 THE BANK MERGER. After the consummation of the Holding Company Merger, it expected that the Company Bank shall merge and combine into the Buyer Bank, the separate existence of the Company Bank shall cease, and the Buyer Bank shall be the surviving corporation (the "SURVIVING BANK"). The date and time when the Bank Merger shall become effective is herein referred to as the "EFFECTIVE TIME" of the Bank Merger.

         3.2      COMPANY BANK SHARES.

         (a) Each share of the Company Bank's capital stock (the "COMPANY BANK SHARES"), no par value, issued and outstanding to Persons immediately prior to the Effective Time of the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and each holder of certificates representing any such shares shall thereafter cease to have any rights with respect to such shares.

         (b) From and after the Effective Time of the Bank Merger, there shall be no transfers on the stock transfer books of the Surviving Bank of the Company Bank Shares that were outstanding immediately prior to the Effective Time of the Bank Merger. If, after the Effective Time of the Bank Merger, certificates representing the Company Bank Shares are presented to the Surviving Bank, they shall be canceled.

                                   ARTICLE IV

                                   THE CLOSING

         4.1 CLOSING. The Closing of the Holding Company Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the "CLOSING DATE"). At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated herein, including the Articles of Merger in respect of both Mergers.

         4.2 DELIVERIES BY THE COMPANY. At or by the Closing, the Company shall have caused the following documents to be executed and delivered:

         (a) the agreements, opinions, certificates, instruments and other documents contemplated in SECTION 9.3;

         (b)      the Hudson Employment Agreement; and

         (c) all other documents, certificates and instruments required hereunder to be delivered to the Buyer, or as may reasonably be requested by the Buyer at or prior to the Closing.

         4.3 DELIVERIES BY THE BUYER. At or by the Closing, the Buyer shall have caused the following documents to be executed and delivered:

         (a) the agreements, opinions, certificates, instruments and other documents contemplated in SECTION 9.2;

         (b)      the Hudson Employment Agreement; and

         (c) all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the Company's Disclosure Schedule, the Company represents and warrants to the Buyer that the statements contained in this
ARTICLE V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         5.1      ORGANIZATION, STANDING AND POWER.

         (a) The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Company Bank is a stock savings bank under North Carolina Law. The Company Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC to the extent permitted by Law.

         (b) Each of the Company and its subsidiaries is either a bank or a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its subsidiaries has the corporate or other applicable power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Company and its subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.2      AUTHORITY; NO CONFLICTS.

         (a) Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Company's obligations under this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of the Company. This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company Parties of the transactions contemplated hereby, nor compliance by the Company Parties with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company Parties' articles of incorporation, charter, bylaws or any other similar governing document, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its subsidiaries under, any Contract or Permit of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) subject to obtaining the requisite Consents referred to in SECTION 9.1(B) of this Agreement, violate any Law or Order applicable to the Company or any of its subsidiaries or any of their Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company and the Company Bank of the Mergers and the other transactions contemplated in this Agreement.

         5.3      CAPITAL STOCK; SUBSIDIARIES.

         (a) The authorized capital stock of the Company consists of (a) 20,000,000 shares of common stock, no par value per share, of which 1,105,019 shares are issued and outstanding as of the date of this Agreement, and (b) 5,000,000 shares of Preferred Stock, no par value per share, none of which is issued and outstanding, and except for such 1,105,019 shares of common stock, there are no shares of capital stock or other equity securities of the Company outstanding. The authorized capital stock of the Company Bank consists of 100,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and except for such 1,000 shares of common stock, there are no shares of capital stock or other equity securities of the Company Bank outstanding. SECTION 5.3 of the Company's Disclosure Schedule lists all of the Company's direct and indirect subsidiaries other than the Company Bank as of the date of this Agreement. The Company or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

         (b) All of the issued and outstanding shares of capital stock of the Company and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of the Company or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons. Except as set forth on SECTION 5.3 of the Company's Disclosure Schedule, no equity securities of any subsidiary of the Company are or may become required to be issued (other than to the Company or any of its subsidiaries) by reason of any Rights, and there are no Contracts by which any subsidiary of the Company is bound to issue (other than to the Company or subsidiary of the Company) additional shares of its capital stock or Rights or by which the Company or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of any subsidiary of the Company (other than to the Company or any of its subsidiaries). There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Company.

         5.4      SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

         (a) The Company has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Company with the SEC since December 31, 1996 (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports, or other documents with the SEC.

         (b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

         5.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Company, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Company as of June 30, 2000, included in the Company Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2000. Neither the Company nor any of its subsidiaries has incurred or paid any Liability since June 30, 2000, except for
(a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2000, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, and
(ii) each of the Company and its subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

         5.7      TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of any of Company and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 2000, and, to the Knowledge of the Company Parties, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the Company or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Material Taxes due or to become due for any of the Company or its subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

         (d) Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Company.

         (e) None of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

         (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Company and its subsidiaries that occurred during any Taxable Period in which any of the Company and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period.

         (h) Neither the Company nor any of its subsidiaries has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Buyer, which consent will not be unreasonably withheld.

         (j) Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         5.8 ASSETS. Each of the Company and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for Liens to secure public deposits in the ordinary course of business consistent with past practice. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all tangible properties used in the businesses of the Company and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all Material Assets held under leases or subleases by any of the Company and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Company and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Company or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Company and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

         5.9 SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by the Company or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits in the ordinary course of business consistent with past practice and Liens that could not reasonably be expected to have a Material Adverse Effect on the Company. There are no voting trusts or other agreements or undertakings to which the Company or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since June 30, 2000, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its subsidiaries, taken as a whole.

         5.10     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of the Company Parties, each of the Company and its subsidiaries, its Participation Facilities, and its Loan Collateral are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) To the Knowledge of the Company Parties, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Company and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Company.

         (c) To the Knowledge of the Company Parties, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any of its Loan Collateral (or the Company or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that is could not reasonably be expected to have a Material Adverse Effect on the Company.

         (d) To the Knowledge of the Company Parties, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections
(b) or (c), except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

         (e) To the Knowledge of the Company Parties, during and prior to the period of (i) any of the Company's or its subsidiaries' ownership or operation of any of their respective current properties, (ii) any of the Company's or its subsidiaries' participation in the management of any Participation Facility, or (iii) any of the Company's or subsidiaries' holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.11 COMPLIANCE WITH LAWS. Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its subsidiaries: (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company (provided that this clause (a) shall not apply to Environmental Laws, which are covered in SECTION 5.10 above); and (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Company and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company, (ii) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) requiring the Company or any of its subsidiaries
(x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.12 LABOR RELATIONS. Neither the Company nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Company Parties, is there any activity involving any of the Company's or its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13     EMPLOYEE BENEFIT PLANS.

         (a) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies in each case of all Material Company Benefits Plans.

         (b) All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

         (c) Neither the Company nor any of its subsidiaries has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3)and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by the Company or its subsidiaries that was intended to qualify under
Section 401(a) of the Internal Revenue Code and with respect to which the Company or any of its subsidiaries has any Liability, is disclosed as such in
SECTION 5.13 of the Company's Disclosure Schedule.

         (d) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (e)      Each Company ERISA Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Company Benefit Plan, to the Knowledge of the Company Parties, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Company. There is no Material Litigation pending or, to the Knowledge of the Company Parties, threatened relating to any Company ERISA Plan.

         (f) Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company or any of its subsidiaries nor any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Company. No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Company.

         (g) Neither the Company nor any of its subsidiaries maintains or has ever maintained a Company Pension Plan.

         (h) Neither the Company nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

         (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it subsidiaries from the Company or any of its subsidiaries under any Company Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

         5.14 MATERIAL CONTRACTS. None of the Company or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its subsidiaries or the guarantee by the Company or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Company's Form 10-KSB filed for the fiscal year ended June 30, 2000, or in another SEC Document and identified to the Buyer (together with all Contracts referred to in SECTIONS 5.8 and 5.13(A) of this Agreement, the "COMPANY CONTRACTS"). With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) none of the Company or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company Parties, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company, or has repudiated or waived any Material provision thereunder. Except for Federal Reserve and Federal Home Loan Bank advances, all of the indebtedness of the Company and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

         5.15 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of the Company Parties, threatened against the Company or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Company or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company. There is no Litigation to which the Company or any of its subsidiaries is a party that names the Company or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

         5.16 REPORTS. Since December 31, 1996, or the date of organization if later, each of the Company and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

         5.17 REGISTRATION STATEMENT; PROXY STATEMENT. Subject to the accuracy of the representations contained in SECTION 6.17, the information supplied by the Company or its subsidiaries for inclusion in the registration statement (the "REGISTRATION STATEMENT") covering the shares of the Buyer's Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of the Company and its subsidiaries for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company to consider, at a special meeting (the "SHAREHOLDER MEETING"), the Holding Company Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or its subsidiaries or any of their affiliates, officers or directors should be discovered by the Company or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Buyer. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

         5.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. To the Knowledge of the Company Parties none of the Company or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could not reasonably be expected to (i) prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in SECTION 9.1(B) of this Agreement.

         5.19 STATE TAKEOVER LAWS. Each of the Company and its subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of North Carolina.

         5.20 CHARTER PROVISIONS. Each of the Company and its subsidiaries has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any of them or restrict or impair the ability of the Buyer or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

         5.21 RECORDS. Complete and accurate copies of the articles of incorporation or charter and bylaws of each of the Company and its subsidiaries have been made available to the Buyer. The stock book of each such Person contains, in all Material respects, complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

         5.22 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Company or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

         5.23 CERTAIN REGULATED BUSINESSES. Neither the Company nor any of its subsidiaries is an "investment company" as defined in the Investment Company Act of 1940, as amended, nor is it a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, as amended.

         5.24 COMMISSIONS. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Company, any of its subsidiaries or any of the Company's shareholders.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Except as set forth on the Buyer's Disclosure Schedule, the Buyer represents and warrants to the Company that the statements contained in this
ARTICLE VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         6.1      ORGANIZATION.

         (a) The Buyer is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Buyer Bank is a bank under North Carolina Law. The Buyer Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC to the extent permitted by Law.

         (b) Each of the Buyer and the Buyer Bank is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Buyer and the Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

         6.2      AUTHORITY; NO CONFLICTS.

         (a) Subject to required regulatory and shareholder approvals, the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of and performance of its obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of the Buyer. This Agreement represents a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer Parties of the transactions contemplated hereby, nor compliance by the Buyer Parties with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Buyer Parties' articles of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its subsidiaries under, any Contract or Permit of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, or
(iii) subject to obtaining the requisite Consents referred to in SECTION 9.1(B) of this Agreement, violate any Law or Order applicable to the Buyer Parties or any of their respective Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer and the Buyer Bank of the Mergers and the other transactions contemplated in this Agreement.

         6.3      BUYER'S STOCK; SUBSIDIARIES.

         (a) The authorized capital stock of the Buyer consists of 12,500,000 shares of common stock, no par value per share, of which 8,930,779 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer outstanding. The authorized capital stock of the Buyer Bank consists of 2,500,000 shares of common stock, $5.00 par value per share, of which 1,134,042 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer Bank outstanding. The Buyer owns all of the issued and outstanding shares of capital stock of the Buyer Bank, and no shares of capital stock of the Buyer Bank are owned by any other Person. SECTION 6.3 of the Buyer's Disclosure Schedule lists all of the Buyer's direct and indirect subsidiaries other than the Buyer Bank as of the date of this Agreement. The Buyer or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

         (b) All of the issued and outstanding shares of capital stock of the Buyer and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. Shares of the Buyer's Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances. None of the outstanding shares of capital stock of the Buyer or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons, and none of the shares of the Buyer's Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past shareholders of the Buyer.

         6.4      SEC FILINGS; BUYER FINANCIAL STATEMENTS.

         (a) The Buyer has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Buyer with the SEC since December 31, 1996 (collectively, the "BUYER SEC REPORTS"). The Buyer SEC Reports
(i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Buyer's subsidiaries is required to file any forms, reports, or other documents with the SEC.

         (b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

         6.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Buyer nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Buyer, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 1999, included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 1999. Neither the Buyer nor any of its subsidiaries has incurred or paid any Liability since December 31, 1999, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Buyer. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         6.6      ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999,
(i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its subsidiaries has conducted, in all Material Respects, its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

         6.7      TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of any of the Buyer and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and, to the Knowledge of the Buyer Parties, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Buyer, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) None of the Buyer or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Material Taxes due or to become due for any of the Buyer or its subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

         (d) Each of the Buyer and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (e) None of the Buyer and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Buyer and its subsidiaries.

         (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Buyer and its subsidiaries that occurred during any Taxable Period in which any of the Buyer and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after December 31, 1999.

         (h) Neither the Buyer nor any of its subsidiaries has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Company, which consent will not be unreasonably withheld.

         (j) Neither the Buyer nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         6.8 ASSETS. Each of the Buyer and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all tangible properties used in the businesses of the Buyer and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all Material Assets held under leases or subleases by any of the Buyer and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Buyer and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Buyer or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Buyer and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

         6.9 SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by the Buyer or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits in the ordinary course of business consistent with past practice and those Liens that could not reasonably be expected to have a Material Adverse Effect on the Buyer. There are no voting trusts or other agreements or undertakings to which the Buyer or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since December 31, 1999, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Buyer and its subsidiaries, taken as a whole.

         6.10     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of the Buyer Parties, each of the Buyer and its subsidiaries, its Participation Facilities, and its Loan Collateral are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (b) To the Knowledge of the Buyer Parties, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Buyer and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Buyer or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (c) To the Knowledge of the Buyer Parties, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of its Loan Collateral (or the Buyer or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (d) To the Knowledge of the Buyer Parties, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections
(b) or (c), except such could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (e) To the Knowledge of the Buyer Parties, during and prior to the period of (i) any of the Buyer's or its subsidiaries' ownership or operation of any of their respective current properties, (ii) any of the Buyer's or its subsidiaries' participation in the management of any Participation Facility, or
(iii) any of the Buyer's or subsidiaries' holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         6.11 COMPLIANCE WITH LAWS. Each of the Buyer and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer. None of the Buyer or its subsidiaries: (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer; and (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Buyer and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Buyer,
(ii) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (iii) requiring the Buyer or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.12 LABOR RELATIONS. Neither the Buyer nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Buyer Parties, is there any activity involving any of the Buyer's or its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         6.13     EMPLOYEE BENEFIT PLANS.

         (a) The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies in each case of all Material Buyer Benefits Plans.

         (b) All Buyer Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (c) Neither the Buyer nor any of its subsidiaries has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

         (d) Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by the Buyer or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Buyer or any of its subsidiaries has any Liability, is disclosed as such in SECTION 6.13 of the Buyer's Disclosure Schedule.


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

         (e) The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Buyer Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Buyer Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Buyer Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (f)      Each Buyer ERISA Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Buyer Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Buyer ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and to the Knowledge of the Buyer, there is no circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Buyer Benefit Plan, to the Knowledge of the Buyer Parties, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Material Litigation pending or, to the Knowledge of the Buyer Parties, threatened relating to any Buyer ERISA Plan.

         (g) Neither the Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Buyer or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Buyer. Neither the Buyer or any of its subsidiaries nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Buyer or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Buyer. No oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans has been made to employees of the Buyer or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (h) Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Buyer Pension Plan, (ii) no Material change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no Material increase in benefits under any Buyer Pension Plan as a result of plan amendments or changes in applicable Law, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither any Buyer Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Buyer or its subsidiaries, or the single-employer plan of any entity that is considered one employer with the Buyer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (a "BUYER ERISA AFFILIATE") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a Buyer Pension Plan or any single-employer plan of a Buyer ERISA Affiliate have or will be timely made and there is no Lien or expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither the Buyer nor any of its subsidiaries has provided, or is required to provide, security to a Buyer Pension Plan or to any single-employer plan of a Buyer ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer, except to the extent any failure that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (i) No Liability under Title IV of ERISA has been or is expected to be incurred by the Buyer or it subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any Buyer ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty

Corporation premiums which have been paid when due), except to the extent any failure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

         (j) Neither the Buyer nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Buyer Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Buyer or it subsidiaries from the Buyer or any of its subsidiaries under any Buyer Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

         6.14 MATERIAL CONTRACTS. None of the Buyer or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Buyer or its subsidiaries or the guarantee by the Buyer or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Buyer's Form 10-K filed for the fiscal year ended December 31, 1999, or in another SEC Document and identified to the Company (together with all Contracts referred to in SECTIONS
6.8 and 6.13 of this Agreement, the "BUYER CONTRACTS"). With respect to each Buyer Contract: (i) the Contract is in full force and effect; (ii) none of the Buyer or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer;
(iii) neither the Buyer nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Buyer Parties, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer, or has repudiated or waived any Material provision thereunder. Except for Federal Reserve or Federal Home Loan Bank advances, all of the indebtedness of the Buyer and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

         6.15 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of the Buyer Parties, threatened against the Buyer or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Buyer or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Litigation as of the date of this Agreement to which the Buyer or any of its subsidiaries is a party and that names the Buyer or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

         6.16 REPORTS. Since December 31, 1996, or the date of organization if later, each of the Buyer and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Buyer. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Buyer

         6.17 REGISTRATION STATEMENT; PROXY STATEMENT. Subject to the accuracy of the representations contained in SECTION 5.17, the information supplied by the Buyer and its subsidiaries for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Buyer and its subsidiaries for inclusion in the Proxy Statement will not, on the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or the Buyer Bank or any of their affiliates, officers or directors should be discovered by the Buyer or the Buyer Bank that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer or the Buyer Bank will promptly inform the Company. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by the Company and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

         6.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. To the Knowledge of the Buyer Parties, none of the Buyer or it subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in SECTION 9.1(B) of this Agreement.

         6.19 DERIVATIVEs. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Buyer or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

         6.20 CERTAIN REGULATED BUSINESSES. Neither the Buyer nor any of its subsidiaries is an "investment company" as defined in the Investment Company Act of 1940, as amended, nor is it a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, as amended.

         6.21 COMMISSIONS. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer, any of its subsidiaries or any of the Buyer's shareholders.

                                   ARTICLE VII

                                    COVENANTS

         7.1      COVENANTS OF THE COMPANY.

         (a) Ordinary Conduct of Business. Except as otherwise expressly permitted by this Agreement, the Company will, and each will cause its subsidiaries (including the Company Bank) to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on SECTION 7.1(A) of the Company's Disclosure Schedule, the Company will not, and it will not permit its subsidiaries (including the Company Bank) to, do any of the following without the prior written consent of the Buyer:

                  (i)      amend its governing documents;

                  (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities (other than the issuance of any Company Shares pursuant to the exercise of options set forth on SECTION 5.3 of the Company's Disclosure Schedule), or amend any of the terms of any securities outstanding as of the date hereof;

                  (iii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for regular quarterly cash dividends paid in accordance with past practice at the rate of $0.68 per share per annum, including the payment of any quarterly portion thereof as is necessary to prevent the Company's shareholders from failing to receive a quarterly dividend from either the Company or the Buyer during any particular calendar quarter, or (C) redeem or otherwise acquire any of its securities (other than the acceptance of any Company Shares as payment of the exercise price in connection with the exercise of options set forth on SECTION 5.3 of the Company's Disclosure Schedule);

                  (iv) (A) incur or assume any long-term debt or issue any debt securities other than in the ordinary course of business consistent with past practice or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice up to an amount per loan of $400,000, pledge or otherwise encumber shares of its capital stock, or (E) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice;

                  (v) except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;

                  (vi) grant to any director or executive officer or employee any stock options or increase in his or her compensation (except in the ordinary course of business consistent with past practice) or pay or agree to pay to any such person other than in the ordinary course of business any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such person by it after the Closing;

                  (vii) enter into or amend any employment Contract (including any termination agreement), except that any automatic renewals contained in currently existing contracts and agreements shall be allowed and compensation payable under employment Contracts may be increased in the ordinary course of business consistent with past practice;

                  (viii) acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business consistent with past practice;

                  (ix) change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP or any Regulatory Authority;

                  (x) (A) enter into, cancel or modify any Contract (other than loans, advances, capital contributions or investments permitted by subclause (iv)(C) of this SECTION 7.1) other than in the ordinary course of business consistent with past practices, but not in any event involving an amount in excess of $10,000; (B) authorize or make any capital expenditure or expenditures that, individually or in the aggregate, are in excess of $10,000; or (C) enter into or amend any Contract with respect to any of the foregoing;

                  (xi) pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

                  (xii) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

                  (xiii) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or

                  (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

                  (b) Consents. The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to those Contracts listed on SECTION 5.2 of the Company's Disclosure Schedule such that such Contracts shall survive the Mergers and not be breached thereby.

                  (c) Acquisition Proposals. Any offer or proposal by any Person or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "ACQUISITION PROPOSAL". The Company shall not, and shall not permit any of its subsidiaries' to, permit any of their respective officers, directors, affiliates, representatives or agents to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal, or (b) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company and its subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, the Company and its subsidiaries shall cease doing any of the foregoing. Notwithstanding the foregoing, the Company or any such Persons may, directly or indirectly, subject to a confidentiality agreement containing customary terms, furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and may participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof, not recommend shareholder approval of the Holding Company Merger and terminate this Agreement (provided that neither the Company nor any such Person, after the date hereof, solicited, initiated or encouraged such Acquisition Proposal), if the board of directors of the Company or any such Person shall have determined based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall in any event include Brooks Pierce McLendon Humphrey & Leonard, L.L.P.) that failing to take such action would violate the directors' fiduciary duties under applicable law. Unless this Agreement has been terminated, the board of directors of the Company shall notify the Buyer immediately if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep the Buyer promptly advised of all Material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Unless this Agreement has been terminated, neither the Company nor any of its subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its subsidiaries.

                  (d) Shareholder Approval. Subject to SECTION 7.1(C), the Company will, at the earliest practicable date, hold a meeting of its shareholders for the purpose of approving the Mergers. In connection with such shareholder meeting, subject to SECTION 7.1(C), the Company's board of directors will recommend to the Company's shareholders such approvals.

         7.2      COVENANTS OF THE BUYER.

                  (a) Reservation of Shares of the Buyer's Stock. The Buyer shall reserve for issuance a sufficient number of shares of the Buyer's Stock to cover the issuances of such stock required hereby.

         (b)      Directors.

                  (i) As soon as reasonably practicable after the Effective Time of the Holding Company Merger, the Buyer shall use its reasonable best efforts to cause James G. Hudson, Jr. to be elected or appointed as a member of the board of directors of the Buyer and the Buyer Bank, but conditional upon obtaining any necessary regulatory approvals and, with respect to the Buyer's board of directors, upon the Buyer's shareholders approving an increase in the size of the Buyer's board of directors by one or a vacancy on such board becoming available. To the extent that a vacancy on the Buyer's board of directors does not become available prior to the Buyer's next scheduled annual meeting of shareholders, the Buyer shall include in its proxy statement relating to such meeting a proposal to increase the size of its board of directors by one. The Buyer shall include such designated individual as a candidate for election as a director and recommend and solicit proxies for his election at such next annual meeting. After such meeting, such designated person shall be subject to same nomination and election procedures as the other directors on the boards of the Buyer and the Buyer Bank.

                  (ii) Additionally, for a period of three years after the Effective Time, each of the Company's board members at the Effective Time who does not join the Buyer's board of directors shall be paid $900 per month for their good faith service in promoting the Buyer and the Buyer Bank as a member of local advisory board of the Buyer (which advisory board the Buyer agrees to maintain for at least three years).

         (c)      Employees.

                  (i) Except as covered by the Hudson Employment Agreement, any and all of the Company Parties' employees will be employed on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person to obligate the Buyer or any Affiliate thereof to employ any such person for any specific period of time or in any specific position or to restrict the Buyer's or any of its Affiliates' right to terminate the employment of any such person at any time and for any reason satisfactory to it (subject to the Company's Special Termination Agreements with John E. Todd and Drema A. Michael and the Company Bank's Severance Plan for its employees).

                  (ii) Such Company Parties' employees who continue employment with the Buyer or any of its subsidiaries will be eligible for benefits consistent with those of existing employees of the Buyer or such subsidiary, with credit for past service with the Company or the Company Bank for purposes of participation, eligibility and vesting (including with respect to any amounts to be contributed by the Buyer or one of its subsidiaries or amounts that will vest under any Buyer Benefit Plan, but not including the calculation of any other benefit accrual); provided, however, that any such continuing employee will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Company's or any of its subsidiaries' medical plans as of the Closing Date or any waiting period relating to coverage under the Buyer's or any of its subsidiaries' medical plans. There shall be no waiting periods applicable to any such Company employees to participate in such benefits (including applicable insurance benefits).

                  (iii) The Buyer or one of its subsidiaries shall honor any and all vacation accrued by the employees of the Company and the Company Bank and any sick leave up to 90 days, and any such employee who is not retained for employment by the Buyer shall be paid for all accrued but unused vacation as of the date of termination of employment. The employees of the Company and the Company Bank who qualify for the Company Bank's extended sick leave (of between 10 and 60 days) shall be deemed to have a number of days of accrued, unused sick leave equal to the number of extended sick leave days for which they qualify in addition to any normal accrued sick leave of up to 10 days held by them.

                  (iv) For each employee of the Company or the Company Bank who at the Effective Time does not own any options (whether or not vested) to purchase Company Shares and who becomes an employee of the Buyer or any of it subsidiaries immediately after the Effective Time, the Buyer shall make or shall cause to be made a one-time increase to the salary compensation of each such employee in order to compensate him or her for the higher cost of insurance available from the Buyer and its subsidiaries immediately after the Effective Time, as compared to the cost of insurance available from the Company and its subsidiaries immediately prior to the Effective Time.

                  (v) Company Bank Severance Plan. At the Effective Time, the Buyer shall assume the obligations under the Company Bank's Severance Plan.

                  (vi) Special Termination Agreements. At the Effective Time, the Buyer shall assume the obligations of the Special Termination Agreements with John E. Todd and Drema A. Michael.

                  (vii) Special Payment to James G. Hudson, Jr. At or prior to the Effective Time, James G. Hudson, Jr. has agreed to terminate his current employment agreement with the Company Bank and enter into an new employment agreement with the Buyer substantially in the form of EXHIBIT B, and in the event that such existing agreement is terminated and such new agreement is entered into by Mr. Hudson, the Buyer shall make a lump sum payment to Mr. Hudson equal to the following amount:
         (x) Mr. Hudson's annual salary at the Effective Time, plus (y) 1.06 times Mr. Hudson's salary at the Effective Time, plus (z) 1.06 times the amount determined in clause (y) above. The Buyer will enter in to the Hudson Employment Agreement at the Effective Time.

                  (viii) Payment to John E. Todd. At the Effective Time, the Buyer shall give to John E. Todd the Company car that he currently drives.

                  (ix) Employee Life Insurance. The Buyer shall provide to each previous Company or Company Bank employee that becomes an employee of the Buyer or the Buyer Bank while an employee of the Buyer or the Buyer Bank either term life insurance coverage in an amount equal to five times such employee's then current annual salary or an adjustment for such employee's annual salary deemed sufficient by the Buyer for such employee to purchase such amounts of life insurance, which choice shall be made by the Buyer in its sole discretion.

                  (x) Employee Stock Ownership Plan. The Home Savings, Inc. SSB Employee Stock Ownership Plan shall be terminated as soon as practicable after the Effective Time.

                  (xi) Management Recognition Plan. The Home Savings, Inc. SSB Management Recognition Plan and Trust will be terminated as soon as practicable after the Effective Time and Company Shares held by such trust on the Effective Time that have not been granted at the Effective Time will be cancelled and retired as of the Effective Time.

         (d)      Directors and Officers Insurance and Indemnification.

                  (i) The Buyer shall maintain, or shall cause the Buyer Bank to maintain, in effect for six years from the Closing Date, if available, the current directors' and officers' liability insurance policies maintained by the Company; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not taken as a whole Materially less favorable to the insured with respect to matters occurring prior to the Effective Time of the Holding Company Merger.

                  (ii) From and after the Effective Time, the Buyer shall, or shall cause the Buyer Bank to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of the Company or Company Bank (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "CLAIM"), in which an Indemnified Person is, or is threatened to be made, a party or witness arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company Bank or any of its subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including without limitation the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the "INDEMNIFIED LIABILITIES"), to the fullest extent permitted by applicable Law in effect as of the date hereof or as amended applicable to a time before the Effective Time. Any Indemnified

         Person wishing to claim indemnification under this SECTION 7.2(G)(II), upon learning of any Claim, shall notify the Buyer (but the failure so to so notify shall not relieve the Buyer or the Buyer Bank from any liability that it may have under this SECTION 7.2(G)(II), except to the extent such failure Materially prejudices the Buyer or its Affiliates). In the event of any such Claim, whether arising before, on or after the Effective Time, (1) the Buyer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption, the Buyer shall not be liable to any Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Person in connection with the defense therefor, except that if the Buyer elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless counsel for one or more Indemnified Parties advises his or her client that a conflict exists between his or her client and one or more other Indemnified Parties, in which event the fees and expenses of such counsel shall also be paid by the Buyer) whose reasonable fees and expenses shall be paid promptly as statements are received, (3) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) the Buyer shall have no obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law (it being acknowledged by the parties hereto that in the event of any good faith dispute about the lawfulness of such indemnification, the Buyer or the Buyer Bank may place the amounts at issue in escrow pending the final and nonappealable determination of such dispute). The obligations of the Buyer and the Buyer Bank pursuant to this SECTION 7.2(G) are intended to be enforceable against the Buyer and the Buyer Bank directly by the Indemnified Parties. The indemnification provided herein shall be in addition to any indemnification rights that any Indemnified Parties may have by Law, pursuant to the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries or pursuant to the terms of any employee benefit plan or trust for which any Indemnified Party serves as a fiduciary.

         7.3      COVENANTS OF ALL PARTIES TO THE AGREEMENT.

         (a) Reorganization for Tax Purposes. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Mergers to qualify as "reorganizations" within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Mergers to fail to so qualify.

         (b) Notification. Each of the parties hereto agrees to notify promptly the other parties hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

         (c) Consummation of Agreement. Subject to SECTION 7.1(C), the parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company Parties, or the Buyer Parties, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and, subject to SECTION 7.1(C), the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Subject to SECTION 7.1(C), each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to SECTION 7.1(C), none of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in SECTION 9.1(B) from the Regulatory Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.

         (d) Corporate Action. Subject to the terms and conditions hereof (including SECTION 7.1(C)), each of the parties hereto shall, and each of them shall cause their subsidiaries to, take all corporate action, including the recommendation of the Mergers by their respective boards of directors to their respective shareholders, and use each of their best efforts to cause all shareholder action to be taken, necessary to consummate and give effect to the respective Mergers.

         (e) Maintenance of Corporate Existence. Each of the parties hereto shall, and each of them shall cause their Affiliates to, maintain in full force and effect each their respective corporate or legal existences.

         (f) Applications and Reports. The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

         (g) Registration Statement and Proxy Statement. As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall contain the Proxy Statement. The Buyer and the Company shall each use their reasonable best efforts to cause the Proxy Statement to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to SECTION 7.1(C), the Proxy Statement shall include the recommendation of the Boards of Directors of the Company in favor of the Holding Company Merger.

         (h) Option Agreement. Concurrently with or immediately after the execution of this Agreement by the Company, the Company shall execute and deliver the Company Option Agreement.

         (i)      Closing. Subject to the terms and conditions hereof (including
SECTION 7.1(C)), the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.

                                  ARTICLE VIII

                      DISCLOSURE OF ADDITIONAL INFORMATION

         8.1 ACCESS TO INFORMATION. Prior to the Closing Date, the parties hereto shall, and shall cause each of their subsidiaries to:

         (a) give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

         (b) furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

         8.2 ACCESS TO PREMISES. Prior to Closing, the Company shall, and shall cause its subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company's and its subsidiaries' Real Property for the purpose of inspecting such property.

         8.3 ENVIRONMENTAL SURVEY. At its option, the Buyer may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its subsidiaries, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Company shall deem necessary or desirable (collectively, the "ENVIRONMENTAL SURVEY"). The Company shall complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within 60 days following completion of all Phase I environmental assessments. Subject to the breach of any representation or warranty contained herein, the costs of the Environmental Survey shall be paid by the Buyer.

         8.4 CONFIDENTIALITY. Prior to Closing, except as otherwise provided in SECTION 8.5, each of parties hereto shall not, and shall not permit its subsidiaries to, and each shall use its best efforts to cause its and its subsidiaries' respective employees, lenders, accountants, representatives, agents, consultants and advisors not to, discuss or disclose, or use for any purpose other than the transactions contemplated hereby, the subject matter or transactions contemplated by this Agreement or information pertaining to the Company or any of its Subsidiaries, with any other Person without the prior consent of the other parties hereto, unless (a) such information is public other than as a result of a violation of this Agreement, or (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent necessary or desirable for the consummation of the transactions contemplated hereby.

         8.5 PUBLICITY. Without the prior consent of the other parties, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other parties hereto with reasonable advance notice of the timing and substance of any such disclosure.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

         9.1 MUTUAL CONDITIONS. The respective obligations of each party hereto to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to SECTION
11.4 of this Agreement:

         (a) Adverse Proceedings. Neither the Company, the Company Bank, the Buyer, the Buyer Bank, nor any shareholder of any of the foregoing shall be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Mergers, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any reasonable steps within that party's control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the Board of Directors of the Buyer, the Buyer Bank, the Company or the Company Bank hereto would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (c) Consents and Approvals. Each party hereto shall have obtained any and all Consents required for consummation of the Mergers or for the preventing of any Default under any Contract or Permit of such Person, including those Consents listed on SECTION 5.2 of the Company's Disclosure Schedule, except to the extent that the failure to obtain such any such Consents would not, individually or in the aggregate result in a Material Adverse Effect on such Person.

         (d) Effectiveness of Registration Statement. The Registration Statement filed with the SEC covering the shares of the Buyer's Stock to be issued pursuant hereto shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer Parties, threatened by the SEC.

         (e) Approval. The Company's shareholders shall have approved this Agreement and the Holding Company Merger in accordance with applicable corporate law.

         (f) Tax Opinion. On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of KPMG LLP or another tax advisor reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes: (i) the Mergers, when consummated in accordance with the terms hereof, will each constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the Buyer, the Buyer Bank, the Company or the Company Bank by reason of the Mergers,
(iii) the exchange or cancellation of Company Shares or Company Bank Shares in the Mergers will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of the Company and the Company Bank to the extent such shareholders receive Buyer's Stock in exchange for their Company Shares, (iv) the basis of the Buyer's Stock to be received by a shareholder of the Company will be the same as the basis of the stock of the Company surrendered in connection with the Mergers, and (v) the holding period of the shares of the Buyer's Stock to be received by a shareholder of the Company will include the period during which the shareholder held the Company Bank Shares surrendered in connection with the Mergers, provided that the Company Shares surrendered in connection with the Mergers are held as a capital asset at the Effective Time of such Mergers. Each of the Buyer and the Company shall provide a letter to the tax advisor setting forth the facts, assumptions and representations on which such tax advisor may rely in rendering its opinion.

         (g) Blue Sky Approvals. The Buyer shall have received all state securities or "Blue Sky" Permits or other authorizations or confirmations as to the availability of exemptions from "Blue Sky" registration requirements as may be necessary, and no stop orders or proceedings shall be pending, or to the Knowledge of the Buyer Parties or the Company Parties, threatened by a state "Blue Sky" administrator to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of the Buyer's Stock in the Holding Company Merger.

         (h) Nasdaq Listing. As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer's Stock to be issued to shareholders of the Company in connection with the Holding Company Merger to be listed on the Nasdaq National Market System as of the Effective Time.

         9.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by such parties pursuant to SECTION 11.4 of this Agreement:

         (a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Buyer shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

         (b) All documents required to have been executed and delivered by the Buyer to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

         (c) The Company shall have received from Trident Securities, a division of McDonald Investments Inc., a letter, dated not more than five Business Days prior to the Proxy Statement, that the Merger Consideration is fair, from a financial point of view, to the holders of the Company's Shares.

         (d) The Company shall have received an opinion of Robinson, Bradshaw & Hinson, P.A., counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to the Company.

         (e) As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

                  (i) a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

                  (ii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

                  (iii) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (i) above and that nothing has occurred since such date that would adversely affect its existence;

                  (iv) a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

                  (v) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

         (f) The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Stock in exchange for all of the Company Shares and the Company Bank Shares and to the effect that the Exchange Agent has received the Total Cash Merger Consideration from the Buyer and appropriate instructions and authorization to deliver the Total Cash Merger Consideration as required by this Agreement.

         9.3 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to SECTION 11.4 of this Agreement:

         (a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

         (b) Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters' or similar rights with respect to the Holding Company Merger.

         (c) All documents required to have been executed and delivered by the Company or any third party to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

         (d) The Buyer shall have received a legal opinion from counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer.

         (e) As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its subsidiaries (including the Company Bank):

                  (i) a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

                  (ii) a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

                  (iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

                  (iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

                  (v) with respect to the Company only, a true and complete copy of the resolutions of its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

                  (vi) with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

         (f) Each of the Company Options (whether or not vested) held by the Company's officers and directors shall have been cancelled, effective immediately prior to the Effective Time, without the issuance of any Company Shares or any payment being made in respect thereof, pursuant to written documentation satisfactory to the Buyer.

                                    ARTICLE X

                                   TERMINATION

         10.1 TERMINATION. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a)      By mutual written consent of the Company and the Buyer;

         (b) By either the Buyer or the Company, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or its shareholders, the Company Bank, the Buyer or its shareholders, or the Buyer Bank from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable;

         (c) By either the Buyer or the Company, if the conditions to the obligation to effect the transactions contemplated hereby of the party seeking termination shall not have been fulfilled or waived by June 30, 2001, and if the party seeking termination is in Material compliance with all of its obligations under this Agreement;

         (d) By either the Buyer or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in SECTION 7.3(D)), and has not been waived;

         (e) At any time on or prior to the Closing Date, by the Buyer in writing, if the Company or the Company Bank has, or by the Company, if the Buyer has, in any Material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; and

         (f) By the Company, if its board of directors determines to terminate this Agreement (and the Holding Company Merger) and (i) the Average Closing Price of the Buyer's Stock is less than $11.50 for the 20-trading day period (the "MEASUREMENT PERIOD") ending three Business Days prior to the date of the Shareholder Meeting, and (ii) the percentage (the "BUYER'S STOCK PERCENTAGE CHANGE") by which the Average Closing Price of the Buyer's Stock during the Measurement Period is lower than $15.00 exceeds by more than 15 percentage points the percentage (the "INDEX PERCENTAGE CHANGE") by which the Average Closing Price of the SNL Index during the Measurement Period is lower than the Average Closing Price of the SNL Index on October 19, 2000 (Examples:
If the Average Closing Price of the SNL Index has declined by 10%, the Average Closing Price of the Buyer's Stock during the Measurement Period must be more than 25% lower than $15.00; if the Average Closing Price of the SNL Index has declined by 15%, the Average Closing Price of the Buyer's Stock during the Measurement Period must be more than 30% lower than $15.00); provided, however, that in such case the Buyer shall have the right to pay to the holder of each Company Share $20.00 in cash, in which case the Company shall not have the right to terminate this Agreement and the Merger.

         For purposes of this subclause (f): "AVERAGE CLOSING PRICE" means, with respect to the Buyer's Stock, the average of the daily closing sales price thereof on the Nasdaq National Market System during a specified period as reported in The Wall Street Journal and, with respect to the SNL Index , the average of the daily closing prices of such SNL Index as reported by SNL Securities; and "SNL INDEX" means the SNL Nationwide Bank Index ($500 million to $1 billion).

         10.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of a termination contemplated hereby by any party pursuant to SECTION 10.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:

         (a) The parties hereto shall continue to be bound by (i) their obligations of confidentiality set forth in the Confidentiality Agreements, and all copies of the information provided by the Company hereunder will be returned to the Company or destroyed immediately upon its request therefor, (ii) the provisions set forth in SECTION 8.4 relating to publicity and (iii) the provisions set forth in SECTION 11.1 relating to expenses.

         (b) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made.

         (c) The terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         11.1 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it and the Buyer Bank in connection with this Agreement and the Mergers and (ii) the Company Bank shall pay all costs and expenses incurred by it and the Company in connection with this Agreement and the Mergers.

         11.2 SURVIVAL OF REPRESENTATIONS. The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing.

         11.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

         11.4 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of the Buyer, on one hand, and the Company, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 11.4.

         11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

         (a) Any notice to any of the Company shall be delivered to the following addresses:

                           Century Bancorp, Inc.
                           22 Winston Street
                           Thomasville, North Carolina 27360
                           Attention: James G. Hudson, Jr.
                           Telephone: (336) 475-4663
                           Facsimile: (336) 476-8889

                           with a copy to:

                           Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza
                           230 North Elm Street
                           P.O. Box 2600
                           Greensboro, North Carolina 27420
                           Attention: Edward C. Winslow III
                           Telephone: (336) 373-8850
                           Facsimile: (336) 378-1001

         (b) Any notice to the Buyer shall be delivered to the following addresses:

                           First Bancorp
                           341 North Main Street
                           P.O. Box 508
                           Troy, North Carolina 27371
                           Attention: James H. Garner
                           Telephone: (910) 576-2265
                           Facsimile: (910) 567-0662
                           with a copy to:

                           Robinson, Bradshaw & Hinson, P.A.
                           101 North Tryon Street, Suite 1900
                           Charlotte, North Carolina 28246
                           Attention: Henry H. Ralston
                           Telephone: (704) 377-2536
                           Facsimile: (704) 378-4000

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

         11.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

         11.7 SEPARABLE PROVISIONS. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

         11.8 GOVERNING LAW. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

         11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.11 ENTIRE AGREEMENT. This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                      COMPANY:

                      CENTURY BANCORP, INC.


                      By:      /s/ James G. Hudson, Jr.
                               -------------------------------------------------
                               Name:    James G. Hudson, Jr.
                                        ----------------------------------------
                               Title:   President
                                        ----------------------------------------

                      BUYER:

                      FIRST BANCORP


                      By:      /s/ James H. Garner
                               -------------------------------------------------
                               Name:    James H. Garner
                                        ----------------------------------------
                               Title:   President and Chief Executive Officer
                                        ----------------------------------------

                                                                       EXHIBIT A

                             FORM OF PLAN OF MERGER
                                       OF
                              CENTURY BANCORP, INC.
                                      INTO
                                  FIRST BANCORP

A.       Corporations Participating in Merger.

         Century Bancorp, Inc., a North Carolina corporation (the "Merging Corporation"), will merge with and into First Bancorp, a North Carolina corporation, which will be the surviving corporation (the "Surviving Corporation") of such merger.

B.       Name of Surviving Corporation.

         After the merger, the Surviving Corporation shall have the name "First Bancorp"

C.       Merger.

         The merger of the Merging Corporation into the Surviving Corporation shall be effected pursuant to the terms and conditions of this Plan. Upon the merger becoming effective, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue. The merger shall become effective on the date and at the time of filing of the Articles of Merger containing this Plan with the North Carolina Secretary of State or at such other time as may be specified in such Articles of Merger. The time when the merger becomes effective is hereinafter referred to as the "Effective Time."

D.       Conversion and Exchange of Shares.

         At the Effective Time, the outstanding shares of the common stock of the corporations participating in the merger will be converted and exchanged as follows:

         1. Merging Corporation. Each outstanding share of the common stock of the Merging Corporation shall at the Effective Time no longer be outstanding and shall be canceled and retired and shall cease to exist, and the holders of the certificates representing such shares shall thereafter cease to have any rights with respect to such shares except for the right to receive, in consideration for the foregoing and subject to certain election procedures, the issuance and delivery of 1.3333 shares of common stock of the Surviving Corporation for each share of the common stock of the Merging Corporation outstanding immediately prior to the merger (the "Exchange Ratio") or $20.00 in cash for each share of the common stock of the Merging Corporation outstanding immediately prior to the merger.

         2.       Surviving Corporation.

         (a) Each outstanding share of the common stock of the Surviving Corporation shall remain outstanding after the Effective Time and shall not be affected by the merger.

         (b) In the event the Surviving Corporation changes the numbers of shares of its common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar reorganization with respect to such stock and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the Exchange Ratio shall be equitable adjusted to reflect such change.

         3. Fractional Shares. No fractional shares of the common stock of the Surviving Corporation shall be delivered as consideration for the merger described herein. In lieu of any such fractional share, upon tender of the certificates representing shares of common stock of the Merging Corporation, each holder of common stock of the Merging Corporation shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the common stock of the Surviving Corporation on the trading day immediately prior to the Effective Time. For purposes of this Section 3, "Market Value" of the common stock of the Surviving Corporation means the closing price of such stock on the Nasdaq Small Cap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such closing date is not a trading day, on the last trading day preceding that date.

         4. Surrender of Share Certificates. Each holder of a certificate representing shares to be converted or exchanged in the merger shall surrender such certificate for cancellation, and after the Effective Time and after such surrender, shall be entitled to receive in exchange therefor the consideration to which it is entitled under this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of common stock of the Merging Corporation shall be deemed for all purposes to evidence ownership of the consideration to be issued and paid for the conversion or exchange of such shares under this Plan.

         5. No Further Transfers. From and after the Effective Time of the merger, there shall be no further transfers on the stock transfer books of the Merging Corporation of the shares of the Merging Corporation that were outstanding immediately prior to the Effective Time of the merger. If after such Effective Time, certificates representing shares of the Merging Corporation are presented to the Surviving Corporation, they shall be canceled, and exchanged and converted into the merger consideration as provided for herein.

E.       Abandonment.

         At any time prior to the merger becoming effective, the board of directors of the Merging Corporation or the Surviving Corporation may, in each of their discretion, abandon the merger.

                                   APPENDIX B

FAIRNESS OPINION OF TRIDENT SECURITIES, A DIVISION OF MCDONALD INVESTMENTS, INC.

                               TRIDENT SECURITIES
                     A DIVISION OF MCDONALD INVESTMENTS INC.
                         4601 SIX FORKS ROAD, SUITE 400
                          RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-8900
                            FACSIMILE (919) 787-1670

                                 April 18, 2001

Board of Directors
Century Bancorp, Inc.
22 Winston Street
Thomasville, North Carolina 27360

Members of the Board:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock ("Century Common Stock") of Century Bancorp, Inc. ("Century"), of the Merger Consideration (as defined below) to be received by such holders in a merger (the "Merger") of Century with First Bancorp, as set forth in the Merger Agreement (the "Agreement") dated as of October 19, 2000. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Agreement.

         As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, each share of Century Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive, at the election of the holder, either cash or shares of First Bancorp Common Stock (the "Merger Consideration"). To the extent that Century shareholders receive cash, each share of Century Common Stock so exchanged will be converted into $20.00 of cash. To the extent Century shareholders receive First Bancorp Common Stock, each share so exchanged will be converted into 1.3333 shares of First Bancorp Common Stock. Century Shareholders will have the right to elect to receive cash or First Bancorp Common Stock for each of their shares of Century Common Stock, subject to the condition that no less than 40% of the aggregate value of the Merger Consideration will consist of First Bancorp Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement.

         Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Century's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

         (i) Reviewed Century's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended June 30, 2000, June 30, 1999 and June 30, 1998, including the audited financial statements contained therein, and Century's Quarterly Reports on Form 10-Q for each of the quarters ended September 30, 2000 and December 31, 2000;

         (ii) Reviewed First Bancorp's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein;

         (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Century and First Bancorp provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of Century and First Bancorp concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for Century Common Stock and First Bancorp Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of Century and First Bancorp with that of certain companies, which we deemed to be relevant for purposes of this opinion;

         (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

         (viii) Reviewed the Agreement dated October 19, 2000 and certain related documents; and

         (ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Century and First Bancorp contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Century or First Bancorp, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities of either Century or First Bancorp. With respect to financial forecasts used in our analysis, we have assumed that such forecasts reflect the best currently available estimates and judgements of the management of Century and First Bancorp, as to the future performance of Century, First Bancorp, and Century and First Bancorp combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Century Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to Century and for rendering this opinion, a substantial portion of which is contingent upon closing of the Merger. In the past, we have also provided certain other investment banking services for Century and First Bancorp and have received compensation for such services.

         In the ordinary course of business, we may actively trade securities of Century and First Bancorp for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be received by the holders of

Century Common Stock, and does not address the underlying business decision of Century's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any other terms of the Merger, and does not constitute a recommendation to any Century shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Century Common Stock or First Bancorp Common Stock may be at the Effective Time of the Merger or as to the prospects of Century's business or First Bancorp's business.

         This opinion is directed to the Board of Directors of Century and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Century Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Century Common Stock from a financial point of view.

                                      Very truly yours,


                                      /s/ TRIDENT SECURITIES
                                      ------------------------------------------
                                      TRIDENT SECURITIES
                                      A Division of McDonald Investments Inc.

                                   APPENDIX C


            ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT


                       GENERAL STATUTES OF NORTH CAROLINA
                           CHAPTER 55. NORTH CAROLINA
                            BUSINESS CORPORATION ACT
                         ARTICLE 13. DISSENTERS' RIGHTS

ss. 55-13-01      Definitions.

         In this Article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided by G.S. 24-1.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 55-13-02      Right to Dissent.

         (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

                  (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it

                           (i) alters or abolishes a preferential right of the shares;

                           (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                           (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes;

                           (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or

                           (vi) changes the corporation into a nonprofit corporation or cooperative organization;

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

                  (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

                  (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

                           a.       Cash;

                           b.       Shares, or shares and cash in lieu of
fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

                           c.       A combination of cash and shares as set
forth in sub-subdivisions a. and b. of this subdivision.

ss. 55-13-03      Dissent by Nominees and Beneficial Owners.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He does so with respect to all shares of which he is the beneficial shareholder.

ss. 55-13-20      Notice of Dissenters' Rights.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

         (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

         (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

ss. 55-13-21      Notice of Intent to Demand Payment.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (2) Must not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

ss. 55-13-22      Dissenters' Notice.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

         (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3)      Supply a form for demanding payment;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

                  (5)      Be accompanied by a copy of this Article.

ss. 55-13-23      Duty to Demand Payment.

         (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

ss. 55-13-24      Share Restrictions.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

ss. 55-13-25      Payment.

         (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

         (b)      The payment shall be accompanied by:

                  (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

                  (2) An explanation of how the corporation estimated the fair value of the shares;

                  (3)      An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

                  (5)      A copy of this Article.

ss. 55-13-26      Failure to Take Action.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

ss. 55-13-27      Reserved.

ss. 55-13-28      Procedure if Shareholder Dissatisfied with Corporation's
                  Payment or Failure to Perform.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

                  (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make payment under G.S. 55-13-25; or

                  (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

ss. 55-13-29        Reserved.

ss. 55-13-30        Court Action.

         (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

         (b)      [Reserved for future codification purposes.]

         (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

ss. 55-13-31      Court Costs and Counsel Fees.

         (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

                  (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 55-2-02 of the North Carolina Business Corporation Act enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director's liability for: (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (ii) improper distributions as described in
Section 55-8-33 of the North Carolina Act; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. First Bancorp's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the North Carolina Act.

         Sections 55-8-50 through 55-8-58 of the North Carolina Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the North Carolina Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. First Bancorp's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Act, and First Bancorp has separate indemnification agreements with various current and past directors and officers.

         Because of its agreements to indemnify, First Bancorp may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the North Carolina Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he is or was a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the North Carolina Act.

         Additionally, Section 55-8-57 of the North Carolina Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the North Carolina Act to indemnify that person. First Bancorp has purchased and maintains such insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed herein or have been, as noted, previously filed:


EXHIBIT NO.       DESCRIPTION
-----------       -----------
    2.1           Merger Agreement, dated as of October 19, 2000, between First
                  Bancorp and Century Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus included as part of this
                  Registration Statement).

    3.1           Articles of Incorporation and amendments thereto, filed as
                  Exhibit 3(a) to First Bancorp's Registration Statement Number
                  33-12692, is incorporated herein by reference.

    3.2           Amendment to Articles of Incorporation, adding a new Article
                  Nine, filed as Exhibit 3(e) to First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1988, is incorporated herein by reference.

    3.3           Amendment to Articles of Incorporation, adding a new Article
                  X, filed as Exhibit 3.a.iii to First Bancorp's Quarterly
                  Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

    3.4 Amendments to Article IV of Articles of Incorporation, filed as Exhibit 3.a.iv to First Bancorp's Quarterly Report on Form
                  10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

    3.5           Bylaws and amendments thereto, filed as Exhibit 3(b) to First
                  Bancorp's Annual Report on Form 10-KSB for the year ended
                  December 31, 1994, is incorporated herein by reference.

    3.6           Amendment of Section 3.04 of Article Three of the Bylaws of
                  First Bancorp, filed as Exhibit 3.6 to First Bancorp's
                  Registration Statement on Form S-4 (File No. 333-34216), is incorporated herein by reference.

    3.7           Amendment of Section 3.19 of Article Three of the Bylaws of
                  First Bancorp., filed as Exhibit 3.7 to First Bancorp's
                  Registration Statement on Form S-4 (File No. 333-34216), is incorporated herein by reference.

    3.8           Amendment of Section 3.02 of Article Three of the Bylaws of
                  First Bancorp, filed as Exhibit 3.b.iv to First Bancorp's
                  Quarterly Report on Form 10-Q for the quarter ended June 30,
                  2000, is incorporated herein by reference.

    4.1 Form of common stock certificate, filed as Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

    4.2           Articles IV, V and X of the Articles of Incorporation of the
                  Registrant (included in Exhibits, 3.1, 3.3 and 3.4 hereto).

    5.1 Opinion of Robinson, Bradshaw & Hinson, P.A., regarding legality of common stock.

    8.1           Opinion of KPMG LLP regarding federal income tax consequences.

EXHIBIT NO.       DESCRIPTION
-----------       -----------
   10.1           Data processing Agreement dated October 1, 1984 by and between
                  Bank of Montgomery (First Bank) and Montgomery Data Services,
                  Inc., filed as Exhibit 10(k) to First Bancorp's Registration
                  Statement Number 33-12692, is incorporated herein by
                  reference.

   10.2           First Bank Salary and Incentive Plan, as amended, filed as
                  Exhibit 10(m) to First Bancorp's Registration Statement Number
                  33-12692, is incorporated herein by reference.

   10.3 First Bancorp Savings Plus and Profit Sharing Plan (401(k) savings incentive plan and trust), as amended January 25, 1994 and July 19, 1994, filed as Exhibit 10(c) to First Bancorp's
                  Annual Report on Form 10-KSB for the year ended December 31,
                  1994, is incorporated herein by reference.

   10.4           Directors and Officers Liability Insurance Policy of First
                  Bancorp, dated July 16, 1991, filed as Exhibit 10(g) to First
                  Bancorp's Annual Report on Form 10-K for the year ended
                  December 31, 1991, is incorporated herein by reference.

   10.5           Indemnification Agreement between First Bancorp and its
                  Directors and Officers, filed as Exhibit 10(t) to First
                  Bancorp's Registration Statement Number 33-12692, is incorporated herein by reference.

   10.6           First Bancorp Employees' Pension Plan, as amended on August
                  16, 1994, filed as Exhibit 10(g) to First Bancorp's Annual
                  Report on Form 10-KSB for the year ended December 31, 1994, is incorporated herein by reference.

   10.7           First Bancorp Senior Management Supplemental Executive
                  Retirement Plan dated May 31, 1993, filed as Exhibit 10(k) to
                  First Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, is incorporated herein by reference.

   10.8           First Bancorp Senior Management Split-Dollar Life Insurance
                  Agreements between First Bancorp and the Executive Officers, as amended on December 22, 1994, filed as Exhibit 10(i) to First Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 1994, is incorporated herein by reference.

   10.9           First Bancorp 1994 Stock Option Plan filed as Exhibit 10(n) to
                  First Bancorp's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994, is incorporated herein by reference.

  10.10           Severance Agreement between First Bancorp and Patrick A.
                  Meisky dated December 29, 1995, filed as Exhibit 10(o) to
                  First Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 1995, is incorporated herein by reference.

  10.11           Amendment to the First Bancorp Savings Plus and Profit Sharing
                  Plan (401(k) savings incentive plan and trust), dated December
                  17, 1996, filed as Exhibit 10(m) to First Bancorp's Annual
                  Report on Form 10-KSB for the year ended December 31, 1996, is incorporated herein by reference.

  10.12           First Amendment to the First Bancorp Senior Management
                  Executive Retirement Plan dated April 21, 1998, filed as
                  Exhibit 10(o) to First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, is incorporated herein by reference.

EXHIBIT NO.       DESCRIPTION
-----------       -----------
  10.13           Employment Agreement between First Bancorp and James H. Garner dated August 17, 1998, filed as Exhibit 10(l) to First
                  Bancorp's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1998, is incorporated herein by reference.

  10.14 Employment Agreement between First Bancorp and Anna G. Hollers dated August 17, 1998, filed as Exhibit 10(m) to First
                  Bancorp's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1998, is incorporated herein by reference.

  10.15 Employment Agreement between First Bancorp and Teresa C. Nixon dated August 17, 1998, filed as Exhibit 10(n) to First
                  Bancorp's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1998, is incorporated herein by reference.

  10.16 Employment Agreement between First Bancorp and Eric P. Credle dated August 17, 1998, filed as Exhibit 10.p to First
                  Bancorp's Annual Report on Form 10-K for the year ended
                  December 31, 1998, is incorporated herein by reference.

  10.17 Amendments 1 and 2 to First Bancorp's 1994 Stock Option Plan filed as Exhibit 10.q to First Bancorp's Quarterly Report on
                  Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

  10.18           Employment Agreement dated August 18, 1998 between First
                  Bancorp and David C. Grigg, filed as Exhibit 10.r to First
                  Bancorp's Annual Report on Form 10-K for the year ended
                  December 31, 1999, is incorporated herein by reference.

  10.19           Employment Agreement dated September, 14, 2000 between First
                  Bancorp and John F. Burns, filed as Exhibit 10.w to First
                  Bancorp's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 2000, is incorporated herein by reference.

  10.20           Stock Option Agreement dated as of October 19, 2000 between
                  First Bancorp and Century Bancorp, Inc., filed as Exhibit 99.3 to First Bancorp's Form 8-K filed on October 20, 2000, is incorporated herein by reference.

  10.21           Purchase and Assumption Agreement with Bank of Davie dated
                  August 22, 2000, filed as Exhibit 10.u to First Bancorp's
                  Quarterly Report on Form 10-Q for the quarter ended September
                  30, 2000, is incorporated herein by reference.

  10.22           Purchase and Assumption Agreement with First Union National
                  Bank dated September 13, 2000, filed as Exhibit 10.v to First
                  Bancorp's Quarterly Report on 10-Q for the quarter ended
                  September 30, 2000, in incorporated herein by reference.

  21.1 List of Subsidiaries of Registrant, filed as Exhibit 21 to the Company's Quarterly Report on Form 10-Q for the quarter ended
                  June 30, 1999, is incorporated herein by reference.

  23.1            Consent of Robinson, Bradshaw & Hinson, P.A. (included in
                  Exhibit 5.1).

  23.2            Consent of KPMG LLP.

  23.3            Consent of KPMG LLP regarding its tax opinion.

  23.4            Consent of Dixon Odom, PLLC.

  23.5            Consent of Trident Securities, a division of McDonald
                  Investments, Inc.

EXHIBIT NO.       DESCRIPTION
-----------       -----------
  23.6*           Power of Attorney of Jack D. Briggs.

  23.7*           Power of Attorney of  David L. Burns.

  23.8*           Power of Attorney of Jesse S. Capel.

  23.9*           Power of Attorney of George R. Perkins, Jr.

  23.10*          Power of Attorney of G.T. Rabe, Jr.

  23.11*          Power of Attorney of Edward T. Taws.

  23.12*          Power of Attorney of Frederick H. Taylor.

  23.13*          Power of Attorney of Goldie H. Wallace.

  23.14*          Power of Attorney of A. Jordan Washburn.

  23.15*          Power of Attorney of John C. Willis.

  23.16*          Power of Attorney of James H. Garner.

  23.17*          Power of Attorney of Eric P. Credle.

  23.18*          Power of Attorney of Virginia C. Thomasson.

  23.19*          Power of Attorney of H. David Bruton, M.D.

  23.20*          Power of Attorney of John F. Burns.

  23.21*          Power of Attorney of Felton J. Capel.

  23.22*          Power of Attorney of Frank G. Hardister.

  23.23*          Power of Attorney of Thomas F. Phillips.

  23.24*          Power of Attorney of William E. Samuels.

  99.1*           Form of Revocable Proxy.

---------------
* Previously filed.


ITEM 22. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

         (3)      That every prospectus (i) that is filed pursuant to Paragraph
(2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, North Carolina, on April 17, 2001.


                                      First Bancorp
                                      (Registrant)


                                      By:  /s/ James H. Garner
                                          --------------------------------------
                                          James H. Garner
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 17, 2001.




         /s/ James H. Garner
         -------------------------------------------------
         James H. Garner
         President, Chief Executive Officer and Director


         /s/ Anna G. Hollers                                                     /s/ Eric P. Credle
         -------------------------------------------------                       --------------------------------------------
         Anna G. Hollers                                                         Eric P. Credle
         Executive Vice President                                                Senior Vice President and
                                                                                 Chief Financial Officer (Chief
                                                                                 Financial and Accounting Officer)


         /s/ Jack D. Briggs*                                                     /s/ Edward T. Taws*
         -------------------------------------------------                       --------------------------------------------
         Jack D. Briggs                                                          Edward T. Taws
         Chairman of the Board                                                   Director
         Director


         /s/ David L. Burns*                                                     /s/ Frederick H. Taylor*
         -------------------------------------------------                       --------------------------------------------
         David L. Burns                                                          Frederick H. Taylor
         Director                                                                Director


         /s/ Jesse S. Capel*                                                     /s/ Goldie H. Wallace*
         -------------------------------------------------                       --------------------------------------------
         Jesse S. Capel                                                          Goldie H. Wallace
         Director                                                                Director


         /s/ George R. Perkins, Jr.*                                             /s/ A. Jordan Washburn*
         -------------------------------------------------                       --------------------------------------------
         George R. Perkins, Jr.                                                  A. Jordan Washburn
         Director                                                                Director


         /s/ G.T. Rabe, Jr.*                                                     /s/ John C. Willis*
         -------------------------------------------------                       --------------------------------------------
         G.T. Rabe, Jr.                                                          John C. Willis
         Director                                                                Director


         /s/ Virginia C. Thomasson*                                              /s/ H. David Bruton, M.D.*
         -------------------------------------------------                       --------------------------------------------
         Virginia C. Thomasson                                                   H. David Bruton, M.D.
         Director                                                                Director


         /s/ John F. Burns*                                                      /s/ Frank G. Hardister*
         -------------------------------------------------                       --------------------------------------------
         John F. Burns                                                           Frank G. Hardister
         Director                                                                Director


         /s/ Felton J. Capel*                                                    /s/ Thomas F. Phillips*
         -------------------------------------------------                       --------------------------------------------
         Felton J. Capel                                                         Thomas F. Phillips
         Director                                                                Director

         /s/ William E. Samuels*
         -------------------------------------------------
         William E. Samuels
         Director

         -------------------------------------------------
         * By: /s/ Anna G. Hollers
               -------------------------------------------
                   Anna G. Hollers
                   Executive Vice President